Exhibit 10.22

Published CUSIP Number: 36734TAA1

$610,000,000

FIRST LIEN CREDIT AGREEMENT

among

GATEHOUSE MEDIA HOLDCO, INC.,

as Holdco,

GATEHOUSE MEDIA OPERATING, INC.

as the Company,

GATEHOUSE MEDIA MASSACHUSETTS I, INC.,

HPM MERGER SUB, INC.,

ENM MERGER SUB, INC.,

and

ENHE ACQUISITION, LLC,

as Subsidiary Borrowers,

THE DOMESTIC SUBSIDIARIES OF HOLDCO

FROM TIME TO TIME PARTIES HERETO,

as Guarantors,

THE LENDERS PARTIES HERETO,

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Syndication Agent,

GENERAL ELECTRIC CAPITAL CORPORATION,

as Documentation Agent

and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Administrative Agent

Dated as of June 6, 2006

WACHOVIA CAPITAL MARKETS, LLC

and

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Co-Lead Arrangers and Co-Book Runners

i

Section 6.8	Corporate Changes; Accounting Methods.	99
Section 6.9	Limitation on Restricted Actions.	99
Section 6.10	Restricted Payments.	99
Section 6.11	Amendment of Secured Bridge Loan or other Subordinated Debt.	101
Section 6.12	Sale Leasebacks.	101
Section 6.13	No Further Negative Pledges.	102
Section 6.14	Account Control Agreements; Additional Accounts.	102

ARTICLE VII EVENTS OF DEFAULT		103

Section 7.1	Events of Default.	103
Section 7.2	Acceleration; Remedies.	106

ARTICLE VIII THE ADMINISTRATIVE AGENT		107

Section 8.1	Appointment.	107
Section 8.2	Delegation of Duties.	107
Section 8.3	Exculpatory Provisions.	107
Section 8.4	Reliance by Administrative Agent.	108
Section 8.5	Notice of Default.	108
Section 8.6	Non-Reliance on Administrative Agent and Other Lenders.	109
Section 8.7	Indemnification.	119
Section 8.8	Administrative Agent in Its Individual Capacity.	110
Section 8.9	Successor Administrative Agent.	110
Section 8.10	Nature of Duties.	110
Section 8.11	Intercreditor Agreement.	110
Section 8.12	Releases.	111

ARTICLE IX MISCELLANEOUS		111

Section 9.1	Amendments, Waivers and Release of Collateral.	111
Section 9.2	Notices.	113
Section 9.3	No Waiver; Cumulative Remedies.	115
Section 9.4	Survival of Representations and Warranties.	115
Section 9.5	Payment of Expenses and Taxes.	115
Section 9.6	Successors and Assigns; Participations.	116
Section 9.7	Adjustments; Set-off.	120
Section 9.8	Table of Contents and Section Headings.	121
Section 9.9	Counterparts.	121
Section 9.10	Effectiveness.	121
Section 9.11	Severability.	121
Section 9.12	Integration.	121
Section 9.13	Governing Law.	122
Section 9.14	Consent to Jurisdiction and Service of Process.	122
Section 9.15	Confidentiality.	122
Section 9.16	Acknowledgments.	123
Section 9.17	Waivers of Jury Trial; Waiver of Consequential Damages.	124
Section 9.18	Patriot Act Notice.	124
Section 9.19	Joint and Several Liability of Borrowers; Company as Agent.	124

ARTICLE X GUARANTY		125

Section 10.1	The Guaranty.	125
Section 10.2	Bankruptcy.	125
Section 10.3	Nature of Liability.	125
Section 10.4	Independent Obligation.	125
Section 10.5	Authorization.	125
Section 10.6	Reliance.	127
Section 10.7	Waiver.	127
Section 10.8	Limitation on Enforcement.	128
Section 10.9	Confirmation of Payment.	128

Schedules

Schedule 1.1(a)	Account Designation Letter
Schedule 1.1(b)	Investments
Schedule 1.1(c)	Liens
Schedule 1.1(d)	Cost Savings
Schedule 1.1(e)	Consolidated Historical Fixed Charges
Schedule 1.1(f)	Consolidated Historical EBITDA
Schedule 1.1(g)	Existing Letters of Credit
Schedule 2.1(b)(i)	Form of Notice of Borrowing
Schedule 2.1(e)	Form of Revolving Note
Schedule 2.2(d)	Form of Term Loan Note
Schedule 2.4(d)	Form of Swingline Note
Schedule 2.10	Form of Notice of Conversion/Extension
Schedule 2.18	Tax Exempt Certificate
Schedule 3.3	Jurisdictions of Organization and Qualification
Schedule 3.12	Subsidiaries
Schedule 3.16	Intellectual Property
Schedule 3.19(a)	Location of Real Property
Schedule 3.19(b)	Location of Collateral
Schedule 3.19(c)	Chief Executive Offices
Schedule 3.22	Labor Matters
Schedule 3.24	Insurance
Schedule 3.29	Directors; Capitalization
Schedule 4.1(a)	Form of Lender Consent
Schedule 4.1(b)	Form of Secretary’s Certificate
Schedule 4.1(i)	Form of Solvency Certificate
Schedule 5.2(b)	Form of Officer’s Compliance Certificate
Schedule 5.10	Form of Joinder Agreement
Schedule 6.1(b)	Indebtedness
Schedule 9.6(c)	Form of Assignment Agreement
Schedule 9.19	Non-Joint and Several Borrowers

FIRST LIEN CREDIT AGREEMENT, dated as of June 6, 2006, among GATEHOUSE MEDIA HOLDCO, INC., a Delaware corporation (“Holdco”), GATEHOUSE MEDIA OPERATING, INC., a Delaware corporation (the “Company”), GATEHOUSE MEDIA MASSACHUSETTS I, INC., a Delaware corporation (“GateHouse I”), HPM MERGER SUB, INC., a Delaware corporation (“HPM”), ENM MERGER SUB, INC., a Massachusetts corporation (“ENM”), and ENHE ACQUISITION, LLC, a Delaware limited liability company (“ENHE” and, together with GateHouse I, HPM and ENM, collectively the “Subsidiary Borrowers” and individually a “Subsidiary Borrower”), each of those Domestic Subsidiaries of Holdco identified as a “Guarantor” on the signature pages hereto and such other Domestic Subsidiaries of Holdco as may from time to time become a party hereto (together with Holdco, collectively the “Guarantors” and individually a “Guarantor”), the several banks and other financial institutions from time to time parties to this Credit Agreement (collectively the “Lenders” and individually a “Lender”), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent” or the “Agent”).

W I T N E S S E T H:

WHEREAS, the Company has requested that the Lenders make loans and other financial accommodations to the Borrowers in the amount of up to $610,000,000, as more particularly described herein; and

WHEREAS, the Lenders have agreed to make such loans and other financial accommodations to the Credit Parties on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms.

As used in this Credit Agreement, terms defined in the preamble to this Credit Agreement have the meanings therein indicated, and the following terms have the following meanings:

“ABR Default Rate” shall have the meaning set forth in Section 2.9.

“Accessible Borrowing Availability” shall mean, as of any date of determination, the amount that the Borrowers are able to borrow on such date under the Revolving Committed Amount without a Default or Event of Default occurring or existing after giving pro forma effect to such borrowing.

“Account Control Agreement” shall mean an agreement among a Credit Party, a depository institution or securities intermediary, and the Administrative Agent, which agreement is in a form acceptable to the Administrative Agent and which provides the Administrative Agent with “control” (as such term is used in Article 8 or Article 9 (as applicable) of the Uniform Commercial Code) over the deposit accounts or securities accounts described therein, as the same may be amended, restated, supplemented, extended, replaced or otherwise modified from time to time.

“Account Designation Letter” shall mean the Account Designation Letter dated as of the Closing Date from the Company to the Administrative Agent in substantially the form attached hereto as Schedule 1.1(a).

“Acquisitions” shall mean (a) the merger of HPM with and into Heritage Partners Media, Inc., a Delaware corporation, (b) the merger of ENM with and into ENM, Inc., a Massachusetts corporation, (c) the acquisition by ENHE of the limited liability company interests of Enterprise held by ENHE, LLC, a Delaware limited liability company and (d) the acquisition by GateHouse I of the assets of CP Media, Inc., a Massachusetts corporation, in each case, pursuant to the Acquisition Documents.

“Acquisition Documents” shall mean (a) that certain Asset Purchase Agreement, dated as of May 5, 2006, by and among the Parent, Herald Media, Inc., a Massachusetts corporation, and CP Media and (b) that certain Agreement and Plan of Merger and Securities Purchase Agreement, dated as of May 5, 2006, by and among the Parent, ENM, HPM, ENHE, ENM, Inc., a Massachusetts corporation, Heritage Partners Media, Inc., a Delaware corporation, Heritage Fund III, L.P., Heritage Fund IIIA, L.P. and Heritage Investors III, LLC, Frank E. Richardson, individually, Frank E. Richardson, as trustee under voting trust agreements dated as of April 28, 2006 and November 5, 1997, James F. Plugh, individually, Michael H. Plugh, individually, Jennifer V. Plugh, individually, Catherine T. Plugh, individually, Myron F. Fuller, individually, Richard Fuller, individually, Thomas J. Branca, individually, ENHE, LLC, a Delaware limited liability company and Enterprise.

“Additional Credit Party” shall mean each Person that becomes a Guarantor by execution of a Joinder Agreement in accordance with Section 5.10.

“Administrative Agent” or “Agent” shall have the meaning set forth in the first paragraph of this Credit Agreement and any successors in such capacity.

“Administrative Details Form” shall mean, with respect to any Lender, a document containing such Lender’s contact information for purposes of notices provided under this Credit Agreement and account details for purposes of payments made to such Lender under this Credit Agreement.

“Affected Lender” shall have the meaning set forth in Section 2.15.

“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” or “Credit Agreement” shall mean this First Lien Credit Agreement, as amended, restated, amended and restated, modified or supplemented from time to time in accordance with its terms.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: “Prime Rate” shall mean, at any time, the rate of interest per annum publicly announced or otherwise identified from time to time by Wachovia at its principal office in Charlotte, North Carolina as its prime rate. The parties hereto acknowledge that the rate announced publicly by Wachovia as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks; and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive in the absence of manifest error) that it is unable to ascertain the Federal Funds Effective Rate including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms above, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the opening of business on the date of such change.

“Alternate Base Rate Loans” shall mean Loans that bear interest at an interest rate based on the Alternate Base Rate.

“Applicable Percentage” shall mean, for any day, the rate per annum set forth below opposite the applicable Level then in effect, it being understood that the Applicable Percentage for (a) Revolving Loans that are Alternate Base Rate Loans shall be the percentage set forth under the column “Revolving Loans” and “Base Rate Margin”, (b) Revolving Loans that are LIBOR Rate Loans shall be the percentage set forth under the column “Revolving Loans” and “LIBOR Margin & L/C Fee”, (c) the Commitment Fee shall be the percentage set forth under the column “Revolving Loans” and “Commitment Fee”, (d) Term Loans that are Alternate Base Rate Loans shall be the percentage set forth under the column “Term Loan” and “Base Rate Margin” and (e) Term Loans that are LIBOR Rate Loans shall be the percentage set forth under the column “Term Loan” and “LIBOR Margin”:

Applicable Percentage
		Revolving Loans			Term Loan
Level	Total Leverage Ratio	LIBOR Margin & L/C Fee	Base Rate Margin	Commitment Fee	LIBOR Margin	Base Rate Margin
I	> 5.50 to 1.0	2.00%	1.00%	0.500%	2.25%	1.25%
II	<5.50 to 1.0 but > 5.00 to 1.0	1.75%	0.75%	0.375%	2.25%	1.25%
III	< 5.00 to 1.0	1.50%	0.50%	0.250%	2.25%	1.25%

The Applicable Percentage shall, in each case, be determined and adjusted quarterly on the date three (3) Business Days after the date on which the Administrative Agent has received from the Credit Parties the quarterly financial information (in the case of the first three fiscal quarters of the Company), the annual financial information (in the case of the fourth fiscal quarter of the Company) and the certifications required to be delivered to the Administrative Agent and the Lenders in accordance with the provisions of Sections 5.1(a), 5.1(b) and 5.2(b) (each an “Interest Determination Date”). Such Applicable Percentage shall be effective from such Interest Determination Date until the next such Interest Determination Date. After the Closing Date, if the Credit Parties shall fail to provide the financial information or certifications in accordance with the provisions of Sections 5.1(a), 5.1(b) and 5.2(b), the Applicable Percentage shall, on the date three (3) Business Days after the date by which the Credit Parties were so required to provide such financial information or certifications to the Administrative Agent and the Lenders, be based on Level I until such time as such information or certifications are provided, whereupon the Level shall be determined by the then current Total Leverage Ratio. Notwithstanding the foregoing, the Applicable Percentage shall be as set forth above opposite Level I until the Interest Determination Date occurring after the end of the first complete fiscal quarter after the Closing Date.

“Approved Fund” shall mean, with respect to any Lender, any fund or trust or entity that invests in commercial bank loans in the ordinary course and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender, (c) any other Lender or any Affiliate thereof or (d) the same investment advisor as any Person described in clauses (a) – (c).

“Arrangers” shall mean Wachovia Capital Markets, LLC and Goldman Sachs Credit Partners L.P., together with their respective successors and assigns.

“Asset Disposition” shall mean the disposition of any or all of the assets (including, without limitation, the Capital Stock of a Subsidiary or any ownership interest in a joint venture) of any Credit Party or any Subsidiary whether by sale, lease, transfer or otherwise including, without limitation, any such transaction permitted by Section 6.12. The term “Asset Disposition” shall not include (a) the sale, lease or transfer of assets permitted by Subsections 6.4(a)(i) through (xii), or (b) any Equity Issuance.

“Assignment Agreement” shall mean an Assignment Agreement, in substantially the form of Schedule 9.6(c).

“Attributable EBITDA” means, for any period and as to any assets or Subsidiaries of Holdco, that portion of Consolidated EBITDA that was produced by the business in which such assets were used or generated or the business conducted by such Subsidiary.

“Attributable Revenues” shall mean, for any period and as to any assets or Subsidiaries of Holdco, that portion of the revenues of Holdco and its Restricted Subsidiaries that was earned by or derived from the business in which such assets were used or generated or the business conducted by such Subsidiary.

“Bankruptcy Code” shall mean the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Bankruptcy Event” shall mean any of the events described in Section 7.1(e).

“Borrowers” shall mean the Company and each Subsidiary Borrower, and “Borrower” shall mean any one of them.

“Borrowing Date” shall mean, in respect of any Loan, the date such Loan is made.

“Business” shall have the meaning set forth in Section 3.10.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to close; provided, however, that when used in connection with a rate determination, borrowing or payment in respect of a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks in London, England are not open for dealings in Dollar deposits in the London interbank market.

“Capital Call” shall mean the right of the Parent, upon the occurrence and during the continuance of an Event of Default under and as defined in the Secured Bridge Loan Credit Agreement, to require the Subscriber to purchase from the Parent shares of the common stock of the Parent in an amount equal to the outstanding principal of the Secured Bridge Loan and accrued but unpaid interest with respect thereto.

“Capital Call Agreement” shall mean that certain Capital Call Agreement, dated as of the date hereof, between the Parent and the Subscriber.

“Capital Call Documents” shall mean (a) the Capital Call Agreement, (b) the Call Exercise Agreement, dated as of the date hereof, between the Parent and the Secured Bridge Loan Administrative Agent and (c) the Amendment No. 1 to Amended and Restated Limited Liability Company Agreement, dated as of the date hereof, among the Subscriber and the members of the Subscriber.

“Capital Lease” shall mean any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

“Capital Lease Obligations” shall mean the capitalized lease obligations relating to a Capital Lease determined in accordance with GAAP.

“Capital Stock” shall mean (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (excluding fees in the nature of brokers or finders fees).

“Cash Equivalents” shall mean (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either S&P or Moody’s; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (e) shares of any money market mutual fund that (i) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s.

“Change of Control” shall mean the occurrence of one or more of the following events: (a) the Parent shall fail, directly or indirectly, to own and control 100% of the Capital Stock of Holdco, (b) Holdco shall fail, directly or indirectly, to own and control 100% of the Capital Stock of the Company, (c) prior to the occurrence of a Qualified Public Offering, the Sponsor shall fail, directly or indirectly, to own and control a majority of the Voting Stock of the Parent, (d) after the occurrence of a Qualified Public Offering, any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) other than the Sponsor is or becomes the “beneficial owner” (as defined in Rule l3d-3 under the Securities Exchange Act of 1934) of 35% or more of the outstanding Voting Stock of the Parent and such percentage of the outstanding Voting Stock of the Parent is more than the Voting Stock then owned or controlled directly or indirectly by the Sponsor, or (f) any “Change of Control”, as defined in the Secured Bridge Loan Credit Agreement or any document evidencing any Subordinated Debt.

“Closing Date” shall mean the date of this Credit Agreement.

“Closing Date Material Adverse Change” shall have the meaning set forth in Section 4.1(s).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean a collective reference to the collateral which is identified in, and at any time will be covered by, the Security Documents and any other property or assets of a Credit Party, whether tangible or intangible and whether real or personal, that may from time to time secure the Credit Party Obligations.

“Commitment” shall mean the Revolving Commitments, the LOC Commitments, the Term Loan Commitments and the Swingline Commitments, individually or collectively, as appropriate.

“Commitment Fee” shall have the meaning set forth in Section 2.6(a).

“Commitment Percentage” shall mean the Revolving Commitment Percentage and/or the Term Loan Commitment Percentage, as appropriate.

“Commitment Period” shall mean (a) with respect to Revolving Loans, the period from and including the Closing Date to but excluding the Revolver Maturity Date and (b) with respect to Letters of Credit, the period from and including the Closing Date to but excluding the date that is 15 days prior to the Revolver Maturity Date.

“Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group that includes the Company and that is treated as a single employer under Section 414 of the Code.

“Company” shall have the meaning set forth in the first paragraph of this Credit Agreement.

“Consolidated Capital Expenditures” shall mean, as of any date of determination for the four quarter period ending on such date, the sum of the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Holdco and its Restricted Subsidiaries) by Holdco and its Restricted Subsidiaries during that period that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of Holdco and its Restricted Subsidiaries. Notwithstanding the foregoing, the term “Consolidated Capital Expenditures” shall not include (i) Permitted Acquisitions, (ii) the Acquisitions, (iii) capital expenditures financed with the proceeds of equity contributions to Holdco and (iv) up to $150,000, in the aggregate, of capital expenditures incurred after the Closing Date in connection with the relocation of the corporate headquarters of Holdco and the Company to Rochester, New York. For purposes of determining compliance with the financial covenant set forth in Section 5.9(c), the Credit Parties may elect to exclude Non-Maintenance Capital Expenditures during any period from the calculation of Consolidated Capital Expenditures for such period, in an aggregate amount not to exceed $10,000,000 during the term of this Agreement. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with Net Cash Proceeds from Asset Dispositions or Recovery Events in accordance with the terms of Section 2.8(b)(iii) or (vi), respectively, shall be included in Consolidated Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such Net Cash Proceeds, as the case may be.

“Consolidated Cash Taxes” shall mean, as of any date of determination for the four quarter period ending on such date, the aggregate of all taxes based on income (including, without limitation, any federal, state, local and foreign taxes) actually paid by Holdco and its Restricted Subsidiaries on a consolidated basis during such period.

“Consolidated EBITDA” shall mean, as of any date of determination for any period ending on such date, (a) Consolidated Net Income for such period plus (b) the sum of the following to the extent deducted in calculating Consolidated Net Income, without duplication: (i) Consolidated Interest Expense for such period, (ii) Consolidated Cash Taxes for such period, (iii) depreciation and amortization expense of Holdco and its Restricted Subsidiaries for such period, (iv) all other non-cash items of Holdco and its Restricted Subsidiaries (other than any such non-cash item incurred in the ordinary course of business to the extent it represents an accrual of or reserve for cash expenditures in any future period) including, without limitation, non-cash items of Holdco and its Restricted Subsidiaries arising from changes in the values of the assets of any pension and post-retirement benefit plans; provided, that cash payments made in such period or in any future period in respect of such non-cash items (other than any such non-cash item incurred in the ordinary course of business to the extent it represents an accrual of or reserve for cash expenditures in any future period) shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period when such payments are made, (v) fees, costs and expenses payable by Holdco or any of its Restricted Subsidiaries in connection with the Transactions not to exceed $10,500,000, (vi) any non-recurring out-of-pocket expenses or charges relating to any offering of Capital Stock of Holdco or any of its Restricted Subsidiaries or any direct or indirect parent corporation of Holdco, any Asset Sale, any Permitted Investment under clause (n) of the definition thereof, or Permitted Acquisition made by Holdco or any of its Restricted Subsidiaries, or any Indebtedness incurred by Holdco or any of its Restricted Subsidiaries permitted to be incurred hereunder including any refinancing thereof (in each case in this clause (vi), whether or not successful), (vii) extraordinary losses and unusual or non-recurring charges, severance costs, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans, (viii) amounts charged in respect of discontinued operations or restructuring activities, (ix) losses from early extinguishments of Indebtedness or Hedging Agreements of Holdco or any of its Restricted Subsidiaries, (x) non-recurring fees, costs and expenses incurred prior to the date of this Agreement and set forth on Schedule 1.1(f), (xi) non-recurring fees, costs and expenses in connection with the relocation of the corporate headquarters of Holdco and the Borrower to Rochester, New York in an aggregate amount not to exceed $150,000 plus (c) cost savings and adjustments for such period set forth on Schedule 1.1(d) minus (d) the sum of the following to the extent included in calculating Consolidated Net Income, without duplication: (i) non-cash charges of Holdco and its Restricted Subsidiaries previously added back to Consolidated Net Income in determining Consolidated EBITDA to the extent such non-cash charges have become cash charges during such period, (ii) any extraordinary and unusual or non-recurring gains and (iii) gains from early extinguishment of Indebtedness or Hedging Agreements of Holdco or any of its Restricted Subsidiaries.

Notwithstanding the foregoing, for purposes of calculating Consolidated EBITDA for any fiscal quarter ending prior to the Closing Date, Consolidated EBITDA for such fiscal quarter shall be the amount set forth on Schedule 1.1(f).

“Consolidated Fixed Charges” shall mean, as of any date of determination for any period ending on such date, the sum of (a) Consolidated Interest Expense paid in cash during such period plus (b) Consolidated Scheduled Debt Payments for such period plus (c) Consolidated Cash Taxes for such period plus (d) Consolidated Capital Expenditures for such period plus (e) dividends paid by the Credit Parties (other than dividends paid to Holdco or a wholly-owned Restricted Subsidiary of Holdco that is a Credit Party), in each case for Holdco and its Restricted Subsidiaries on a consolidated basis. Notwithstanding the foregoing, for purposes of calculating Consolidated Fixed Charges for any fiscal quarter ending prior to the Closing Date, Consolidated Fixed Charges for such fiscal quarter shall be the amounts set forth on Schedule 1.1(e).

“Consolidated Indebtedness” shall mean, on any date of calculation, the aggregate stated balance sheet amount of all Indebtedness (other than Indebtedness of the types set forth in clauses (c), (e), (g), (i), (j) (to the extent undrawn) and (k) of the definition thereof) of Holdco and its Restricted Subsidiaries on a consolidated basis.

“Consolidated Interest Expense” shall mean, as of any date of determination for any period ending on such date, all interest expense (excluding amortization of debt discount and premium, but including the interest component under Capital Leases and synthetic leases, tax retention operating leases, off-balance sheet loans and similar off-balance sheet financing products) for such period of Holdco and its Restricted Subsidiaries on a consolidated basis. For purposes hereof, Consolidated Interest Expense for the first three complete fiscal quarters to occur after the Closing Date shall be determined by annualizing Consolidated Interest Expense such that for the first complete fiscal quarter to occur after the Closing Date such components would be multiplied by four (4), the first two complete fiscal quarters would be multiplied by two (2) and the first three fiscal quarters would be multiplied by one and one-third (1 1/3).

“Consolidated Net Income” shall mean, as of any date of determination for any period ending on such date, the net income (or loss) of Holdco and its Restricted Subsidiaries on a consolidated basis for such period taken as a single accounting period; provided, that there shall be excluded (a) the income (or loss) of any Person (other than a Restricted Subsidiary of Holdco) in which any other Person (other than Holdco or any of its Restricted Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Holdco or any of its Restricted Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of Holdco or is merged into or consolidated with Holdco or any of its Restricted Subsidiaries or that Person’s assets are acquired by Holdco or any of its Restricted Subsidiaries, (c) the income of any Subsidiary (other than a Restricted Subsidiary) of Holdco to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (d) any after-tax gains or losses attributable to asset sales or returned surplus assets of any Plan, and (e) (to the extent not included in clauses (a) through (d) above) any net extraordinary gains or net extraordinary losses.

“Consolidated Scheduled Debt Payments” shall mean, as of any date of determination for any period ending on such date, the sum of all scheduled payments of principal on Consolidated Indebtedness for such period (including the principal component of payments due on Capital Leases during the applicable period ending on such date); it being understood that Consolidated Scheduled Debt Payments shall not include optional prepayments or the mandatory prepayments required pursuant to Section 2.8.

“Consolidated Working Capital” shall mean, as of any date of determination, the sum (which may be a negative number) of (a) the total assets of Holdco and its Restricted Subsidiaries on a consolidated basis which may properly be classified as current assets in conformity with GAAP, except cash and Cash Equivalents and the current portion of deferred tax assets, minus (b) the total liabilities of Holdco and its Restricted Subsidiaries on a consolidated basis which may properly be classified as current liabilities in conformity with GAAP, except the current portion of long-term debt and the current portion of deferred tax liabilities.

“Consolidated Working Capital Adjustment” shall mean, as of any date of determination for any period ending on such date, on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period, adjusted to exclude the effects of (a) reclassification of (i) current assets or liabilities as deferred assets or liabilities or (ii) deferred assets or liabilities as current assets or liabilities and (b) acquisitions and divestitures.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any contract, agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Agent” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Copyright Licenses” shall mean any agreement, whether written or oral, providing for the grant by or to a Person of any right under any Copyright, including, without limitation, any thereof referred to in Schedule 3.16 to this Credit Agreement.

“Copyrights” shall mean all copyrights of the Credit Parties and their Restricted Subsidiaries in all works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Copyright Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in Schedule 3.16 and all renewals thereof.

“CP Media” shall mean CP Media, Inc., a Massachusetts corporation.

“Credit Documents” shall mean this Credit Agreement, the Intercreditor Agreement, each of the Notes, any Joinder Agreement, the Letters of Credit, LOC Documents and the Security Documents and all other agreements, documents, certificates and instruments delivered to the Administrative Agent or any Lender by any Credit Party in connection therewith (other than any agreement, document, certificate or instrument related to a Hedging Agreement).

“Credit Parties” shall mean Holdco, the Borrowers and the Guarantors and “Credit Party” shall mean any one of the foregoing.

“Credit Party Obligations” shall mean, without duplication, (a) all of the obligations, indebtedness and liabilities of the Credit Parties to the Lenders (including the Issuing Lender) and the Administrative Agent, whenever arising, under this Credit Agreement, the Notes or any of the other Credit Documents, including principal, interest, fees, reimbursements and indemnification obligations and other amounts (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code) and (b) all liabilities and obligations, whenever arising, owing from Holdco or any of its Restricted Subsidiaries to any Hedging Agreement Provider arising under any Secured Hedging Agreement.

“Debt Issuance” shall mean the issuance of any Indebtedness by Holdco or any of its Restricted Subsidiaries (excluding any Equity Issuance or any Indebtedness of Holdco and its Restricted Subsidiaries permitted to be incurred pursuant to Section 6.1(a)-(n) or (p) hereof).

“Default” shall mean any of the events specified in Section 7.1, whether or not any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.

“Defaulting Lender” shall mean, at any time, any Lender that, at such time (a) has failed to make a Loan or fund a Participation Interest required pursuant to the terms of this Credit Agreement, (b) has failed to pay to the Administrative Agent or any Lender an amount owed by such Lender pursuant to the terms of this Credit Agreement and such default remains uncured, or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Lending Office” shall mean, initially, the office of each Lender designated as such Lender’s Domestic Lending Office shown in such Lender’s Administrative Details Form; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Company as the office of such Lender at which Alternate Base Rate Loans of such Lender are to be made.

“Domestic Subsidiary” shall mean any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Approved Fund of any Lender; and (ii) (a) a commercial bank organized under the laws of the United States or any state thereof; (b) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (c) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (1) such bank is acting through a branch or agency located in the United States or (2) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (d) any other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans in the ordinary course including insurance companies, mutual funds and lease financing companies.

“ENHE” shall have the meaning set forth in the first paragraph of this Credit Agreement.

“Enterprise” shall mean Enterprise NewsMedia Holding, LLC, a Delaware limited liability company.

“Environmental Laws” shall mean any and all applicable foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirement of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time be in effect during the term of this Credit Agreement.

“Equity Issuance” shall mean any issuance by the Parent, Holdco, any Borrower or any Restricted Subsidiary to any Person which is not a Credit Party of (a) shares of its Capital Stock, (b) any shares of its Capital Stock pursuant to the exercise of options or warrants, (c) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity or (d) warrants or options that are exercisable for shares of its Capital Stock. The term “Equity Issuance” shall not include (i) any Capital Stock issuance constituting consideration for a Permitted Acquisition, (ii) proceeds of any Capital Stock which are used as consideration for such Permitted Acquisition, (iii) any Asset Disposition, (iv) any Debt Issuance, (v) any Capital Stock issued in connection with any exercise of any options or warrants by officers, directors and employees of the Parent, Holdco or any Restricted Subsidiary under any employee equity subscription agreement, stock option agreement or similar agreements or plans or (vi) any Capital Stock issued by a Subsidiary to its parent company.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurodollar Reserve Percentage” shall mean for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities, as defined in Regulation D of such Board as in effect from time to time, or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” shall mean any of the events specified in Section 7.1; provided, however, that any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.

“Excess Cash Flow” shall mean, with respect to any fiscal year period of Holdco and its Restricted Subsidiaries on a consolidated basis, an amount equal to (without duplication) (a) Consolidated EBITDA for such period plus/minus (b) the Consolidated Working Capital Adjustment for such period minus (c) Consolidated Capital Expenditures to the extent not financed through the incurrence of Indebtedness for such period minus (d) Consolidated Interest Expense for such period to the extent paid or payable in cash minus (e) Consolidated Cash Taxes paid during such period minus (f) Consolidated Scheduled Debt Payments and optional prepayments or mandatory prepayments of the Loans (excluding repayments of Revolving Loans except to the extent the Revolving Loan Committed Amount is permanently reduced in connection with such repayments) required pursuant to Section 2.8 made during such period minus (g) all expenses, fees, charges and amounts to the extent added back to Consolidated EBITDA minus (h) the purchase price paid in cash during such period with respect to Permitted Acquisitions to the extent not financed minus (i) dividends paid by the Credit Parties (other than dividends paid to Holdco or a wholly-owned Restricted Subsidiary of Holdco that is a Credit Party) to the extent permitted by Section 6.10 minus (j) cash payments made by the Credit Parties and their Restricted Subsidiaries in respect of Investments permitted pursuant to clause (j) of the definition of Permitted Investments, except for (i) Investments funded from the reinvestment of Net Cash Proceeds of Assets Dispositions or Recovery Events pursuant to Section 2.8(b)(iii)(B) and 2.8(b)(vi)(B) and (ii) Investments in Subsidiaries, minus (k) the aggregate net amount of non-cash gains and non-cash credits accrued by Holdco and its Restricted Subsidiaries during such fiscal year, to the extent included in Consolidated Net Income minus (l) any nonrecurring cash charges to the extent added back to Consolidated EBITDA minus (m) other capital expenditures set forth in clauses (iii) and (iv) of the definition of Consolidated Capital Expenditures.

“Existing Letter of Credit” shall mean each of the letters of credit described by date of issuance, amount, purpose and the date of expiry on Schedule 1.1(f) hereto.

“Extension of Credit” shall mean, as to any Lender, the making of a Loan by such Lender or the issuance of, or participation in, a Letter of Credit by such Lender.

“Federal Funds Effective Rate” shall have the meaning set forth in the definition of “Alternate Base Rate”.

“Fee Letter” shall mean the letter agreement dated May 5, 2006, addressed to the Company from Wachovia, Wachovia Investment Holdings, LLC, Goldman, Sachs & Co. and the Arrangers, as amended, modified or otherwise supplemented.

“First Lien Leverage Ratio” shall mean, as of the end of each fiscal quarter of Holdco, for Holdco and its Restricted Subsidiaries on a consolidated basis for the four consecutive quarters ending on such date, the ratio of (i) Consolidated Indebtedness (excluding the Secured Bridge Loan Obligations and any other Indebtedness that is specifically subordinated in right of payment to the prior payment of the Credit Party Obligations) on the last day of such period to (ii) Consolidated EBITDA for such four fiscal quarter period.

“First Priority” shall mean, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.

“Fixed Charge Coverage Ratio” shall mean, as of the end of each fiscal quarter of Holdco, for Holdco and its Restricted Subsidiaries on a consolidated basis for the four consecutive quarters ending on such date, the ratio of (i) Consolidated EBITDA for such four fiscal quarter period to (ii) Consolidated Fixed Charges for such four fiscal quarter period.

“Flood Hazard Property” shall have the meaning set forth in Section 4.1(e)(iv).

“Flow-Through Entity” shall mean any Person that is not treated as a separate tax paying entity for United States federal income tax purposes.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“GAAP” shall mean generally accepted accounting principles in effect in the United States of America applied on a consistent basis, subject, however, in the case of determination of compliance with the financial covenants set out in Section 5.9 to the provisions of Section 1.3.

“GateHouse I” shall have the meaning set forth in the first paragraph of this Credit Agreement.

“Governing Body” shall mean the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

“Government Acts” shall have the meaning set forth in Section 2.19.

“Governmental Approvals” shall mean all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantor” shall have the meaning set forth in the first paragraph of this Credit Agreement.

“Guaranty” shall mean the guaranty of the Credit Parties set forth in Article X.

“Guaranty Obligations” shall mean, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Hedging Agreement Provider” shall mean any Person that enters into a Secured Hedging Agreement with a Credit Party or any of its Restricted Subsidiaries that is permitted by Section 6.1(c) to the extent such Person is (a) the Administrative Agent, (b) an Arranger, (c) a Lender, (d) an Affiliate of the Administrative Agent, an Arranger or a Lender or (e) any other Person that was the Administrative Agent, an Arranger or a Lender (or an Affiliate of any such Person) at the time it entered into the Secured Hedging Agreement but has ceased to be the Administrative Agent, an Arranger or a Lender (or whose Affiliate has ceased to be the Administrative Agent, an Arranger or a Lender) under the Credit Agreement.

“Hedging Agreements” shall mean, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate hedging agreements.

“Holdco” shall have the meaning set forth in the first paragraph of this Credit Agreement.

“HPM” shall mean HPM Merger Sub, Inc., a Delaware corporation.

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person incurred, issued or assumed as the deferred purchase price of property or services purchased by such Person, which purchase price is (i) due more than six months after the incurrence of the obligation in respect thereof or (ii) evidenced by note or similar written instrument thereof, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (h) the principal portion of all Capital Lease Obligations of such Person, (i) all obligations of such Person under Hedging Agreements, excluding any portion thereof which would be accounted for as interest expense under GAAP, (j) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all preferred Capital Stock issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration, (l) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product and (m) the attributable portion of any Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer, except to the extent such Indebtedness is expressly non-recourse to such Person.

“Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

“Intellectual Property” shall mean the Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses of the Credit Parties and their Restricted Subsidiaries, all goodwill associated therewith and all rights to sue for infringement thereof.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of June 6, 2006, by and among the Administrative Agent, the Secured Bridge Loan Administrative Agent, the Control Agent and the Credit Parties, as amended, modified, supplemented or restated from time to time.

“Interest Coverage Ratio” shall mean, as of the end of each fiscal quarter of Holdco, for Holdco and its Restricted Subsidiaries on a consolidated basis for the four consecutive quarters ending on such date, the ratio of (a) Consolidated EBITDA for such four fiscal quarter period to (b) Consolidated Interest Expense for such four fiscal quarter period; provided that upon the consummation of a Qualified Public Offering and the repayment in full of the Secured Bridge Loan Obligations, the Consolidated Interest Expense associated with the Secured Bridge Loan Obligations for any period prior to such Qualified Public Offering and repayment shall be excluded from the calculation of the Interest Coverage Ratio.

“Interest Payment Date” shall mean (a) as to any Alternate Base Rate Loan, the last day of each March, June, September and December and on the applicable Maturity Date, (b) as to any LIBOR Rate Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any LIBOR Rate Loan having an Interest Period longer than three months, (i) each three (3) month anniversary following the first day of such Interest Period and (ii) the last day of such Interest Period and (d) as to any Loan which is the subject of a mandatory prepayment required pursuant to Section 2.8(b), the date on which such mandatory prepayment is due.

“Interest Period” shall mean, with respect to any LIBOR Rate Loan,

(a) initially, the period commencing on the Borrowing Date or conversion date, as the case may be, with respect to such LIBOR Rate Loan and ending one, two, three or six months thereafter (or, if available to all applicable Lenders, nine or twelve months thereafter), as selected by the Company in the Notice of Borrowing or Notice of Conversion given with respect thereto; and

(b) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Rate Loan and ending one, two, three or six months thereafter (or, if available to all applicable Lenders, nine or twelve months thereafter), as selected by the Company by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that the foregoing provisions are subject to the following:

(i) if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month;

(iii) if the Company shall fail to give notice as provided above, the Company shall be deemed to have selected an Alternate Base Rate Loan to replace the affected LIBOR Rate Loan;

(iv) no Interest Period in respect of any Loan shall extend beyond the applicable Maturity Date and, further with regard to the Term Loan, no Interest Period shall extend beyond any principal amortization payment date with respect to such Term Loan unless the portion of such Term Loan consisting of Alternate Base Rate Loans together with the portion of such Term Loan consisting of LIBOR Rate Loans with Interest Periods expiring prior to or concurrently with the date such principal amortization payment date is due, is at least equal to the amount of such principal amortization payment due on such date; and

(v) no more than eight (8) LIBOR Rate Loans may be in effect at any time. For purposes hereof, LIBOR Rate Loans with different Interest Periods shall be considered as separate LIBOR Rate Loans, even if they shall begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new LIBOR Rate Loan with a single Interest Period.

“Investment” shall mean (a) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of shares of Capital Stock, other ownership interests or other securities of any Person or bonds, notes, debentures or all or substantially all of the assets of any Person or (b) any deposit with, or advance, loan or other extension of credit to, any Person (other than deposits made in the ordinary course of business) or (c) any other capital contribution to or investment in any Person, including, without limitation, any Guaranty Obligation (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person.

“Issuing Lender” shall mean Wachovia or any successor in such capacity.

“Issuing Lender Fees” shall have the meaning set forth in Section 2.6(c).

“Joinder Agreement” shall mean a Joinder Agreement in substantially the form of Schedule 5.10, executed and delivered by an Additional Credit Party in accordance with the provisions of Section 5.10.

“Lender” shall have the meaning set forth in the first paragraph of this Credit Agreement and shall include the Issuing Lender and the Swingline Lender.

“Lender Commitment Letter” shall mean, with respect to any Lender, the letter (or other correspondence) to such Lender from the Administrative Agent notifying such Lender of its LOC Commitment, Revolving Commitment Percentage and/or Term Loan Commitment Percentage.

“Letters of Credit” shall mean (a) any letter of credit issued by the Issuing Lender pursuant to the terms hereof and (b) any Existing Letter of Credit, in each case as such letter of credit may be amended, modified, extended, renewed or replaced from time to time.

“Letter of Credit Facing Fee” shall have the meaning set forth in Section 2.6(c).

“Letter of Credit Fee” shall have the meaning set forth in Section 2.6(b).

“LIBOR” shall mean, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term “LIBOR” shall mean, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%). If, for any reason, neither of such rates is available, then “LIBOR” shall mean the rate per annum at which, as determined by the Administrative Agent, Dollars in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 A.M. London time, two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected.

“LIBOR Lending Office” shall mean, initially, the office of each Lender designated as such Lender’s LIBOR Lending Office in such Lender’s Administrative Details Form; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Company as the office of such Lender at which the LIBOR Rate Loans of such Lender are to be made.

“LIBOR Rate” shall mean a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00 - Eurodollar Reserve Percentage

“LIBOR Rate Loan” shall mean Loans the rate of interest applicable to which is based on the LIBOR Rate.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).

“Loan” shall mean a Revolving Loan, the Term Loan and/or a Swingline Loan, as appropriate.

“LOC Commitment” shall mean the commitment of the Issuing Lender to issue Letters of Credit and with respect to each Revolving Lender, the commitment of such Revolving Lender to purchase participation interests in the Letters of Credit up to such Lender’s LOC Committed Amount as specified in the Lender Commitment Letter or in the Register, as such amount may be reduced from time to time in accordance with the provisions hereof.

“LOC Committed Amount” shall have the meaning set forth in Section 2.3(a).

“LOC Documents” shall mean, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or (b) any collateral security for such obligations.

“LOC Obligations” shall mean, at any time, the sum of (i) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (ii) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed.

“Mandatory LOC Borrowing” shall have the meaning set forth in Section 2.3(e).

“Mandatory Swingline Borrowing” shall have the meaning set forth in Section 2.4(b)(ii).

“Material Adverse Effect” shall mean a material adverse effect on (a) business, operations, property, assets or financial condition of Holdco and its Restricted Subsidiaries taken as a whole or (b) the validity or enforceability against any Credit Party of this Credit Agreement, any of the Notes or any of the other Credit Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Contract” shall mean any contract, license, covenant or other arrangement to which Holdco or any of its Restricted Subsidiaries is a party (other than the Credit Documents) and of which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date” shall mean the Revolver Maturity Date or the Term Loan Maturity Date, as applicable.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage Instrument” shall mean any mortgage, deed of trust or deed to secure debt executed by a Credit Party in favor of the Administrative Agent pursuant to the terms of Section 4.1(e)(i), 5.10 or 5.12, as the same may be amended, modified, restated or supplemented from time to time.

“Mortgaged Property” shall mean any owned or leased real property of a Credit Party with respect to which such Credit Party executes a Mortgage Instrument in favor of the Administrative Agent.

“Multiemployer Plan” shall mean a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean the aggregate cash proceeds received by any Credit Party or any Restricted Subsidiary in respect of any Asset Disposition, Equity Issuance, Debt Issuance or Recovery Event, net of (a) bona fide direct costs paid or payable (including, without limitation, legal, accounting and investment banking fees, and sales commissions) associated therewith, (b) amounts held in escrow to be applied as part of the purchase price of any Asset Disposition, (c) taxes paid or payable as a result thereof, (d) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of an Asset Disposition (it being understood such amounts held in reserve shall constitute Net Cash Proceeds upon the release of such indemnification liabilities) and (e) the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is (i) secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of any such Asset Disposition or Recovery Event and (ii) actually paid at the time of receipt of such cash payment to a Person that is not a Credit Party; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received by any Credit Party or any Restricted Subsidiary in any Asset Disposition, Equity Issuance, Debt Issuance or Recovery Event and any cash released from escrow as part of the purchase price in connection with any Asset Disposition. Notwithstanding the foregoing, Net Cash Proceeds shall not include proceeds of an Asset Disposition or Recovery Event to the extent the amount of such proceeds is equal to or less than $2,000,000.

“Non-Maintenance Capital Expenditures” shall mean non-recurring capital expenditures not incurred for the maintenance, repair, restoration or refurbishment of existing assets of Holdco and its Restricted Subsidiaries.

“Note” or “Notes” shall mean the Revolving Notes, the Term Loan Notes and/or the Swingline Notes, collectively, separately or individually, as appropriate.

“Notice of Borrowing” shall mean a request for a Revolving Loan borrowing pursuant to Section 2.1(b)(i) or a request for a Swingline Loan borrowing pursuant to Section 2.4(b)(i), as appropriate. A Form of Notice of Borrowing is attached as Schedule 2.1(b)(i).

“Notice of Conversion/Extension” shall mean the written notice of conversion of a LIBOR Rate Loan to an Alternate Base Rate Loan or an Alternate Base Rate Loan to a LIBOR Rate Loan, or extension of a LIBOR Rate Loan, in each case substantially in the form of Schedule 2.10.

“Obligations” shall mean, collectively, Loans and LOC Obligations and all other obligations of the Credit Parties to the Administrative Agent and the Lenders under the Credit Documents.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Operating Lease” shall mean, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.

“Parent” shall mean GateHouse Media, Inc., a Delaware corporation.

“Partially-Owned Subsidiary” means any Subsidiary incorporated or organized in the United States of America for which less than 100% but more than 50% of the outstanding Capital Stock is beneficially owned solely by Holdco or a wholly-owned Subsidiary of Holdco.

“Participant” shall have the meaning set forth in Section 9.6(b).

“Participation Interest” shall mean a participation interest purchased by a Revolving Lender in LOC Obligations as provided in Section 2.3(c) and in Swingline Loans as provided in Section 2.4.

“Patent Licenses” shall mean all agreements, whether written or oral, providing for the grant by or to a Person of any right to manufacture, use or sell any invention covered by a Patent, including, without limitation, any thereof referred to in Schedule 3.16 to the Credit Agreement.

“Patents” shall mean (i) all letters patent of the United States or any other country, now existing or hereafter arising, and all improvement patents, reissues, reexaminations, patents of additions, renewals and extensions thereof, including, without limitation, any thereof referred to in Schedule 3.16 to this Credit Agreement, and (ii) all applications for letters patent of the United States or any other country, now existing or hereafter arising, and all provisionals, divisions, continuations and continuations-in-part and substitutes thereof, including, without limitation, any thereof referred to in Schedule 3.16 to this Credit Agreement, in each case of the Credit Parties and their Restricted Subsidiaries.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Permitted Acquisition” shall mean an acquisition or any series of related acquisitions by a Credit Party of (a) all or substantially all of the assets or a majority of the Voting Stock of a Person, (b) a Person by a merger, amalgamation or consolidation or any other combination with such Person or (c) any division, line of business or other business unit of a Person (such Person or such division, line of business or other business unit of such Person shall be referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Credit Parties and their Restricted Subsidiaries pursuant to Section 6.3, so long as (i) no Default or Event of Default shall then exist or would exist after giving effect thereto, (ii) the Credit Parties shall have delivered to the Administrative Agent (A) at least five Business Days prior to the consummation of the proposed acquisition, a Compliance Certificate evidencing compliance on a Pro Forma Basis with Section 5.9, together with all relevant financial information with respect to such acquired assets or acquired Target, including the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 5.9, (iii) unless the Target shall be designated by the Company as an Unrestricted Subsidiary in compliance with the definition thereof, the Administrative Agent, on behalf of the Lenders, shall have received (or shall receive in connection with the closing of such acquisition) a first priority perfected security interest in all property (including, without limitation, Capital Stock) acquired with respect to the Target in accordance with the terms of Sections 5.10 and 5.12 and the Target, if a Person, shall have executed a Joinder Agreement in accordance with the terms of Section 5.10, (iv) such acquisition shall not be a “hostile” acquisition and shall have been approved by the Governing Body and/or shareholders of the applicable Credit Party and the Target, and (v) after giving effect to such acquisition, there shall be at least $5,000,000 of Accessible Borrowing Availability under the Revolving Committed Amount.

“Permitted Investments” shall mean:

(a) cash and Cash Equivalents;

(b) Investments set forth on Schedule 1.1(b);

(c) receivables owing to the Credit Parties or any of their Restricted Subsidiaries or any receivables and advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(d) Investments in and loans to any Credit Party;

(e) loans and advances to officers, directors and employees in an aggregate amount not to exceed $3,000,000 at any time outstanding; provided that such loans and advances shall comply with all applicable Requirements of Law;

(f) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(g) Investments, acquisitions or transactions permitted under Section 6.4(b) (including any Investments owned by a Person acquired in a Permitted Acquisition);

(h) Hedging Agreements to the extent permitted hereunder;

(i) capital expenditures to the extent permitted hereunder;

(j) Investments in promissory notes and other non-cash consideration received in connection with any Asset Disposition permitted by Section 6.4(a);

(k) Investments in securities in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to Holdco or any of its Restricted Subsidiaries or as security for any such Indebtedness or claim;

(l) loans and advances to Parent (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Parent (or such parent) in accordance with Section 6.10;

(m) loans to Partially-Owned Subsidiaries and Unrestricted Subsidiaries if (a) the requirements of Section 6.1(g) have been met with respect to such loan, (b) after giving effect to such loan, no Event of Default has occurred and is continuing and (c) the aggregate Unrecovered Investments to all Partially-Owned Subsidiaries and Unrestricted Subsidiaries does not exceed the sum of (the “Adjusted Investment Amount”): (i) $35,000,000 plus (ii) 50% of the aggregate amount of capital contributions received by Holdco after the Closing Date (excluding (w) any Specified Equity Contribution, (x) any Capital Call, (y) the proceeds received pursuant to the Qualified Public Offering that are applied to repay Indebtedness under the Second Bridge Loan Credit Agreement and (z) any other proceeds that are used to fund Permitted Acquisitions or capital expenditures); and

(n) other Investments in an aggregate amount not to exceed the Adjusted Investment Amount less Unrecovered Investments to Partially-Owned Subsidiaries and Unrestricted Subsidiaries made pursuant to clause (n) above.

“Permitted Liens” shall mean:

(a) Liens created by or otherwise existing under or in connection with this Credit Agreement or the other Credit Documents in favor of the Administrative Agent on behalf of the Secured Parties;

(b) Liens in favor of a Hedging Agreement Provider in connection with a Secured Hedging Agreement; provided that such Liens shall secure the Credit Party Obligations and the obligations under such Secured Hedging Agreement on a pari passu basis;

(c) Liens securing purchase money indebtedness and Capital Lease Obligations (and refinancings thereof) to the extent permitted under Section 6.1; provided, that (i) any such Lien attaches to such property concurrently with or within 30 days after the acquisition thereof, (ii) such Lien attaches solely to the property so acquired in such transaction and (iii) such Lien secures only those obligations that it secures on the date of such acquisition or the date such Person becomes a restricted Subsidiary and any Permitted Refinancing thereof;

(d) Liens for taxes, assessments, charges or other governmental levies the payment of which is not at the time required by Section 5.3;

(e) statutory Liens such as carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings; provided that a reserve or other appropriate provision shall have been made therefor;

(f) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(g) deposits to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h) Liens granted pursuant to the Secured Bridge Loan Documents;

(i) easements, rights of way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(j) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in this definition (other than Liens set forth on Schedule 1.1(c)); provided that such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property);

(k) Liens existing on the Closing Date and set forth on Schedule 1.1(c); provided that (i) no such Lien shall at any time be extended to cover property or assets other than the property or assets subject thereto on the Closing Date and improvements thereon and (ii) the principal amount of the Indebtedness secured by such Lien shall not be extended, renewed, refunded or refinanced;

(l) Liens arising in the ordinary course of business by virtue of any contractual, statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies covering deposit or securities accounts (including funds or other assets credited thereto) or other funds maintained with a depository institution or securities intermediary;

(m) any zoning, building or similar laws or rights reserved to or vested in any Governmental Authority;

(n) restrictions on transfers of securities imposed by applicable securities laws or agreement (other than Capital Stock of a Subsidiary pledged pursuant to the Pledge Agreement);

(o) Liens arising out of judgments or awards not resulting in an Event of Default; provided that the applicable Credit Party or Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review;

(p) Liens on the property of a Person existing at the time such Person becomes a Restricted Subsidiary of a Credit Party in a transaction permitted hereunder; provided, however, that any such Lien may not extend to any other property of any Credit Party or any other Restricted Subsidiary that is not a Subsidiary of such Person; provided, further, that any such Lien was not created in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary of a Credit Party;

(q) any interest or title of a lessor, licensor or sublessor under any lease, license or sublease entered into by any Credit Party or any Restricted Subsidiary thereof in the ordinary course of its business and covering only the assets so leased, licensed or subleased;

(r) assignments of insurance or condemnation proceeds provided to landlords (or their mortgagees) pursuant to the terms of any lease and Liens or rights reserved in any lease for rent or for compliance with the terms of such lease;

(s) Liens arising from filing UCC financing statements relating solely to leases not prohibited hereunder;

(t) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(u) licenses (with respect to Intellectual Property and other property), leases or subleases granted to third parties to the extent permitted by the applicable terms of the Security Documents and not interfering in any material respect with the ordinary conduct of the business of Holdco or any of its Restricted Subsidiaries or resulting in a material diminution in the value of the collateral so licensed, leased or subleased;

(v) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Holdco and its Restricted Subsidiaries; and

(w) additional Liens so long as the principal amount of Indebtedness and other obligations secured thereby does not exceed $10,000,000 in the aggregate at any one time outstanding.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” shall mean, as of any date of determination, any employee benefit plan which is covered by Title IV of ERISA and in respect of which any Credit Party or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” shall mean the First Lien Pledge Agreement dated as of the Closing Date executed by the Credit Parties in favor of the Administrative Agent, for the benefit of the Secured Parties, as the same may from time to time be amended, restated, amended and restated, supplemented or otherwise modified in accordance with the terms hereof and thereof.

“Prime Rate” shall have the meaning set forth in the definition of Alternate Base Rate.

“Pro Forma Basis” shall mean, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the twelve-month period ending as of the most recent quarter end preceding the date of such transaction.

“Pro Forma Revenues” shall mean, for any period, total revenues of Holdco and its Restricted Subsidiaries for such period determined on a consolidated basis, plus the amount by which such total revenues would have been increased for such period if each Permitted Acquisition that was consummated in such period had been consummated on the first day thereof.

“Properties” shall have the meaning set forth in Section 3.10(a).

“Qualified Preferred Equity” shall mean any preferred Capital Stock issued by Holdco that, on or prior to the date that is 91 days after the Term Loan Maturity Date, is not convertible into Indebtedness or subject to mandatory sinking fund payments, redemption or other acceleration, and upon which all dividends or other distributions (if any) shall be payable solely in additional shares of such Capital Stock on terms and conditions reasonably satisfactory to the Administrative Agent.

“Qualified Public Offering” shall mean the first public offering of common stock or other voting stock pursuant to an effective registration statement filed under the Securities Act, for the account of the Parent at a public offering price (before deduction of underwriters’ discounts and commissions) resulting in aggregate gross proceeds to the Parent of at least $75,000,000.

“Recovery Event” shall mean the receipt by the Credit Parties or any of their Restricted Subsidiaries of any cash insurance proceeds or condemnation or expropriation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets other than obsolete property or assets no longer used or useful in the business of the Credit Parties or any of their Restricted Subsidiaries.

“Register” shall have the meaning set forth in Section 9.6(d).

“Registration Rights Agreement” shall mean that certain Registration Rights Agreement, to be entered into after the Closing Date, between the Parent and the Subscriber, as amended, modified or supplemented from time to time.

“Reimbursement Obligation” shall mean the obligation of the Borrowers to reimburse the Issuing Lender pursuant to Section 2.3(d) for amounts drawn under Letters of Credit.

“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived under PBGC Reg. §4043.

“Required Lenders” shall mean, as of any date of determination, Lenders holding at least a majority of (a) the outstanding Revolving Commitments and Term Loan or (b) if the Revolving Commitments have been terminated, the outstanding Loans and Participation Interests; provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders, Obligations (including Participation Interests) owing to such Defaulting Lender and such Defaulting Lender’s Commitments.

“Requirement of Law” shall mean, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and each law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, as to (a) the Company, the President, any Vice-President, the Chief Executive Officer, the Chief Financial Officer or the Chief Operating Officer or (b) any other Credit Party, any duly authorized officer thereof.

“Restricted Payment” shall mean (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of any Credit Party or any of its Restricted Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of any Credit Party or any of its Restricted Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of any Credit Party or any of its Restricted Subsidiaries, now or hereafter outstanding, (d) any payment or prepayment of principal of, premium, if any, or interest on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt of any Credit Party or any of its Restricted Subsidiaries and (e) the payment by any Credit Party or any of its Restricted Subsidiaries of any management, advisory or consulting fee to any Affiliate.

“Restricted Subsidiary” shall mean each Subsidiary that is not an Unrestricted Subsidiary.

“Revolver Maturity Date” shall mean June 6, 2013.

“Revolving Commitment” shall mean, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans in an aggregate principal amount at any time outstanding up to an amount equal to such Revolving Lender’s Revolving Commitment Percentage of the Revolving Committed Amount.

“Revolving Commitment Percentage” shall mean, for each Lender, the percentage identified as its Revolving Commitment Percentage in its Lender Commitment Letter or in the Assignment Agreement pursuant to which such Lender became a Lender hereunder, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(c).

“Revolving Committed Amount” shall have the meaning set forth in Section 2.1(a).

“Revolving Lender” shall mean, as of any date of determination, a Lender holding a Revolving Commitment on such date.

“Revolving Loan” shall have the meaning set forth in Section 2.1.

“Revolving Note” or “Revolving Notes” shall mean the promissory notes of the Borrowers provided pursuant to Section 2.1(e) in favor of any of the Revolving Lenders evidencing the Revolving Loan provided by any such Revolving Lender pursuant to Section 2.1(a), individually or collectively, as appropriate, as such promissory notes may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Sanctioned Country” shall mean a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time.

“Sanctioned Person” shall mean (i) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Secured Bridge Loan” shall have the meaning assigned to the term “Term Loan” in the Secured Bridge Loan Credit Agreement.

“Secured Bridge Loan Administrative Agent” shall mean Wachovia, together with its successors and assigns.

“Secured Bridge Loan Credit Agreement” shall mean the Credit Agreement, dated as of the date hereof, entered into by the Credit Parties, the Secured Bridge Loan Administrative Agent and the various lenders and agents thereunder, as the same may be amended, supplemented, restated or otherwise modified from time to time to the extent permitted hereunder.

“Secured Bridge Loan Documents” shall have the meaning assigned to the term “Credit Documents” in the Secured Bridge Loan Credit Agreement.

“Secured Bridge Loan Event of Default” shall have the meaning assigned to the term “Event of Default” in the Secured Bridge Loan Credit Agreement.

“Secured Bridge Loan Obligations” shall have the meaning assigned to the term “Credit Party Obligations” in the Secured Bridge Loan Credit Agreement.

“Secured Hedging Agreement” shall mean any Hedging Agreement between a Credit Party and a Hedging Agreement Provider, as amended, restated, amended and restated, modified, supplemented or extended from time to time.

“Secured Hedging Obligations” shall mean, without duplication, all of the obligations, indebtedness and liabilities of the Credit Parties to the Hedging Agreement Providers, whenever arising, under the Secured Hedging Agreements, including principal, interest, fees, premiums, scheduled periodic payments, breakage, termination and other payments, reimbursements and indemnification obligations and other amounts (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code).

“Secured Parties” shall mean the Administrative Agent, the Control Agent, the Lenders and the Hedging Agreement Providers.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Security Agreement” shall mean the First Lien Security Agreement dated as of the Closing Date executed by the Credit Parties in favor of the Administrative Agent, for the benefit of the Secured Parties, as amended, restated, amended and restated, modified or supplemented from time to time in accordance with its terms.

“Security Documents” shall mean the Security Agreement, the Pledge Agreement, the Mortgage Instruments, the Account Control Agreements and all other agreements, documents and instruments relating to, arising out of, or in any way connected with any of the foregoing documents or granting to the Administrative Agent and/or the Control Agent, Liens or security interests to secure, inter alia, the Credit Party Obligations whether now or hereafter executed and/or filed, each as may be amended from time to time in accordance with the terms hereof, executed and delivered in connection with the granting, attachment and perfection of the Administrative Agent’s and/or the Control Agent’s security interests and liens arising thereunder, including, without limitation, UCC financing statements.

“Single Employer Plan” shall mean any Plan that is not a Multiemployer Plan.

“Specified Equity Contribution” shall have the meaning set forth in the last paragraph of Section 5.9.

“Sponsor” shall mean Fortress Investment Group, LLC, or one or more of its Affiliates, or any entity managed exclusively by Fortress Investment Group, LLC, or one or more of its Affiliates.

“Subordinated Debt” shall mean any Indebtedness incurred by any Credit Party which by its terms is specifically subordinated in right of payment to the prior payment of the Credit Party Obligations and contains subordination and other terms acceptable to the Administrative Agent.

“Subscriber” shall mean FIF III Liberty Holdings LLC, a Delaware limited liability company.

“Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Governing Body or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Credit Agreement shall refer to a Subsidiary or Subsidiaries of Holdco.

“Subsidiary Borrower” and “Subsidiary Borrowers” shall have the meaning set forth in the first paragraph of this Credit Agreement.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding up to the Swingline Committed Amount, and the commitment of the Revolving Lenders to purchase participation interests in the Swingline Loans as provided in Section 2.4(b)(ii), as such amounts may be reduced from time to time in accordance with the provisions hereof.

“Swingline Committed Amount” shall mean the amount of the Swingline Lender’s Swingline Commitment as specified in Section 2.4(a).

“Swingline Lender” shall mean Wachovia and any successor in such capacity.

“Swingline Loan” shall have the meaning set forth in Section 2.4(a).

“Swingline Note” shall mean the promissory note of the Borrowers in favor of the Swingline Lender evidencing the Swingline Loans provided pursuant to Section 2.4(d), as such promissory note may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Tax Exempt Certificate” shall have the meaning set forth in Section 2.18.

“Taxes” shall have the meaning set forth in Section 2.18.

“Term Loan” shall have the meaning set forth in Section 2.2(a).

“Term Loan Commitment” shall mean, with respect to each Term Loan Lender, the commitment of such Term Loan Lender to make its portion of the Term Loan in a principal amount equal to such Term Loan Lender’s Term Loan Commitment Percentage of the Term Loan Committed Amount.

“Term Loan Commitment Percentage” shall mean, for any Term Loan Lender, the percentage identified as its Term Loan Commitment Percentage in its Lender Commitment Letter.

“Term Loan Committed Amount” shall have the meaning set forth in Section 2.2(a).

“Term Loan Lender” shall mean a Lender holding a Term Loan Commitment or a portion of the outstanding Term Loan.

“Term Loan Maturity Date” shall mean December 6, 2013.

“Term Loan Note” or “Term Loan Notes” shall mean the promissory notes of the Company (if any) in favor of any of the Term Loan Lenders evidencing the portion of the Term Loan provided by any such Term Loan Lender pursuant to Section 2.2(a), individually or collectively, as appropriate, as such promissory notes may be amended, modified, restated, amended and restated, supplemented, extended, renewed or replaced from time to time.

“Third Party Permitted Investments” shall mean Investments in Persons that are not Credit Parties or their Subsidiaries pursuant to clause (n) of the definition of Permitted Investments.

“Total Leverage Ratio” shall mean, as of the end of each fiscal quarter of Holdco, for Holdco and its Restricted Subsidiaries on a consolidated basis for the four consecutive quarters ending on such date, the ratio of (a) Consolidated Indebtedness on the last day of such period to (b) Consolidated EBITDA for such four fiscal quarter period.

“Trademark License” shall mean any agreement, whether written or oral, providing for the grant by or to a Person of any right to use any Trademark, including, without limitation, any thereof referred to in Schedule 3.16 to this Credit Agreement.

“Trademarks” shall mean (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, service marks, elements of package or trade dress of goods or services, logos and other source or business identifiers, together with the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, including, without limitation, any thereof referred to in Schedule 3.16 to this Credit Agreement, and (b) all renewals thereof including, without limitation, any thereof referred to in Schedule 3.16 in each case of any of the Credit Parties.

“Tranche” shall mean the collective reference to LIBOR Rate Loans whose Interest Periods begin and end on the same day.

“Transactions” shall mean the closing of this Agreement and the other Credit Documents, the closing of the Secured Bridge Loan and the Secured Bridge Loan Documents and the consummation of the Acquisitions and the other transactions contemplated hereby to occur in connection with such closing and Acquisitions (including, without limitation, the initial borrowings under the Credit Documents and the Secured Bridge Loan and the payment of fees and expenses in connection with all of the foregoing).

“Transfer Effective Date” shall have the meaning set forth in each Assignment Agreement.

“Type” shall mean, as to any Loan, its nature as an Alternate Base Rate Loan or LIBOR Rate Loan, as the case may be.

“UCC” shall mean the Uniform Commercial Code from time to time in effect in any applicable jurisdiction.

“Unasserted Obligations” shall mean, at any time, Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (except for (i) the principal of and interest on, and fees relating to, any Indebtedness and (ii) contingent reimbursement obligations in respect of amounts that may be drawn under Letters of Credit) in respect of which no claim or demand for payment has been made (or, in the case of Obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time.

“Unrecovered Investment” means, at any time as to any Partially-Owned Subsidiary or any Unrestricted Subsidiary, the aggregate amount of consideration paid in connection with the acquisition of such Partially-Owned Subsidiary or Restricted Subsidiary and of all other Investments made in such Partially-Owned Subsidiary or Restricted Subsidiary at any time by any Credit Party, net of the aggregate amount received or recovered by any Credit Party or any Restricted Subsidiary in cash on account of such acquisition consideration or other Investments, as a return of the principal thereof and not on account of interest thereon or earnings or income attributable thereto.

“Unrestricted Subsidiaries” shall mean (a) any Subsidiary of Holdco (other than the Company, a Subsidiary Borrower or a Guarantor) designated as such by the Company upon notice to the Administrative Agent, (b) any newly created or acquired Subsidiary of Holdco designated by the Company as an Unrestricted Subsidiary upon notice to the Administrative Agent or (c) any Subsidiary (other than the Company, a Subsidiary Borrower or a Guarantor) of an Unrestricted Subsidiary; provided, that (i) at no time shall any creditor of any such Subsidiary have any claim (whether pursuant to a Guaranty Obligation, by operation of law or otherwise) against Holdco, the Company or any of their Restricted Subsidiaries in respect of any

Indebtedness or other obligation of any such Subsidiary; (ii) neither Holdco, the Company nor any of their Restricted Subsidiaries shall become a general partner of any such Subsidiary; (iii) no default with respect to any Indebtedness of any such Subsidiary (including any right which the holders thereof may have to take enforcement action against any such Subsidiary) shall permit (upon notice, lapse of time or both) any holder of any Indebtedness of Holdco, the Company or any of their Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity; (iv) no such Subsidiary shall own any Capital Stock of, or own or hold any Lien on any property of, Holdco, the Company or any of their Restricted Subsidiaries; (v) no Investments may be made in any such Subsidiary by Holdco, the Company or any of its Restricted Subsidiaries except in compliance with clauses (m) or (n) of the definition of Permitted Investments; (vi) at the time of such designation, no Default or Event of Default shall have occurred and be continuing or would result therefrom; (vii) such Unrestricted Subsidiary shall have entered into a tax sharing agreement with Holdco and any applicable Subsidiaries of Holdco that own (directly or indirectly) the Capital Stock of such Unrestricted Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent, whereby such Unrestricted Subsidiary agrees to reimburse Holdco or the applicable Subsidiary for taxes paid on the income of such Unrestricted Subsidiary as a result of filing a consolidated tax return; and (viii) any Subsidiary designated as an “Unrestricted Subsidiary” under the Secured Bridge Loan Credit Agreement shall also be designated as an “Unrestricted Subsidiary” hereunder. It is understood that Unrestricted Subsidiaries shall be disregarded for purposes of any calculation pursuant to this Credit Agreement relating to financial matters with respect to any Credit Party. Any Subsidiary designated an “Unrestricted Subsidiary” by the Company may subsequently be designated a “Restricted Subsidiary” by notice from the Company of such designation to the Administrative Agent and certification by the Company to the Administrative Agent that, after giving effect to such designation on a Pro Forma Basis, the Credit Parties and their Restricted Subsidiaries are in compliance with the financial covenants set forth in Section 5.9.

“Voting Stock” shall mean, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote may be or have been suspended by the happening of such a contingency.

“Wachovia” shall mean Wachovia Bank, National Association, a national banking association, together with its successors and/or assigns.

“Works” shall mean all works which are subject to copyright protection pursuant to Title 17 of the United States Code.

Section 1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Credit Agreement shall have the defined meanings when used in the Notes or other Credit Documents or any certificate or other document made or delivered pursuant hereto.

(b) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Credit Agreement shall refer to this Credit Agreement as a whole and not to any particular provision of this Credit Agreement, and Section, subsection, Schedule and Exhibit references are to this Credit Agreement unless otherwise specified.

(c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

Section 1.3 Accounting Terms.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of Holdco delivered to the Lenders; provided that, if the Company shall notify the Administrative Agent that it wishes amend any covenant in Section 5.9 to eliminate the effect of any change in GAAP on the operation of any such definition or provision (or if the Administrative Agent notifies the Company that the Required Lenders wish to amend any such definition or provision for such purpose), then the Credit Parties’ compliance with such provisions shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such definition or provision is amended in a manner satisfactory to the Company and the Required Lenders.

The Company shall deliver to the Administrative Agent and each Lender at the same time as the delivery of any annual or quarterly financial statements given in accordance with the provisions of Section 5.1, (i) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding quarterly or annual financial statements as to which no objection shall have been made in accordance with the provisions above and (ii) a reasonable estimate of the effect on the financial statements on account of such changes in application.

Section 1.4 Resolution of Drafting Ambiguities.

Each Credit Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of this Credit Agreement and the other Credit Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Section 1.5 Time References.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II

THE LOANS; AMOUNT AND TERMS

Section 2.1 Revolving Loans.

(a) Revolving Commitment. During the Commitment Period, subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans in Dollars (“Revolving Loans”) to the Borrowers from time to time for the purposes hereinafter set forth; provided, however, that (i) with regard to each Revolving Lender individually, the sum of such Revolving Lender’s Revolving Commitment Percentage of the aggregate principal amount of outstanding Revolving Loans plus such Revolving Lender’s Revolving Commitment Percentage of outstanding Swingline Loans plus such Revolving Lender’s Revolving Commitment Percentage of outstanding LOC Obligations shall not exceed such Revolving Lender’s Revolving Commitment and (ii) with regard to the Revolving Lenders collectively, the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not exceed the Revolving Committed Amount then in effect. For purposes hereof, the aggregate principal amount available hereunder for Revolving Loans shall be FORTY MILLION DOLLARS ($40,000,000) (as such aggregate maximum amount may be reduced from time to time as provided in Section 2.7, the “Revolving Committed Amount”). Revolving Loans may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Company may request, and may be repaid and reborrowed in accordance with the provisions hereof; provided, however, the Revolving Loans made on the Closing Date and three Business Days following the Closing Date may only consist of Alternate Base Rate Loans unless the Company delivers a funding indemnity letter reasonably acceptable to the Administrative Agent not less than three (3) Business Days prior to the Closing Date. LIBOR Rate Loans shall be made by each Revolving Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office.

(b) Revolving Loan Borrowings.

(i) Notice of Borrowing. The Company shall request a Revolving Loan borrowing by delivering a Notice of Borrowing (or telephone notice promptly confirmed in writing by delivery of a Notice of Borrowing, which delivery may be by facsimile) to the Administrative Agent not later than 11:00 A.M. on the Business Day that is the date of the requested borrowing in the case of Alternate Base Rate Loans, and on the third Business Day prior to the date of the requested borrowing in the case of LIBOR Rate Loans. Each such Notice of Borrowing shall be irrevocable and shall specify (A) the applicable Borrower to which such Loan is to be made, (B) that a Revolving Loan is requested, (C) the date of the requested borrowing (which shall be a Business Day), (D) the aggregate principal amount to be borrowed and (E) whether the borrowing shall be comprised of Alternate Base Rate Loans, LIBOR Rate Loans or a combination thereof, and if LIBOR Rate Loans are requested, the Interest Period(s) therefor. If the Company shall fail to specify in any such Notice of Borrowing (1) an applicable Interest Period in the case of a LIBOR Rate Loan, then such notice shall be deemed to be a request for an Interest Period of one month, (2) the Type of Revolving Loan requested, then such notice shall be deemed to be a request for an Alternate Base Rate Loan hereunder or (3) the applicable Borrower for such Loan, then such notice shall be deemed to be a request for a Revolving Loan for the Company. The Administrative Agent shall give notice to each Revolving Lender promptly upon receipt of each Notice of Borrowing, the contents thereof and each such Revolving Lender’s share thereof.

(ii) Minimum Amounts. Each Revolving Loan which is an Alternate Base Rate Loan shall be in a minimum aggregate amount of $1,000,000 and in integral multiples of $100,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less). Each Revolving Loan which is a LIBOR Rate Loan shall be in a minimum aggregate amount of $1,000,000 and in integral multiples of $1,000,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less).

(iii) Advances. Each Revolving Lender will make its Revolving Commitment Percentage of each Revolving Loan borrowing available to the Administrative Agent for the account of the applicable Borrower at the office of the Administrative Agent specified in Section 9.2, or at such other office as the Administrative Agent may designate in writing, upon reasonable advance notice by 1:00 P.M. on the date specified in the applicable Notice of Borrowing, in Dollars and in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the applicable Borrower by the Administrative Agent by crediting the account of the applicable Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

(c) Repayment. Subject to the terms of this Credit Agreement, Revolving Loans may be borrowed, repaid and reborrowed during the Commitment Period. The principal amount of all Revolving Loans shall be due and payable in full on the Revolver Maturity Date, unless accelerated sooner pursuant to Section 7.2.

(d) Interest. Subject to the provisions of Section 2.9(b), Revolving Loans shall bear interest as follows:

(i) Alternate Base Rate Loans. During such periods as Revolving Loans shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Percentage; and

(ii) LIBOR Rate Loans. During such periods as Revolving Loans shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Percentage.

Interest on Revolving Loans shall be payable in arrears on each Interest Payment Date.

(e) Revolving Notes; Covenant to Pay. Each Revolving Lender’s Revolving Commitment shall be evidenced, upon such Revolving Lender’s request, by a duly executed promissory note of the Borrowers to such Revolving Lender in substantially the form of Schedule 2.1(e). The Borrowers covenant and agree to pay the Revolving Loans in accordance with the terms of this Credit Agreement and the Revolving Notes, if any.

Section 2.2 Term Loan.

(a) Term Loan. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Term Loan Lender severally agrees to make available to the Company and the Subsidiary Borrowers (as directed by the Company) (through the Administrative Agent) on the Closing Date such Term Loan Lender’s Term Loan Commitment Percentage of a term loan in Dollars (the “Term Loan”) in the aggregate principal amount of FIVE HUNDRED SEVENTY MILLION DOLLARS ($570,000,000) (the “Term Loan Committed Amount”) for the purposes hereinafter set forth. Upon receipt by the Administrative Agent of the proceeds of the Term Loan, such proceeds will then be made available to the Company and the applicable Subsidiary Borrower by the Administrative Agent by crediting the account of the Company on the books of the office of the Administrative Agent specified in Section 9.2, or at such other office as the Administrative Agent may designate in writing, with the aggregate of such proceeds made available to the Administrative Agent by the Term Loan Lenders and in like funds as received by the Administrative Agent (or by crediting such other account(s) as directed by the Company). The Term Loan may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Company may request; provided, however, that on the Closing Date and on the three Business Days following the Closing Date, the Term Loan may only consist of Alternate Base Rate Loans unless the Company delivers a funding indemnity letter reasonably acceptable to the Administrative Agent not less than three (3) Business Days prior to the Closing Date. Amounts repaid or prepaid on the Term Loan may not be reborrowed.

(b) Repayment of Term Loan. The principal amount of the Term Loan shall be repaid in full on the Term Loan Maturity Date, unless accelerated sooner pursuant to Section 7.2.

(c) Interest on the Term Loan. Subject to the provisions of Section 2.9(b), the Term Loan shall bear interest as follows:

(i) Alternate Base Rate Loans. During such periods as the Term Loan shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Percentage; and

(ii) LIBOR Rate Loans. During such periods as the Term Loan shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Percentage.

Interest on the Term Loan shall be payable in arrears on each Interest Payment Date.

(d) Term Loan Notes. Each Term Loan Lender’s Term Loan Commitment shall be evidenced, upon such Term Loan Lender’s request, by a duly executed promissory note of the Company to such Term Loan Lender in substantially the form of Schedule 2.2(d). The Company covenants and agrees to pay the Term Loan in accordance with the terms of this Credit Agreement and the Term Loan Notes, if any.

Section 2.3 Letter of Credit Subfacility.

(a) Issuance. Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which the Issuing Lender may reasonably require, during the Commitment Period the Issuing Lender shall issue, and the Revolving Lenders shall participate in, standby Letters of Credit for the account of the Borrowers from time to time upon request in a form acceptable to the Issuing Lender; provided, however, that (i) the aggregate amount of LOC Obligations shall not at any time exceed FIFTEEN MILLION DOLLARS ($15,000,000) (the “LOC Committed Amount”), (ii) the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not at any time exceed the Revolving Committed Amount then in effect, (iii) all Letters of Credit shall be denominated in Dollars and (iv) Letters of Credit shall be issued for any lawful corporate purposes and may be issued as standby letters of credit, including in connection with workers’ compensation and other insurance programs. Except as otherwise expressly agreed upon by all the Revolving Lenders, no Letter of Credit shall have an original expiry date more than twelve (12) months from the date of issuance; provided, however, so long as no Default or Event of Default has occurred and is continuing and subject to the other terms and conditions to the issuance of Letters of Credit hereunder, the expiry dates of Letters of Credit may be extended annually or periodically from time to time on the request of the Company or by operation of the terms of the applicable Letter of Credit to a date not more than twelve (12) months from the date of extension; provided, further, that no Letter of Credit, as originally issued or as extended, shall have an expiry date extending beyond the date that is fifteen (15) days prior to the Revolver Maturity Date. Each Letter of Credit shall comply with the related LOC Documents. The issuance and expiry date of each Letter of Credit shall be a Business Day. Any Letters of Credit issued hereunder shall be in a minimum original face amount of $100,000 (or such lesser amount as agreed to by the Administrative Agent and the Issuing Lender). Each applicable Borrower’s reimbursement obligations in respect of each Existing Letter of Credit, and each Revolving Lender’s participation obligations in connection therewith, shall be governed by the terms of this Credit Agreement.

(b) Notice and Reports. The request for the issuance of a Letter of Credit shall be submitted to the Issuing Lender by the Company at least five (5) Business Days prior to the requested date of issuance. The Issuing Lender will promptly upon request provide to the Administrative Agent for dissemination to the Revolving Lenders a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of any prior report, and including therein, among other things, the account party, the beneficiary, the face amount, expiry date as well as any payments or expirations which may have occurred. The Issuing Lender will further provide to the Administrative Agent promptly upon request copies of the Letters of Credit. The Issuing Lender will provide to the Administrative Agent promptly upon request a summary report of the nature and extent of LOC Obligations then outstanding.

(c) Participations. Each Revolving Lender, (i) on the Closing Date with respect to each Existing Letter of Credit and (ii) upon issuance of any other Letter of Credit, shall be deemed to have purchased without recourse a risk participation from the Issuing Lender in such Letter of Credit and the obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its Revolving Commitment Percentage of the obligations under such Letter of Credit and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Lender therefor and discharge when due, its Revolving Commitment Percentage of the obligations arising under such Letter of Credit. Without limiting the scope and nature of each Revolving Lender’s participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed as required hereunder or under any LOC Document, each such Revolving Lender shall pay to the Issuing Lender its Revolving Commitment Percentage of such unreimbursed drawing pursuant to and in accordance with the provisions of subsection (d) hereof. The obligation of each Revolving Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrowers to reimburse the Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.

(d) Reimbursement. In the event of any drawing under any Letter of Credit, the Issuing Lender will promptly notify the Company and the Administrative Agent. The applicable Borrower shall reimburse the Issuing Lender on or before the Business Day following the day such drawing is honored (either with the proceeds of a Revolving Loan obtained hereunder or otherwise) in same day funds as provided herein or in the LOC Documents. If the applicable Borrower shall fail to reimburse the Issuing Lender as provided herein, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the ABR Default Rate. Unless the Company shall immediately notify the Issuing Lender and the Administrative Agent of its intent to otherwise reimburse the Issuing Lender, the applicable Borrower shall be deemed to have requested a Mandatory LOC Borrowing in the amount of the drawing as provided in subsection (e) hereof, the proceeds of which will be used to satisfy the Reimbursement Obligations. The Borrowers’ Reimbursement Obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment the Borrowers may claim or have against the Issuing Lender, the Administrative Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Borrowers to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The Issuing Lender will promptly notify the other Revolving Lenders of the amount of any unreimbursed drawing and each Revolving Lender shall promptly pay to the Administrative Agent for the account of the Issuing Lender, in Dollars and in immediately available funds, the amount of such Revolving Lender’s Revolving Commitment Percentage of such unreimbursed drawing. Such payment shall be made on the day such notice is received by such Revolving Lender from the Issuing Lender if such notice is received at or before 2:00 P.M., otherwise such payment shall be made at or before 12:00 Noon on the Business Day next succeeding the day such notice is received. If such Revolving Lender does not pay such amount to the Issuing Lender in full upon such request, such Revolving Lender shall, on demand, pay to the Administrative Agent for the account of the Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such Revolving Lender pays such amount to the Issuing Lender in full at a rate per annum equal to, if paid within two (2) Business Days of the date of drawing, the Federal Funds Effective Rate and thereafter at a rate equal to the Alternate Base Rate. Each Revolving Lender’s obligation to make such payment to the Issuing Lender, and the right of the Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Credit Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the Credit Party Obligations hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Repayment with Revolving Loans. On any day on which a Borrower shall have requested, or been deemed to have requested, a Revolving Loan to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the Revolving Lenders that a Revolving Loan has been requested or deemed requested in connection with a drawing under a Letter of Credit, in which case a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans (each such borrowing, a “Mandatory LOC Borrowing”) shall be made (without giving effect to any termination of the Commitments pursuant to Section 7.2) pro rata based on each Revolving Lender’s respective Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2) and the proceeds thereof shall be paid directly to the Issuing Lender for application to the respective LOC Obligations. Each Revolving Lender hereby irrevocably agrees to make such Revolving Loans on the day such notice is received by the Revolving Lenders from the Administrative Agent if such notice is received at or before 2:00 P.M., otherwise such payment shall be made at or before 12:00 Noon on the Business Day next succeeding the day such notice is received, in each case notwithstanding (i) the amount of Mandatory LOC Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 4.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for Revolving Loan to be made by the time otherwise required in Section 2.1(b), (v) the date of such Mandatory LOC Borrowing, or (vi) any reduction in the Revolving Committed Amount after any such Letter of Credit may have been drawn upon. In the event that any Mandatory LOC Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the occurrence of a Bankruptcy Event), then each such Revolving Lender hereby agrees that it shall forthwith fund (as of the date the Mandatory LOC Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrowers on or after such date and prior to such purchase) its Participation Interests in the outstanding LOC Obligations; provided, further, that in the event any Revolving Lender shall fail to fund its Participation Interest on the day the Mandatory LOC Borrowing would otherwise have occurred, then the amount of such Revolving Lender’s unfunded Participation Interest therein shall bear interest payable by such Revolving Lender to the Issuing Lender upon demand, at the rate equal to, if paid within two (2) Business Days of such date, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate.

(f) Modification, Extension. The issuance of any supplement, modification, amendment, renewal, or extension to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

(g) ISP98 and UCP. Unless otherwise expressly agreed by the Issuing Lender and the Company, when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998,” as most recently published by the Institute of International Banking Law & Practice at the time of issuance shall apply to each standby Letter of Credit, and (ii) the rules of The Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

(h) Conflict with LOC Documents. In the event of any conflict between this Credit Agreement and any LOC Document (including any letter of credit application), this Credit Agreement shall control.

(i) Designation of Restricted Subsidiaries as Account Parties. Notwithstanding anything to the contrary set forth in this Credit Agreement, including without limitation Section 2.3(a), a Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account of a Restricted Subsidiary of a Borrower; provided that, notwithstanding such statement, the applicable Borrower shall be the actual account party for all purposes of this Credit Agreement for such Letter of Credit and such statement shall not affect the Borrowers’ Reimbursement Obligations hereunder with respect to such Letter of Credit.

Section 2.4 Swingline Loan Subfacility.

(a) Swingline Commitment. During the Commitment Period, subject to the terms and conditions hereof, the Swingline Lender, in its individual capacity, agrees to make certain revolving credit loans to the Borrowers (each a “Swingline Loan” and, collectively, the “Swingline Loans”) for the purposes hereinafter set forth; provided, however, (i) the aggregate amount of Swingline Loans outstanding at any time shall not exceed TEN MILLION DOLLARS ($10,000,000) (the “Swingline Committed Amount”), and (ii) the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not exceed the Revolving Committed Amount then in effect. Swingline Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof.

(b) Swingline Loan Borrowings.

(i) Notice of Borrowing and Disbursement. Upon receiving a Notice of Borrowing from the Company not later than 11:00 A.M. on any Business Day requesting a Swingline Loan, the Swingline Lender will make Swingline Loans available to the applicable Borrower on the same Business Day such request is received by the Administrative Agent. If the Company shall fail to specify in any such Notice of Borrowing the applicable Borrower for such Swingline Loan, then such notice shall be deemed to be a request for a Swingline Loan for the Company. Swingline Loan borrowings hereunder shall be made in minimum amounts of $100,000 and in integral amounts of $25,000 in excess thereof (or the remaining amount of the Swingline Committed Amount, if less).

(ii) Repayment of Swingline Loans. Each Swingline Loan borrowing shall be due and payable on the Revolver Maturity Date. The Swingline Lender may, at any time, in its sole discretion, by written notice to the Company and the Administrative Agent, demand repayment of its Swingline Loans by way of a Revolving Loan borrowing, in which case the Company shall be deemed to have requested a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans in the amount of such Swingline Loans; provided, however, that, in the following circumstances, any such demand shall also be deemed to have been given one Business Day prior to each of (A) the Revolver Maturity Date, (B) the occurrence of any Bankruptcy Event, (C) upon acceleration of the Credit Party Obligations hereunder, whether on account of a Bankruptcy Event or any other Event of Default, and (D) the exercise of remedies in accordance with the provisions of Section 7.2 hereof (each such Revolving Loan borrowing made on account of any such deemed request therefor as provided herein being hereinafter referred to as “Mandatory Swingline Borrowing”). Each Revolving Lender hereby irrevocably agrees to make such Revolving Loans promptly upon any such request or deemed request on account of each Mandatory Swingline Borrowing in the amount and in the manner specified in the preceding sentence on the date such notice is received by the Revolving Lenders from the Administrative Agent if such notice is received at or before 2:00 P.M., otherwise such payment shall be made at or before 12:00 Noon on the Business Day next succeeding the date such notice is received notwithstanding (1) the amount of Mandatory Swingline Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (2) whether any conditions specified in Section 4.2 are then satisfied, (3) whether a Default or an Event of Default then exists, (4) failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required in Section 2.1(b)(i), (5) the date of such Mandatory Swingline Borrowing, or (6) any reduction in the Revolving Committed Amount or termination of the Revolving Commitments immediately prior to such Mandatory Swingline Borrowing or contemporaneously therewith. In the event that any Mandatory Swingline Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each Revolving Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Swingline Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrowers on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause each such Revolving Lender to share in such Swingline Loans ratably based upon its respective Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2); provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is purchased, and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Revolving Lender shall be required to pay to the Swingline Lender interest on the principal amount of such participation purchased for each day from and including the day upon which the Mandatory Swingline Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to, if paid within two (2) Business Days of the date of the Mandatory Swingline Borrowing, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate.

(c) Interest on Swingline Loans. Subject to the provisions of Section 2.9(b), Swingline Loans shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Percentage for Revolving Loans that are Alternate Base Rate Loans. Interest on Swingline Loans shall be payable in arrears on each Interest Payment Date.

(d) Swingline Note. The Swingline Loans shall be evidenced by a duly executed promissory note of the Borrowers to the Swingline Lender in the original amount of the Swingline Committed Amount and substantially in the form of Schedule 2.4(d). The Borrowers covenant and agree to pay the Swingline Loans in accordance with the terms of this Credit Agreement and the Swingline Notes, if any

Section 2.5 Incremental Facilities.

(a) Incremental Revolving Facility. Subject to the terms and conditions set forth herein and so long as no Default or Event of Default has occurred and is continuing, the Borrowers shall have the right at any time and from time to time, prior to the Revolver Maturity Date, to incur additional Indebtedness under this Credit Agreement in the form of an increase to the Revolving Committed Amount (each an “Incremental Revolving Facility” and collectively the “Incremental Revolving Facilities”). The following terms and conditions shall apply to each Incremental Revolving Facility: (i) the loans made under each Incremental Revolving Facility (each an “Additional Revolving Loan”) shall constitute Credit Party Obligations and will be secured and guaranteed with the other Credit Party Obligations on a pari passu basis, (ii) each Incremental Revolving Facility shall have the same terms (including interest rate and maturity date) as the existing Revolving Loans, (iii) each Incremental Revolving Facility shall be entitled to the same voting rights as the existing Revolving Loans, voting as one class, and shall be entitled to receive a pro rata share of proceeds of prepayments on the same basis as the existing Revolving Loans, (iv) each Incremental Revolving Facility shall be obtained from existing Lenders or from other banks, financial institutions or investment funds, in each case in accordance with the terms set forth below, (v) the proceeds of the Additional Revolving Loans will be used for the purposes set forth in Section 3.11; provided that such proceeds shall not be used to repay, prepay or otherwise refinance the Secured Bridge Loan Obligations, (vi) the Borrowers shall execute a Revolving Note in favor of any new Lender or any existing Lender requesting a Revolving Note whose Revolving Commitment is increased, (vii) the conditions to Extensions of Credit in Section 4.2 shall have been satisfied, (viii) each such Incremental Revolving Facility shall be in a minimum amount of $25,000,000 (and $5,000,000 increments in excess thereof), (ix) the aggregate amount of all Incremental Revolving Facilities and all Incremental Term Facilities (if any) shall not exceed $250,000,000 at any time, (x) the Secured Bridge Loan shall have been repaid in full prior to the effectiveness of any such Incremental Revolving Facility and (xi) the Administrative Agent shall have received from the Borrowers (A) resolutions, legal opinions and other corporate authority documents with respect to each Incremental Revolving Facility reasonably requested by the Administrative Agent, substantially the same in form and substance as those delivered on the Closing Date pursuant to Section 4.1 and (B) an officer’s certificate in form and substance reasonably satisfactory to the Administrative Agent, demonstrating that, after giving effect to such Incremental Revolving Facility, no Default or Event of Default shall exist. Participation in each Incremental Revolving Facility shall be offered first to each of the existing Lenders, but each such Lender shall have no obligation to provide all or any portion of the Incremental Revolving Facility. If the amount of any Incremental Revolving Facility shall exceed the commitments which the existing Lenders are willing to provide with respect to such Incremental Revolving Facility, then the Company may invite other banks, financial institutions and investment funds reasonably acceptable to the Administrative Agent to join this Credit Agreement as Lenders hereunder for the portion of such Incremental Revolving Facility not taken by existing Lenders, provided that such other banks, financial institutions and investment funds shall enter into such joinder agreements to give effect thereto as the Administrative Agent may reasonably request. The Administrative Agent is authorized to enter into, on behalf of the Lenders, any amendment to this Credit Agreement or any other Credit

Document as may be necessary to solely incorporate the terms of each Incremental Revolving Facility therein. Upon any increase of the Revolving Committed Amount pursuant to this Section 2.5(a), the Borrowers shall use proceeds of Revolving Loans pursuant to such Incremental Revolving Facility to prepay any Revolving Loans outstanding on the effective date for the Incremental Revolving Facility (and pay any additional amounts required pursuant to Section 2.17) to the extent necessary to keep the aggregate outstanding Revolving Loans ratable with any revised Commitment Percentages arising from any nonratable increase in the Commitments.

(b) Incremental Term Facility. Subject to the terms and conditions set forth herein and so long as no Default or Event of Default has occurred and is continuing, the Company shall have the right at any time and from time to time, prior to the Maturity Date, to incur additional Indebtedness under this Credit Agreement in the form of term loans (each, an “Incremental Term Facility” and collectively the “Incremental Term Facilities”). The following terms and conditions shall apply to the Incremental Term Facilities: (i) the loans made under the Incremental Term Facilities (the “Additional Term Loans”) shall constitute Credit Party Obligations and will be secured and guaranteed with the other Credit Party Obligations on a pari passu basis, (ii) the interest rate margin and amortization schedule applicable to each Incremental Term Facility shall be determined at the time such Incremental Term Facility is made available, (iii) each Incremental Term Facility shall have a maturity date no sooner than the Term Loan Maturity Date, (iv) each Incremental Term Facility shall be entitled to the same voting rights as the existing Term Loan voting as one class except as to matters solely affecting the Incremental Term Facility and shall be entitled to receive proceeds of prepayments on the same basis as the existing Term Loans, (v) the Incremental Term Facilities shall be obtained from existing Lenders or from other banks, financial institutions or investment funds, in each case in accordance with the terms set forth below, (vi) each Incremental Term Facility shall be in a minimum amount of $25,000,000 (and $5,000,000 increments in excess thereof), (vii) the aggregate amount of all Incremental Term Facilities and all Incremental Revolving Facilities (if any) shall not exceed $250,000,000 at any time, (viii) the proceeds of any Additional Term Loan will be used for the purposes set forth in Section 3.11; provided that such proceeds shall not be used to repay, prepay or otherwise refinance the Secured Bridge Loan Obligations, (ix) the Company shall execute a promissory note in form and substance satisfactory to the Administrative Agent in favor of any new Lender or any existing Lender requesting a note, (x) the conditions to Extensions of Credit in Section 4.2 shall have been satisfied, (xi) the Secured Bridge Loan shall have been repaid in full prior to the effectiveness of any such Incremental Term Facility and (xii) the Administrative Agent shall have received from the Company (A) resolutions, legal opinions and other corporate authority documents with respect to such Incremental Term Facility reasonably requested by the Administrative Agent, substantially the same in form and substance as those delivered on the Closing Date pursuant to Section 4.1 and (B) updated financial projections and an officer’s certificate, in each case in form and substance reasonably satisfactory to the Administrative Agent, demonstrating that, after giving effect to any such Incremental Term Facility on a Pro Forma Basis, the Credit Parties will be in compliance with the financial covenants set forth in Section 5.9 and no Default or Event of Default shall exist. Participation in

Incremental Term Facilities shall be offered first to each of the existing Lenders, but each such Lender shall have no obligation to provide all or any portion of the Incremental Term Facilities. If the amount of any Incremental Term Facility requested by the Company shall exceed the commitments which the existing Lenders are willing to provide with respect to such Incremental Term Facility, then the Company may invite other banks, financial institutions and investment funds reasonably acceptable to the Administrative Agent to join this Credit Agreement as Lenders hereunder for the portion of such Incremental Term Facility not taken by existing Lenders, provided that such other banks, financial institutions and investment funds shall enter into such joinder agreements to give effect thereto as the Administrative Agent may reasonably request. The Administrative Agent is authorized to enter into, on behalf of the Lenders, any amendment to this Credit Agreement or any other Credit Document as may be necessary to solely incorporate the terms of any new Incremental Term Facility therein.

Section 2.6 Fees.

(a) Commitment Fee. In consideration of the Revolving Commitments, the Borrowers agree to pay to the Administrative Agent, for the ratable benefit of the Revolving Lenders, a commitment fee (the “Commitment Fee”) in an amount equal to the Applicable Percentage per annum on the average daily unused amount of the Revolving Committed Amount. For purposes of computation of the Commitment Fee, LOC Obligations shall be considered usage but Swingline Loans shall not be considered usage of the Revolving Committed Amount. The Commitment Fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter.

(b) Letter of Credit Fees. In consideration of the LOC Commitments, the Borrowers agree to pay to the Administrative Agent, for the ratable benefit of the Revolving Lenders, a fee (the “Letter of Credit Fee”) equal to the Applicable Percentage for Revolving Loans that are LIBOR Rate Loans per annum on the average daily maximum amount available to be drawn under each Letter of Credit from the date of issuance to the date of expiration. The Letter of Credit Fee shall each be payable quarterly in arrears on the last Business Day of each calendar quarter.

(c) Issuing Lender Fees. In addition to the Letter of Credit Fees payable pursuant to subsection (b) hereof, the applicable Borrowers shall pay to the Issuing Lender for its own account without sharing by the other Lenders the reasonable and customary charges from time to time of the Issuing Lender with respect to the amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the “Issuing Lender Fees”). The Issuing Lender may charge, and retain for its own account without sharing by the other Lenders, an additional facing fee (the “Letter of Credit Facing Fee”) of one-eighth of one percent (.125%) per annum on the average daily maximum amount available to be drawn under each such Letter of Credit issued by it. The Issuing Lender Fees and the Letter of Credit Facing Fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter.

(d) Administrative Fee. The Company agrees to pay to the Administrative Agent the annual administrative fee as described in the Fee Letter.

Section 2.7 Commitment Reductions.

(a) Voluntary Reductions. The Company shall have the right to terminate or permanently reduce the unused portion of the Revolving Committed Amount at any time or from time to time upon not less than five (5) Business Days’ prior written notice to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction which shall be in a minimum amount of $1,000,000 or a whole multiple of $100,000 in excess thereof (or the remaining unused portion) and shall be irrevocable and effective upon receipt by the Administrative Agent; provided that no such reduction or termination shall be permitted if after giving effect thereto, and to any prepayments of the Revolving Loans made on the effective date thereof, the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations would exceed the Revolving Committed Amount then in effect.

(b) Swingline Committed Amount. If the Revolving Committed Amount is reduced pursuant to Section 2.8(a) below the then current Swingline Committed Amount, the Swingline Committed Amount shall automatically be reduced by an amount such that the Swingline Committed Amount equals the Revolving Committed Amount.

(c) Maturity Date. The Revolving Commitments, the Swingline Commitment and the LOC Commitment shall automatically terminate on the Revolver Maturity Date.

Section 2.8 Prepayments.

(a) Optional Prepayments. The Borrowers shall have the right to prepay Loans in whole or in part from time to time; provided, however, that each partial prepayment of (i) a Revolving Loan or Term Loan shall be in a minimum principal amount of $1,000,000 and integral multiples of $100,000 in excess thereof (or the remaining outstanding principal amount) and (ii) of a Swingline Loan shall be in a minimum principal amount of $100,000 and integral multiples of $25,000 in excess thereof (or the remaining outstanding principal amount). The Company shall give three Business Days’ irrevocable notice in the case of LIBOR Rate Loans and same-day irrevocable notice on any Business Day in the case of Alternate Base Rate Loans, to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable). Amounts prepaid under this Section 2.8(a) shall be applied as directed by the Company. All prepayments under this Section 2.8(a) shall be subject to Section 2.17, but otherwise without premium or penalty. Interest on the principal amount prepaid shall be payable on the next occurring Interest Payment Date that would have occurred had such loan not been prepaid or, at the request of the Administrative Agent, interest on the principal amount prepaid shall be payable on any date that a prepayment is made hereunder through the date of prepayment. Amounts prepaid on the Revolving Loans and the Swingline Loans may be reborrowed in accordance with the terms hereof. Amounts prepaid on the Term Loan may not be reborrowed.

(b) Mandatory Prepayments.

(i) Revolving Committed Amount. If at any time after the Closing Date, the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall exceed the Revolving Committed Amount, the Borrowers shall immediately prepay the Loans in an amount sufficient to eliminate such excess (such prepayment to be applied as set forth in clause (vii) below).

(ii) Excess Cash Flow. Concurrently with the delivery of the financial statements required by Section 5.1(a) (commencing with the delivery of financial statements for fiscal year ending December 31, 2006), the Borrowers shall prepay the Loans and/or cash collateralize the LOC Obligations in an amount equal to 50% of the Excess Cash Flow earned during such prior fiscal year; provided, that if the Total Leverage Ratio is less than or equal to 6.00 to 1.0 as of the end of any fiscal year, the Borrowers shall not be required to prepay the Loans and/or cash collateralize the LOC Obligations on account of the Excess Cash Flow earned during such prior fiscal year. Any payments of Excess Cash Flow shall be applied as set forth in clause (vii) below.

(iii) Asset Dispositions. No later than three (3) Business Days after the date of receipt by any Credit Party or any of its Restricted Subsidiaries of proceeds from any Asset Disposition (or related series of Asset Dispositions), the Borrowers shall prepay the Loans and/or cash collateralize the LOC Obligations in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds derived from such Asset Disposition (or related series of Asset Dispositions) (such prepayment to be applied as set forth in clause (vii) below); provided, however, that, so long as no Default or Event of Default has occurred and is continuing, such Net Cash Proceeds shall not be required to be so applied to the extent (A) the Company delivers to the Administrative Agent a certificate stating that the Credit Parties intend to use such Net Cash Proceeds to reinvest in replacement assets or other assets useful to the business of the Credit Parties, (B) the applicable Credit Party commits, pursuant to an agreement entered into within 365 days after such Asset Disposition and binding on the Credit Parties or a letter of intent, to reinvest such proceeds, and (C) such proceeds are so reinvested within 180 days after such commitment, it being agreed that Net Cash Proceeds not so reinvested or committed to be reinvested shall be applied to prepay the Loans and/or cash collateralize the LOC Obligations immediately thereafter in accordance with clause (vii) below.

(iv) Debt Issuances. No later than three (3) Business Days after the date of receipt by any Credit Party or any of its Restricted Subsidiaries of proceeds from any Debt Issuance, the Borrowers shall prepay the Loans and/or cash collateralize the LOC Obligations in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds of such Debt Issuance (such prepayment to be applied as set forth in clause (vii) below); provided, that the Borrowers shall not be required (except as contemplated by the pro forma use of proceeds below) to repay the Loans and/or cash collateralize the LOC Obligations on account of the maximum portion of such Debt Issuance which could be incurred without causing the Total Leverage Ratio as of the most recently ended fiscal quarter of Holdco (determined on a Pro Forma Basis giving effect to such portion of such Debt Issuance and the application of the proceeds therefrom) to exceed 6.0 to 1.0 or allowing such ratio to remain above such level (it being understood that the Borrowers shall be required to repay the Loans and/or cash collateralize the LOC Obligations with the remaining portion of such Debt Issuance in accordance with this clause (iv)).

(v) Issuances of Equity. No later than three (3) Business Days after the date of receipt by the Parent or any Credit Party or any of their Restricted Subsidiaries of proceeds from any Equity Issuance (other than (i) any capital contributions by or to the Parent pursuant to a Capital Call, (ii) to fund operations, Permitted Acquisitions or Third Party Permitted Investments or (iii) constituting a refund of a dividend pursuant to Section 6.10(f)), the Borrowers shall prepay the Loans and/or cash collateralize the LOC Obligations in an aggregate amount equal to fifty percent (50%) of the Net Cash Proceeds of such Equity Issuance (such prepayment to be applied as set forth in clause (vii) below); provided, that (A) the Borrowers shall not be required (except with respect to a Qualified Public Offering and except as contemplated by the pro forma use of proceeds below) to repay the Loans and/or cash collateralize the LOC Obligations on account of the maximum portion of such Equity Issuance which could be incurred without causing the Total Leverage Ratio as of the most recently ended fiscal quarter of Holdco (determined on a Pro Forma Basis giving effect to such portion of such Equity Issuance and the application of the proceeds therefrom) to exceed 6.0 to 1.0 or allowing such ratio to remain above such level (it being understood that the Borrowers shall be required to repay the Loans and/or cash collateralize the LOC Obligations with the remaining portion of such Equity Issuance in accordance with this paragraph (v)) and (B) the Net Cash Proceeds of a Qualified Public Offering shall be required to be prepaid in an amount equal to the lesser of (1) the amount by which fifty percent (50%) of such Net Cash Proceeds exceeds the amount (if any) required to repay the Secured Bridge Loan in full and (2) the amount of such Net Cash Proceeds required to reduce the Total Leverage Ratio (determined on a Pro Forma Basis after giving effect to such application) to 6.0 to 1.0 or less.

(vi) Recovery Event. No later than three (3) Business Days after the date of receipt by any Credit Party or any of its Restricted Subsidiaries of proceeds from any Recovery Event, the Borrowers shall prepay the Loans and/or cash collateralize LOC Obligations in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds of such Recovery Event (such prepayment to be applied as set forth in clause (vii) below); provided, however, that, so long as no Default or Event of Default has occurred and is continuing, such Net Cash Proceeds shall not be required to be so applied (A) for any Recovery Event in an amount less than $1,500,000 and (B) to the extent (1) the Company delivers to the Administrative Agent a certificate stating that the Credit Parties intend to use such Net Cash Proceeds to reinvest in replacement assets or other assets useful to the business of the Credit Parties, (2) the applicable Credit Party commits, pursuant to an agreement entered into within 365 days after such Recovery Event and binding on the Credit Parties or a letter of intent, to reinvest such proceeds, and (3) such proceeds are so reinvested within 180 days after such commitment, it being agreed that Net Cash Proceeds not so reinvested or committed to be reinvested shall be applied to prepay the Loans and/or cash collateralize the LOC Obligations immediately thereafter in accordance with clause (vii) below.

(vii) Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.8(b) shall be applied as follows:

(A) with respect to all amounts prepaid pursuant to Section 2.8(b)(i), (1) first to the outstanding Swingline Loans and (2) second to the outstanding Revolving Loans; and

(B) with respect to all amounts prepaid pursuant to Sections 2.8(b)(ii) through (vi), (1) first to the Term Loan (pro rata to the remaining scheduled principal payments), (2) second to the Swingline Loans (without a corresponding reduction of the Swingline Committed Amount), (3) third to the Revolving Loans (without a corresponding reduction of the Revolving Committed Amount) and (4) fourth to a cash collateral account in respect of LOC Obligations (without a corresponding reduction of the LOC Committed Amount). Within the parameters of the applications set forth above, prepayments shall be applied first to Alternate Base Rate Loans and then to LIBOR Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.8(b) shall be subject to Section 2.17 and be accompanied by interest on the principal amount prepaid through the date of prepayment.

(c) Hedging Obligations Unaffected. Any repayment or prepayment made pursuant to this Section 2.8 shall not affect the Borrower’s obligation to continue to make payments under any Secured Hedging Agreement, which shall remain in full force and effect notwithstanding such repayment or prepayment, subject to the terms of such Secured Hedging Agreement.

Section 2.9 Default Rate and Payment Dates.

(a) If all or a portion of the principal amount of any Loan which is a LIBOR Rate Loan shall not be paid when due or continued as a LIBOR Rate Loan in accordance with the provisions of Section 2.10 (whether at the stated maturity, by acceleration or otherwise), such overdue principal amount of such Loan shall be converted to an Alternate Base Rate Loan at the end of the Interest Period applicable thereto.

(b) (i) If all or a portion of the principal amount of any LIBOR Rate Loan shall not be paid when due, such overdue amount shall, at the discretion of the Required Lenders or the Administrative Agent, bear interest at a rate per annum which is equal to the rate that would otherwise be applicable thereto plus 2%, until the end of the Interest Period applicable thereto, and thereafter at a rate per annum which is equal to the Alternate Base Rate plus the sum of the Applicable Percentage then in effect for Alternate Base Rate Loans and, at the discretion of the Required Lenders or the Administrative Agent, 2% (the “ABR Default Rate”) or (ii) if any interest payable on the principal amount of any Loan or any fee or other amount, including the principal amount of any Alternate Base Rate Loan, payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall, at the discretion of the Required Lenders or the Administrative Agent, bear interest at a rate per annum which is equal to the ABR Default Rate, in each case from the date of such non-payment until such amount is paid in full (after as well as before judgment).

(c) Interest on each Loan shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (b) of this Section 2.9 shall be payable from time to time on demand.

Section 2.10 Conversion Options.

(a) The Company may, in the case of Revolving Loans and the Term Loan, elect from time to time to convert Alternate Base Rate Loans to LIBOR Rate Loans, by delivering a Notice of Conversion/Extension to the Administrative Agent at least three Business Days prior to the proposed date of conversion. In addition, the Company may elect from time to time to convert all or any portion of a LIBOR Rate Loan to an Alternate Base Rate Loan by giving the Administrative Agent irrevocable written notice thereof by 11:00 A.M. one Business Day prior to the proposed date of conversion. If the date upon which an Alternate Base Rate Loan is to be converted to a LIBOR Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were an Alternate Base Rate Loan. LIBOR Rate Loans may only be converted to Alternate Base Rate Loans on the last day of the applicable Interest Period. If the date upon which a LIBOR Rate Loan is to be converted to an Alternate Base Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were an Alternate Base Rate Loan. All or any part of outstanding Alternate Base Rate Loans may be converted as provided herein; provided that (i) no Loan may be converted into a LIBOR Rate Loan when any Event of Default has occurred and is continuing and (ii) partial conversions shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. All or any part of outstanding LIBOR Rate Loans may be converted as provided herein; provided that partial conversions shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.

(b) Any LIBOR Rate Loans may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Company with the notice provisions contained in Section 2.10(a); provided, that no LIBOR Rate Loan may be continued as such when any Event of Default has occurred and is continuing, in which case such Loan shall be automatically converted to an Alternate Base Rate Loan at the end of the applicable Interest Period with respect thereto. If the Company shall fail to give timely notice of an election to continue a LIBOR Rate Loan, or the continuation of LIBOR Rate Loans is not permitted hereunder, such LIBOR Rate Loans shall be automatically converted to Alternate Base Rate Loans at the end of the applicable Interest Period with respect thereto.

Section 2.11 Computation of Interest and Fees; Usury.

(a) Interest payable hereunder with respect to any Alternate Base Rate Loan based on the Prime Rate shall be calculated on the basis of a year of 365 days (or 366 days, as applicable) for the actual days elapsed. All other fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360 day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Company and the Lenders of each determination of a LIBOR Rate on the Business Day of the determination thereof. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate shall become effective. The Administrative Agent shall as soon as practicable notify the Company and the Lenders of the effective date and the amount of each such change.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Credit Agreement shall be conclusive and binding on the Credit Parties and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Company, deliver to the Company a statement showing the computations used by the Administrative Agent in determining any interest rate.

(c) It is the intent of the Lenders and the Credit Parties to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Credit Parties are hereby limited by the provisions of this subsection which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any Credit Party Obligation), shall the interest taken, reserved, contracted for, charged, or received under this Credit Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such interest shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable law and which would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the applicable Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other Indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such Indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.

Section 2.12 Pro Rata Treatment and Payments.

(a) Allocation of Payments Prior to Exercise of Remedies. Each borrowing of Revolving Loans and any reduction of the Revolving Commitments shall be made pro rata according to the respective Revolving Commitment Percentages of the Revolving Lenders. Unless otherwise required by the terms of this Credit Agreement, each payment under this Credit Agreement or any Note shall be applied, first, to any fees then due and owing by the Borrowers pursuant to Section 2.6, second, to interest then due and owing hereunder and under the Notes of the Borrowers and, third, to principal then due and owing hereunder and under the Notes of the Borrowers. Each payment on account of any fees pursuant to Section 2.6 shall be made pro rata in accordance with the respective amounts due and owing (except as to the Letter of Credit Facing Fees and the Issuing Lender Fees). Each payment (other than prepayments) by the Borrowers on account of principal of and interest on the Revolving Loans and on the Term Loans, as applicable, shall be applied to such Loans, as applicable, on a pro rata basis in accordance with the terms of Section 2.8(a) hereof. Each optional prepayment on account of principal of the Loans shall be applied in accordance with Section 2.8(a). Each mandatory prepayment on account of principal of the Loans shall be applied in accordance with Section 2.8(b). All payments (including prepayments) to be made by the Borrowers on account of principal, interest and fees shall be made without defense, set-off or counterclaim (except as provided in Section 2.18(b)) and shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s office specified on Section 9.2 in Dollars and in immediately available funds not later than 1:00 P.M. on the date when due. The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the LIBOR Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a LIBOR Rate Loan becomes due and payable on a day other than a Business Day, such payment date shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b) Allocation of Payments After Exercise of Remedies. Notwithstanding any other provisions of this Credit Agreement to the contrary, after the exercise of remedies (other than the invocation of default interest pursuant to Section 2.9(b)) by the Administrative Agent or the Lenders pursuant to Section 7.2 (or after the Commitments shall automatically terminate and the Loans (with accrued interest thereon) and all other amounts under the Credit Documents (including without limitation the maximum amount of all contingent liabilities under Letters of Credit) shall automatically become due and payable in accordance with the terms of such Section), except as otherwise required pursuant to the terms of the Intercreditor Agreement, all amounts collected or received by the Administrative Agent or any Lender on account of the Credit Party Obligations or any other amounts outstanding under any of the Credit Documents or in respect of the Collateral shall be paid over or delivered as follows (irrespective of whether the following costs, expenses, fees, interest, premiums, scheduled periodic payments or Credit Party Obligations are allowed, permitted or recognized as a claim in any proceeding resulting from the occurrence of a Bankruptcy Event):

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents and any protective advances made by the Administrative Agent with respect to the Collateral under or pursuant to the terms of the Security Documents;

SECOND, to the payment of any fees owed to the Administrative Agent (in its capacity as such);

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Credit Party Obligations owing to such Lender;

FOURTH, to the payment of all of the Credit Party Obligations consisting of accrued fees and interest, and including, with respect to any Secured Hedging Agreement, any fees, premiums and scheduled periodic payments due under such Secured Hedging Agreement and any interest accrued thereon;

FIFTH, to the payment of the outstanding principal amount of the Credit Party Obligations and the payment or cash collateralization of the outstanding LOC Obligations, and including with respect to any Secured Hedging Agreement, any breakage, termination or other payments due under such Secured Hedging Agreement and any interest accrued thereon;

SIXTH, to all other Credit Party Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses ”FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans and LOC Obligations held by such Lender bears to the aggregate then outstanding Loans and LOC Obligations) of amounts available to be applied pursuant to clauses ”THIRD”, “FOURTH”, “FIFTH” and “SIXTH” above; and (iii) to the extent that any amounts available for distribution pursuant to clause ”FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent in a cash collateral account and applied (A) first, to reimburse the Issuing Lender from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses ”FIFTH” and “SIXTH” above in the manner provided in this Section 2.13. Notwithstanding the foregoing terms of this Section 2.13, only Collateral proceeds and payments under the Guaranty (as opposed to ordinary course principal, interest and fee payments hereunder) shall be applied to obligations under any Secured Hedging Agreement.

Section 2.13 Non-Receipt of Funds by the Administrative Agent.

(a) Unless the Administrative Agent shall have been notified in writing by a Lender prior to the date a Loan is to be made by such Lender (which notice shall be effective upon receipt) that such Lender does not intend to make the proceeds of such Loan available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such proceeds available to the Administrative Agent on such date, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the applicable Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent, the Administrative Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent will promptly notify the Company, and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from the Lender or the Borrowers, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the applicable Borrower to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (i) from the Borrowers at the applicable rate for the applicable borrowing pursuant to the Notice of Borrowing and (ii) from a Lender at the Federal Funds Effective Rate.

(b) Unless the Administrative Agent shall have been notified in writing by the Company, prior to the date on which any payment is due from a Borrower hereunder (which notice shall be effective upon receipt) that the applicable Borrower does not intend to make such payment, the Administrative Agent may assume that the applicable Borrower has made such payment when due, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to each Lender on such payment date an amount equal to the portion of such assumed payment to which such Lender is entitled hereunder, and if the applicable Borrower has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, repay to the Administrative Agent the amount made available to such Lender. If such amount is repaid to the Administrative Agent on a date after the date such amount was made available to such Lender, such Lender shall pay to the Administrative Agent on demand interest on such amount in respect of each day from the date such amount was made available by the Administrative Agent to such Lender to the date such amount is recovered by the Administrative Agent at a per annum rate equal to the Federal Funds Effective Rate.

(c) A certificate of the Administrative Agent submitted to the Company or any Lender with respect to any amount owing under this Section 2.13 shall be conclusive in the absence of manifest error.

Section 2.14 Inability to Determine Interest Rate.

Notwithstanding any other provision of this Credit Agreement, if the Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining LIBOR for such Interest Period, the Administrative Agent shall forthwith give telephone notice of such determination, confirmed in writing, to the Company, and the Lenders at least two Business Days prior to the first day of such Interest Period. Unless the Company shall have notified the Administrative Agent upon receipt of such telephone notice that it wishes to rescind or modify its request regarding such LIBOR Rate Loans, any Loans that were requested to be made as LIBOR Rate Loans shall be made as Alternate Base Rate Loans and any Loans that were requested to be converted into or continued as LIBOR Rate Loans shall remain as or be converted into Alternate Base Rate Loans. Until any such notice has been withdrawn by the Administrative Agent, no further Loans shall be made as, continued as, or converted into, LIBOR Rate Loans for the Interest Periods so affected.

Section 2.15 Illegality.

Notwithstanding any other provision of this Credit Agreement, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by the relevant Governmental Authority to any Lender shall make it unlawful for such Lender or its LIBOR

Lending Office to make or maintain LIBOR Rate Loans as contemplated by this Credit Agreement or to obtain in the interbank eurodollar market through its LIBOR Lending Office the funds with which to make such Loans, (a) such Lender (an “Affected Lender”) shall on that date notify the Administrative Agent and the Company thereof, (b) the commitment of such Affected Lender hereunder to make LIBOR Rate Loans or continue LIBOR Rate Loans as such shall forthwith be suspended until the Administrative Agent shall give notice that the condition or situation which gave rise to the suspension shall no longer exist, and (c) such Affected Lender’s Loans then outstanding as LIBOR Rate Loans, if any, shall be converted on the last day of the Interest Period for such Loans or within such earlier period as required by law as Alternate Base Rate Loans. Notwithstanding the forgoing, to the extent a determination by an Affected Lender as described above relates to LIBOR Rate Loans then being requested by the Company pursuant to a Notice of Borrowing or a Notice of Continuation/Conversion, the Company shall have the option, subject to the provisions of Section 2.17, to rescind such Notice of Borrowing or Notice of Continuation/Conversion to all Lenders by giving notice (by facsimile or telephone confirmed in writing) to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of a determination as described above. The Borrowers hereby agree promptly to pay any Affected Lender, upon its demand, any additional amounts necessary to compensate such Lender for actual and direct costs (but not including anticipated profits) reasonably incurred by such Lender in making any repayment in accordance with this Section including, but not limited to, any interest or fees payable by such Affected Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to this Section submitted by such Affected Lender, through the Administrative Agent, to the Company shall be conclusive in the absence of manifest error. Nothing in this Section 2.15 shall affect the obligation of any Lender other than the Affected Lender to make or maintain LIBOR Rate Loans, or to convert Alternate Base Rate Loans to LIBOR Rate Loans in accordance with the terms hereof.

Section 2.16 Requirements of Law.

(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject such Lender to any tax of any kind whatsoever with respect to any Letter of Credit or any application relating thereto, any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for changes in the rate of tax on the overall net income of such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the LIBOR Rate hereunder; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining LIBOR Rate Loans or the Letters of Credit or the Participation Interests therein or to reduce any amount receivable hereunder or under any Note, then, in any such case, the Credit Parties shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable which such Lender reasonably deems to be material as determined by such Lender with respect to its LIBOR Rate Loans or Letters of Credit. A certificate as to any additional amounts payable pursuant to this Section (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender, through the Administrative Agent, to the Company shall be conclusive in the absence of manifest error.

(b) If any Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time, within fifteen (15) days after demand by such Lender, the Credit Parties shall pay to such Lender such additional amount as shall be certified by such Lender as being required to compensate it for such reduction. Such a certificate as to any additional amounts payable under this Section submitted by a Lender (which certificate shall include a description of the basis for the computation), through the Administrative Agent, to the Company shall be conclusive absent manifest error.

(c) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.16 shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that the Company shall not be required to compensate a Lender pursuant to this Section 2.16 for any increased costs or reductions to the extent that such Lender notifies the Company of such increased costs or reductions and of such Lender’s intention to claim compensation therefore more than ninety (90) days after such Lender becomes aware of such right to additional compensation; provided, further, that if the law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

(d) The agreements in this Section 2.16 shall survive the termination of this Credit Agreement and payment of the Credit Party Obligations.

Section 2.17 Indemnity.

The Credit Parties hereby agree to indemnify each Lender and to hold such Lender harmless from any funding loss or expense (but not any anticipated profits or other consequential losses) which such Lender may sustain or incur as a consequence of (a) default by the Borrowers in payment of the principal amount of or interest on any Loan by such Lender in accordance with the terms hereof, (b) default by the Borrowers in accepting a borrowing after the Company has given a notice in accordance with the terms hereof, (c) default by the Borrowers in making any prepayment after the Company has given a notice in accordance with the terms hereof, and/or (d) the making by the Borrowers of a prepayment of a Loan, or the conversion thereof, on a day which is not the last day of the Interest Period with respect thereto, in each case including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Loans hereunder. A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender, through the Administrative Agent, to the Company (which certificate must be delivered to the Administrative Agent within thirty days following such default, prepayment or conversion) shall be conclusive in the absence of manifest error. The agreements in this Section shall survive termination of this Credit Agreement and payment of the Credit Party Obligations.

Section 2.18 Taxes.

(a) All payments made by the Credit Parties hereunder or under any Note shall be, except as provided in Section 2.18(b), made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any Governmental Authority or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding (i) any tax imposed on or measured by the net income or profits of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein and (ii) any branch profits tax within the meaning of Code Section 884 or any similar tax) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the Credit Parties agree to pay the full amount of such Taxes, and such additional amounts as may be necessary, so that every payment of all amounts due under this Credit Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. The Credit Parties will furnish to the Administrative Agent as soon as practicable after the date the payment of any Taxes is due pursuant to applicable law certified copies (to the extent reasonably available and required by law) of tax receipts evidencing such payment by the Credit Parties. The Credit Parties agree to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.

(b) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to the Company and the Administrative Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Credit Agreement pursuant to Section 9.6(d) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender (i) if the Lender is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, two accurate and complete original signed copies of Internal Revenue Service Forms W-8BEN, W-8ECI or W-8IMY with appropriate attachments (or successor forms) certifying such Lender’s entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Credit Agreement and under any Note, or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (A) Internal Revenue Service Forms W-8BEN, W-8ECI or W-8IMY with appropriate attachments as set forth in clause (i) above, or (B) a certificate in substantially the form of Schedule 2.18 (any such certificate, a “Tax Exempt Certificate”) and two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (or successor form) certifying such Lender’s entitlement to an exemption from United States withholding tax with respect to payments of interest to be made under this Credit Agreement and under any Note. In addition, each Lender agrees that it will deliver upon the Company’s request updated versions of the foregoing, as applicable, whenever the previous certification has become obsolete or inaccurate in any material respect, together with such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Credit Agreement and any Note. Notwithstanding anything to the contrary contained in Section 2.18(a), but subject to the immediately succeeding sentence, (A) the Borrowers shall be entitled, to the extent they are required to do so by law, to deduct or withhold Taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to the Company U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (B) the Borrowers shall not be obligated pursuant to Section 2.18(a) hereof to gross-up payments to be made to a Lender in respect of Taxes imposed by the United States if (I) such Lender has not provided to the Company the Internal Revenue Service forms required to be provided pursuant to this Section 2.18(b) or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such forms do not establish a complete exemption from withholding of such Taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 2.18, the Credit Parties agree to pay additional amounts and to indemnify each Lender in the manner set forth in Section 2.18(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Closing Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of Taxes.

(c) Each Lender agrees to use reasonable efforts (including reasonable efforts to change its Domestic Lending Office or LIBOR Lending Office, as the case may be) to avoid or to minimize any amounts which might otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

(d) If the Credit Parties pay any additional amount pursuant to this Section 2.18 with respect to a Lender, such Lender shall use reasonable efforts to obtain a refund of tax or credit against its tax liabilities on account of such payment; provided that such Lender shall have no obligation to use such reasonable efforts if either (i) it is in an excess foreign tax credit position or (ii) it believes in good faith, in its sole discretion, that claiming a refund or credit would cause adverse tax consequences to it. In the event that such Lender receives such a refund or credit, such Lender shall pay to the Credit Parties an amount that such Lender reasonably determines is equal to the net tax benefit obtained by such Lender as a result of such payment by the Credit Parties. In the event that no refund or credit is obtained with respect to the Credit Parties’ payments to such Lender pursuant to this Section 2.18, then such Lender shall upon request provide a certification that such Lender has not received a refund or credit for such payments. Nothing contained in this Section 2.18 shall require a Lender to disclose or detail the basis of its calculation of the amount of any tax benefit or any other amount or the basis of its determination referred to in the proviso to the first sentence of this Section 2.18 to the Credit Parties or any other party.

(e) The agreements in this Section 2.18 shall survive the termination of this Credit Agreement and the payment of the Credit Party Obligations.

Section 2.19 Indemnification; Nature of Issuing Lender’s Duties.

(a) In addition to its other obligations under Section 2.3, the Credit Parties hereby agree to protect, indemnify, pay and save the Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) that the Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit or (ii) the failure of the Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions, herein called “Government Acts”).

(b) As between the Credit Parties and the Issuing Lender, the Credit Parties shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Issuing Lender shall not be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (vii) for any consequences arising from causes beyond the control of the Issuing Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Lender’s rights or powers hereunder.

(c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in the absence of gross negligence or willful misconduct, shall not put such Issuing Lender under any resulting liability to the Credit Parties. It is the intention of the parties that this Credit Agreement shall be construed and applied to protect and indemnify the Issuing Lender against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Credit Parties, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any Government Authority. The Issuing Lender shall not, in any way, be liable for any failure by the Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Lender.

(d) Nothing in this Section 2.19 is intended to limit the Reimbursement Obligation of the Borrowers contained in Section 2.3(d) hereof. The obligations of the Credit Parties under this Section 2.19 shall survive the termination of this Credit Agreement. No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Lender to enforce any right, power or benefit under this Credit Agreement.

(e) Notwithstanding anything to the contrary contained in this Section 2.19, the Credit Parties shall have no obligation to indemnify the Issuing Lender in respect of any liability incurred by the Issuing Lender arising out of the gross negligence or willful misconduct of the Issuing Lender (including action not taken by the Issuing Lender), as determined by a court of competent jurisdiction.

Section 2.20 Obligation to Mitigate.

Each Lender agrees that, as promptly as practicable after such Lender becomes aware of the occurrence of an event or the existence of a condition that would cause such lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.15, 2.16, 2.17 or 2.18, it will use reasonable efforts to (a) make, issue, fund or maintain its Loans through another lending office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if (A) as a result, the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.15, 2.16, 2.17 or 2.18 would be avoided or materially reduced, and (B) if such Lender determines in its sole discretion, the making, issuing, funding or maintaining of such Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or the interests of such Lender; provided that such Lender will not be obligated to utilize such other office pursuant to this Section 2.20 unless the Company agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by the Company pursuant to this Section 2.20 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Company (with a copy to Administrative Agent) shall be conclusive absent manifest error.

Section 2.21 Replacement of Lenders.

The Company shall be permitted to replace any Lender that (a) is an Affected Lender, (b) requests (or requests on behalf of a Participant) reimbursement for amounts owing, or payment of any amount required, pursuant to Section 2.16 or 2.18, (c) defaults in its obligation to make Loans hereunder or (d) fails to approve any amendment, waiver or consent requiring the consent of all the Lenders or of any Lender adversely affected thereby (and the Company has received approval to such amendment, waiver or consent from the Required Lenders), then the Company shall be permitted to replace any such Lender (any such Lender, a “Subject Lender”) with one or more replacement financial institutions; provided, that (i) no Event of Default shall have occurred and be continuing at the time of such replacement, (ii) such replacement does not conflict with any Requirement of Law, (iii) each replacement financial institution shall purchase, at par, all Loans and other amounts owing to such Subject Lender on or prior to the date of replacement, (iv) the Borrowers shall be liable to such Subject Lender under Section 2.17 if any LIBOR Rate Loan owing to such Subject Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) each replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent and the Company (such approvals not to be unreasonably withheld), (vi) if applicable, such replacement Lender must consent to such amendment, waiver or consent or must not be subject to such increased costs, (vii) such Subject Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.6 (provided, that the Company shall be obligated to pay the registration and processing fee referred to therein), (viii) such Subject Lender is not an Issuing Lender with respect to any Letters of Credit outstanding (unless all such Letters of Credit are terminated or arrangements reasonably acceptable to such Issuing Lender (such as a “back-to-back” letter of credit) are made) and (ix) if applicable, the Subject Lender must be unwilling to withdraw the notice delivered to Company pursuant to Section 2.15, 2.16 or 2.18 (as applicable) upon 10 days prior written notice to the Subject Lender and Administrative Agent and/or must be unwilling to remedy its default upon three days prior written notice to the Subject Lender and Administrative Agent. It is understood and agreed that if any Lender replaced hereunder fails to execute an Assignment Agreement, it shall be deemed to have entered into such Assignment Agreement. Upon the payment of all amounts owing to any Subject Lender, such Subject Lender shall no longer constitute a “Lender” for purposes hereof; provided, that any rights of such Subject Lender to indemnification hereunder shall survive as to such Subject Lender.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Credit Agreement and to make the Extensions of Credit herein provided for, the Credit Parties hereby represent and warrant to the Administrative Agent and to each Lender that:

Section 3.1 Financial Condition.

(a) The Company has delivered to the Administrative Agent and the Lenders:

(i) audited consolidated financial statements of the Parent and its Subsidiaries (including reconciliation information consistent with historical practices for the Company and its Restricted Subsidiaries) for the fiscal years ended December 31, 2003, 2004 and 2005, together with the related consolidated statements of income or operations, equity and cash flows for the fiscal years ended on such dates;

(ii) unaudited consolidated financial statements of the Parent and its Subsidiaries (including reconciliation information consistent with historical practices for the Company and its Restricted Subsidiaries) for each fiscal quarter of 2006 through the most recently ended fiscal quarter prior to the Closing Date for which financial statements are available, together with the related consolidated statements of income or operations, equity and cash flows for each such fiscal quarter;

(iii) audited consolidated financial statements of Enterprise and its subsidiaries for the fiscal years ended December 31, 2003, 2004 and 2005, together with the related consolidated statements of income or operations, equity and cash flows for the fiscal years ended on such dates;

(iv) unaudited consolidated financial statements of Enterprise and its subsidiaries for each fiscal quarter of 2006 through the most recently ended fiscal quarter prior to the Closing Date for which financial statements are available, together with the related consolidated statements of income or operations, equity and cash flows for each such fiscal quarter;

(v) unaudited consolidated and unaudited consolidating financial statements of CP Media and its subsidiaries for the fiscal years ended June 29, 2003, June 27, 2004 and July 3, 2005, together with the related consolidated and consolidating statements of income or operations, equity and cash flows for the fiscal years ended on such dates;

(vi) unaudited consolidated and consolidating financial statements of CP Media and its subsidiaries for each fiscal quarter ended after July 3, 2005 through the most recently ended fiscal quarter prior to the Closing Date for which financial statements are available, together with the related consolidated and consolidating statements of income or operations, equity and cash flows for each such fiscal quarter;

(vii) pro forma consolidated financial statements of the Parent and its Restricted Subsidiaries (including reconciliation information consistent with historical practices for the Company and its Restricted Subsidiaries), after giving effect to the Acquisitions, for the most recent four quarter period for which financial statements are available; and

(viii) a pro forma balance sheet of the Parent and its Restricted Subsidiaries (including reconciliation information consistent with historical practices for the Company and its Restricted Subsidiaries), after giving effect to the Acquisitions, as of the Closing Date.

Each of the financial statements described in the foregoing clauses (i) through (vi):

(A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein;

(B) fairly present the financial condition of the applicable entities as of the date thereof and results of operations for the period covered thereby (subject, in the case of the unaudited financial statements, to (i) the absence of footnotes (except as required by applicable law) and (ii) normal year-end adjustments); and

(C) show all material Indebtedness and other material liabilities, direct or contingent, of the applicable entities as of the date thereof, including liabilities for taxes, material commitments and contingent obligations.

The financial statements described in the foregoing clauses (vii) and (viii) have been prepared in good faith based on assumptions believed by the Company to be reasonable as of the date of delivery thereof (it being understood that such assumptions are based on good faith estimates of certain items and that the actual amount of such items on the Closing Date is subject to change) and present fairly in all material respects on a Pro Forma Basis the financial position of the applicable entities as of the date thereof, assuming the occurrence of the Acquisitions on the first day of such period.

(b) The eight-year projections (including quarterly projections for fiscal year 2006 and annual projections for each fiscal year thereafter) of balance sheets, income statements and cash flows of Parent and its Restricted Subsidiaries delivered to the Lenders on or prior to the Closing Date have been prepared in good faith based upon good faith estimates and assumptions believed by the Credit Parties to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from projected results.

Section 3.2 No Change.

(a) Since December 31, 2005, no Closing Date Material Adverse Change has occurred; provided that the representation and warranty in this sentence shall only be effective on the Closing Date.

(b) Since December 31, 2005, there has been no development or event which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; provided that the representation and warranty in this sentence shall only be effective after the Closing Date.

Section 3.3 Corporate Existence; Compliance with Law.

Each of the Credit Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the requisite power and authority and the legal right to own and operate all its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified to conduct business and in good standing under the laws of (i) the jurisdiction of its organization, (ii) the jurisdiction where its chief executive office is located and (iii) each other jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to so qualify or be in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the business or operations of the Credit Parties and their Restricted Subsidiaries in such jurisdiction and (d) is in compliance with all Requirements of Law, government permits and government licenses except to the extent that the failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The jurisdictions in which the Credit Parties as of the Closing Date are organized and qualified to do business are described on Schedule 3.3.

Section 3.4 Corporate Power; Authorization; Enforceable Obligations.

Each of the Credit Parties has full power and authority and the legal right to make, deliver and perform the Credit Documents to which it is party and has taken all necessary limited liability company or corporate action to authorize the execution, delivery and performance by it of the Credit Documents to which it is party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery or performance of any Credit Document by any of the Credit Parties (other than those that have been obtained) or with the validity or enforceability of any Credit Document against any of the Credit Parties (except such filings as are necessary in connection with the perfection of the Liens created by such Credit Documents). Each Credit Document to which it is a party has been duly executed and delivered on behalf of each Credit Party. Each Credit Document to which it is a party constitutes a legal, valid and binding obligation of each Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 3.5 No Legal Bar; No Default.

The execution, delivery and performance of the Credit Documents, the borrowings thereunder and the use of the proceeds of the Loans will not violate any Requirement of Law or any Contractual Obligation of any Credit Party (except those as to which waivers or consents have been obtained), and will not result in, or require, the creation or imposition of any Lien on any Credit Party’s properties or revenues pursuant to any Requirement of Law or Contractual Obligation other than the Liens arising under or contemplated in connection with the Credit Documents. Except to the extent such matters could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Credit Party is in default under or with respect to any of its material Contractual Obligations. No Default or Event of Default has occurred and is continuing.

Section 3.6 No Material Litigation.

No litigation, investigation, claim, criminal prosecution, civil investigative demand, imposition of criminal or civil fines and penalties, or any other proceeding of or before any arbitrator or Governmental Authority is pending or, to the best knowledge of the Credit Parties, threatened by or against any Credit Party or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to the Credit Documents or any Loan or any of the transactions contemplated hereby, or (b) which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.7 Investment Company Act, Etc.

No Credit Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Credit Party is a subject to regulation the Federal Power Act, the Interstate Commerce Act, or any federal or state statute or regulation limiting its ability to incur the Credit Party Obligations.

Section 3.8 Margin Regulations.

No part of the proceeds of any Extension of Credit hereunder will be used directly or indirectly for any purpose that violates, or that would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. The Credit Parties and their Subsidiaries (a) are not engaged, principally or as one of their important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of such terms under Regulation U and (b) taken as a group do not own “margin stock” except as identified in the financial statements referred to in Section 3.1 and the aggregate value of all “margin stock” owned by the Credit Parties and their Subsidiaries taken as a group does not exceed 25% of the value of their assets.

Section 3.9 ERISA.

Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred resulting in any liability that has remained underfunded, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits, except to the extent such deficiency of assets could not reasonably be expected to have a Material Adverse Effect. Neither any Credit Party nor any Commonly Controlled Entity is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan.

Section 3.10 Environmental Matters.

Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) The facilities and properties owned, leased or operated by the Credit Parties or any of their Subsidiaries (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations which (i) constitute a violation of, or (ii) could reasonably be expected to give rise to liability under, any Environmental Law.

(b) The Properties and all operations of the Credit Parties and/or their Subsidiaries at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Credit Parties or any of their Subsidiaries (the “Business”).

(c) Neither the Credit Parties nor their Subsidiaries have received any written or actual notice of violation, alleged violation, non-compliance, liability or potential liability with respect to environmental matters or Environmental Laws regarding any of the Properties or the Business.

(d) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could reasonably be expected to give rise to liability under any Environmental Law, and no Materials of Environmental Concern have been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law.

(e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Credit Parties and their Subsidiaries, threatened, under any Environmental Law to which any Credit Party or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

(f) There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Credit Party or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws.

Section 3.11 Use of Proceeds.

The proceeds of the Extensions of Credit shall be used by the Borrowers solely (a) to finance the Acquisitions, (b) to pay certain costs, fees and expenses in connection with the Acquisitions, (c) to refinance certain existing Indebtedness of the Credit Parties and their Subsidiaries (after giving effect to the Acquisitions), (d) to pay any fees and expenses associated with the Transactions on the Closing Date and (e) for working capital and other general corporate purposes of the Credit Parties and their Restricted Subsidiaries, including, without limitation for Permitted Acquisitions and for the financing of any dividends or distributions permitted pursuant to this Agreement.

Section 3.12 Subsidiaries.

Set forth on Schedule 3.12 is a complete and accurate list of all Subsidiaries of the Credit Parties. Information on the attached Schedule includes the following: (a) the number of shares of each class of Capital Stock or other equity interests outstanding; (b) the number and percentage of outstanding shares of each class of Capital Stock owned by the Credit Parties or any of their Subsidiaries; (c) the number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and similar rights; and (d) if applicable, the designation of any such Subsidiary as an Unrestricted Subsidiary. The outstanding Capital Stock and other equity interests of all such Subsidiaries is validly issued, fully paid and non-assessable and is owned free and clear of all Liens (other than those arising under or contemplated in connection with the Credit Documents). The Company shall update Schedule 3.12 from time to time by providing a replacement Schedule 3.12 to the Administrative Agent.

Section 3.13 Ownership.

Each of the Credit Parties and its Restricted Subsidiaries has (i) good, sufficient and legal title to (in the case of the fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) licensed rights (in the case of licensed rights in intellectual property) and (iv) good title to (in the case of all other personal property) all of its assets, except where the failure to have any of the foregoing could not reasonably be expected to have a Material Adverse Effect, and none of such assets is subject to any Lien other than Permitted Liens.

Section 3.14 Indebtedness.

Except as otherwise permitted under Section 6.1, the Credit Parties and their Restricted Subsidiaries have no Indebtedness.

Section 3.15 Taxes.

Each of the Credit Parties and their Restricted Subsidiaries has filed, or caused to be filed, all federal and state tax returns and all material local and foreign tax returns required to be filed and paid (a) all amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other material taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (i) that are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP; provided, that in the case of a tax, fee, assessment or other governmental charge or claim which has or may become a Lien against any of the Collateral, the Lien is not being enforced by foreclosure or sale of any portion of the Collateral to satisfy such charge or claim. None of the Credit Parties or their Restricted Subsidiaries is aware as of the Closing Date of any material proposed tax assessments against it or any of its Restricted Subsidiaries.

Section 3.16 Intellectual Property Rights.

Each of the Credit Parties and their Restricted Subsidiaries owns, or has the legal right to use, all Intellectual Property, tradenames, technology, know-how and processes necessary for each of them to conduct its business as currently conducted, except to the extent the failure to own or have such right could not reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 3.16 is a list of all applications and registrations pertaining to Intellectual Property owned by each of the Credit Parties and their Restricted Subsidiaries, as well as all license agreements (other than agreements with respect to off-the-shelf software) pertaining to Copyright Licenses, Patent Licenses and Trademark Licenses with respect to which annual payments in excess of $50,000 are made or received, as of the Closing Date or as of the last date such Schedule was last updated in accordance with the terms of Section 5.2(c). Except as disclosed in Schedule 3.16 hereto, (a) the specified Credit Party has the right to use the Intellectual Property disclosed in Schedule 3.16 hereto without payment of royalties, (b) all registrations with and applications to Governmental Authorities in respect of such Intellectual Property are valid and in full force and effect and (c) there are no restrictions on the direct or indirect transfer of any Contractual Obligation, or any interest therein, held by any of the Credit Parties in respect of such Intellectual Property, in each case except as could not reasonably be expected to have a Material Adverse Effect. Except as provided on Schedule 3.16, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor do the Credit Parties or any of their Restricted Subsidiaries know of any such claim, in each case which could reasonably be expected to have a Material Adverse Effect; and, to the knowledge of the Credit Parties and their Restricted Subsidiaries, the use of such Intellectual Property by the Credit Parties or any of their Restricted Subsidiaries does not infringe on the rights of any Person which could reasonably be expected to have a Material Adverse Effect. The Company shall update Schedule 3.16 from time to time in accordance with the terms of Section 5.2(c).

Section 3.17 Solvency.

After giving effect to the Transactions, the fair saleable value of the assets of the Credit Parties, taken as a whole, measured on a going concern basis, exceeds all probable liabilities of the Credit Parties, taken as a whole, including those to be incurred pursuant to this Credit Agreement. The Credit Parties, taken as a whole, (a) do not have unreasonably small capital in relation to the business in which they are or propose to be engaged or (b) have not incurred, or believe that they will not incur after giving effect to the Acquisitions, the Secured Bridge Loan and the other transactions contemplated by this Credit Agreement, debts beyond their ability to pay such debts as they become due. In executing the Credit Documents and consummating the Transactions, none of the Credit Parties intends to hinder, delay or defraud either present or future creditors or other Persons to which one or more of the Credit Parties is or will become indebted.

Section 3.18 Investments.

All Investments of each of the Credit Parties and their Restricted Subsidiaries are Permitted Investments.

Section 3.19 Location of Collateral.

Set forth on Schedule 3.19(a) is a list of all Properties of the Credit Parties and their Restricted Subsidiaries as of the Closing Date with street address, county and state where located. Set forth on Schedule 3.19(b) is a list of all locations where any tangible personal property of the Credit Parties and their Restricted Subsidiaries is located as of the Closing Date, including county and state where located. Set forth on Schedule 3.19(c) is the state of incorporation or organization, the chief executive office and the principal place of business of each of the Credit Parties and their Restricted Subsidiaries as of the Closing Date.

Section 3.20 No Burdensome Restrictions.

None of the Credit Parties or their Subsidiaries is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 3.21 Brokers’ Fees.

None of the Credit Parties or their Restricted Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Credit Documents other than the closing and other fees payable pursuant to this Credit Agreement and the as set forth in the Fee Letter.

Section 3.22 Labor Matters.

There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Credit Parties or any of their Restricted Subsidiaries as of the Closing Date, other than as set forth in Schedule 3.22 hereto, and none of the Credit Parties or their Restricted Subsidiaries (i) has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years, other than as set forth in Schedule 3.22 hereto, or (ii) has knowledge of any potential or pending strike, walkout or work stoppage, in each case that could reasonably be expected to have a Material Adverse Effect. Other than as set forth on Schedule 3.22, no unfair labor practice complaint is pending against any Credit Party or any of its Restricted Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

Section 3.23 Accuracy and Completeness of Information.

All factual information heretofore, contemporaneously or hereafter furnished in writing by or on behalf of any Credit Party or any of its Subsidiaries to the Administrative Agent, the Arrangers or any Lender for purposes of or in connection with this Credit Agreement or any other Credit Document, or any transaction contemplated hereby or thereby, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.

Section 3.24 Insurance.

The present insurance coverage of the Credit Parties and their Restricted Subsidiaries is outlined as to carrier, policy number, expiration date, type and amount on Schedule 3.24 and such insurance coverage complies with the requirements set forth in Section 5.5(b). Schedule 3.24 may be updated from time to time by the Company to include additional insurance coverage by giving written notice thereof to the Administrative Agent.

Section 3.25 Security Documents.

The Security Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby. Except as set forth in the Security Documents, such security interests and Liens are currently (or will be, upon (a) the filing of appropriate financing statements with the Secretary of State of the state of incorporation for each Credit Party, the filing of appropriate assignments or notices with the United States Patent and Trademark Office and the United States Copyright Office, and the recordation of the applicable Mortgage Instruments, in each case in favor of the Administrative Agent, on behalf of the Lenders, and (b) the Administrative Agent obtaining Control (as defined in the Security Agreement) over those items of Collateral in which a security interest is perfected through Control) perfected security interests and Liens, prior to all other Liens other than Permitted Liens.

Section 3.26 Classification of Senior Indebtedness.

The Credit Party Obligations constitute “Senior Indebtedness” under and as defined in any agreement governing any Subordinated Debt and the subordination provisions set forth in each such agreement are legally valid and enforceable against the parties thereto.

Section 3.27 Anti-Terrorism Laws.

Neither any Credit Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. Neither any Credit Party nor any or its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act (as defined in Section 9.18). None of the Credit Parties (i) is a blocked person described in section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

Section 3.28 Compliance with OFAC Rules and Regulations.

None of the Credit Parties or their Subsidiaries or their respective Affiliates (i) is a Sanctioned Person, (ii) has more than 15% of its assets in Sanctioned Countries, or (iii) derives more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Extension of Credit hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

Section 3.29 Directors; Capitalization.

Set forth on Schedule 3.29 is a list of the directors of Holdco’s Governing Body as of the Closing Date. As of the Closing Date, the capitalization of the Parent shall be as set forth on Schedule 3.29.

Section 3.30 Consummation of Acquisitions; Representations and Warranties from Other Documents.

The Acquisitions and related transactions have been consummated substantially in accordance with the terms of the Acquisition Documents. As of the Closing Date, the Acquisition Documents have not been altered, amended or otherwise modified or supplemented in any material respect or any material condition thereof waived without the prior written consent of the Administrative Agent.

Section 3.31 Compliance with FCPA.

Each of the Credit Parties and their Subsidiaries is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto. None of the Credit Parties and their Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Credit Party or its Subsidiary or to any other Person, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.1 Conditions to Closing Date.

This Credit Agreement shall become effective upon, and the obligation of each Lender to make the initial Revolving Loans and Term Loan on the Closing Date is subject to, the satisfaction of the following conditions precedent:

(a) Execution of Credit Agreement; Credit Documents and Lender Consents. The Administrative Agent shall have received (i) counterparts of this Credit Agreement, executed by a duly authorized officer of each party hereto, (ii) for the account of each Lender with a Revolving Commitment requesting a promissory note, a Revolving Note, (iii) for the account of each Lender with a Term Loan Commitment requesting a promissory note, a Term Loan Note, (iv) for the account of the Swingline Lender, the Swingline Note, (v) counterparts of the Security Agreement, the Pledge Agreement and each Mortgage Instrument, in each case conforming to the requirements of this Credit Agreement and executed by duly authorized officers of the Credit Parties or other Person, as applicable, (vi) counterparts of the Intercreditor Agreement, executed by a duly authorized officer of each party thereto,(vii) executed consents, in the form of Exhibit 4.1(a), from each Lender authorizing the Administrative Agent to enter this Credit Agreement on their behalf, and (viii) counterparts of any other Credit Document, executed by the duly authorized officers of the parties thereto.

(b) Authority Documents. The Administrative Agent shall have received the following:

(i) Articles of Incorporation. Copies of the articles of incorporation or other charter documents, as applicable, of each Credit Party certified (A) by a secretary or assistant secretary of such Credit Party (pursuant to a secretary’s certificate in substantially the form of Schedule 4.1(b) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date, and (B) to be true and complete as of a recent date by the appropriate Governmental Authority of the state of its incorporation or organization, as applicable.

(ii) Resolutions. Copies of resolutions of the Governing Body of each Credit Party approving and adopting the Credit Documents, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of such Credit Party (pursuant to a secretary’s certificate in substantially the form of Schedule 4.1(b) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date.

(iii) Bylaws. A copy of the bylaws or comparable operating agreement of each Credit Party certified by a secretary or assistant secretary of such Credit Party (pursuant to a secretary’s certificate in substantially the form of Schedule 4.1(b) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date.

(iv) Good Standing. Copies of certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation and each other state in which the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect on the business or operations of the Credit Parties and their Restricted Subsidiaries in such state.

(v) Incumbency. An incumbency certificate of each Credit Party certified by a secretary or assistant secretary (pursuant to a secretary’s certificate in substantially the form of Schedule 4.1(b) attached hereto) to be true and correct as of the Closing Date.

(c) Legal Opinion of Counsel. The Administrative Agent shall have received an opinion or opinions of counsel (including special and local counsel, to the extent reasonably required by the Administrative Agent) for the Credit Parties, dated the Closing Date and addressed to the Administrative Agent and the Lenders, in form and substance acceptable to the Administrative Agent (which shall include, without limitation, opinions with respect to the valid existence of each Credit Party, opinions as to perfection of the Liens granted to the Administrative Agent pursuant to the Security Documents and opinions as to the non-contravention of the Credit Parties’ organizational documents and scheduled Material Contracts).

(d) Personal Property Collateral. The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent:

(i) (A) searches of Uniform Commercial Code filings in the jurisdiction of the chief executive office of each Credit Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Lenders’ security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and (B) tax lien, judgment and pending litigation searches;

(ii) searches of ownership of Intellectual Property of the Credit Parties in the appropriate governmental offices and such patent/trademark/copyright filings as requested by the Administrative Agent in order to perfect the Administrative Agent’s security interest in the Intellectual Property;

(iii) completed UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Lenders’ security interest in the Collateral;

(iv) with respect to the stock or membership certificates, if any, evidencing the Capital Stock pledged to the Administrative Agent pursuant to the Pledge Agreement, duly executed in blank undated stock or transfer powers; and

(v) duly executed consents as are necessary, in the Administrative Agent’s sole discretion, to perfect the Lenders’ security interest in the Collateral.

(e) Real Property Collateral. The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent and the Lenders, fully executed and notarized Mortgage Instruments encumbering the Mortgaged Properties listed in Schedule 3.19(a) as to properties owned by the Credit Parties and, to the extent required by the Administrative Agent, the leasehold interest in the Mortgaged Properties listed in Schedule 3.19(a) as to properties that are warehouses, plants or other real properties material to the conduct of the Credit Parties’ business and are leased by the Credit Parties;

(f) Liability, Casualty, Property and Business Interruption Insurance. The Administrative Agent shall have received copies of insurance policies or certificates of insurance evidencing liability, casualty, property and business interruption insurance meeting the requirements set forth herein or in the Security Documents. The Administrative Agent shall be named as loss payee/mortgagee and/or additional insured (with respect to Collateral only) with respect to any covered loss in excess of $250,000 under any such insurance providing liability coverage or coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give thirty (30) days prior written notice before any such policy or policies shall be altered or cancelled.

(g) Reports. The Administrative Agent shall have received a copy of each material report required to be delivered pursuant to the Acquisition Documents in connection with the Acquisitions and related transactions (and the Company will use reasonable efforts to obtain evidence that the Administrative Agent and the Lenders have been authorized to rely on each such report), all in form and substance reasonably satisfactory to the Administrative Agent.

(h) Litigation. There shall not exist any pending litigation or investigation affecting or relating to any Credit Party or any of its Restricted Subsidiaries that in the reasonable judgment of the Administrative Agent, individually or in the aggregate, restrains, prevents or otherwise imposes materially adverse conditions on the Transactions or that could reasonably be expected to have a Material Adverse Effect.

(i) Solvency Certificate. The Administrative Agent shall have received an officer’s certificate prepared by the chief financial officer of the Company as to the financial condition, solvency and related matters of the Credit Parties and their Restricted Subsidiaries, after giving effect to the Acquisitions, the Secured Bridge Loan and the initial borrowings under the Credit Documents, in substantially the form of Schedule 4.1(i) hereto.

(j) Account Designation Letter. The Administrative Agent shall have received the executed Account Designation Letter in the form of Schedule 1.1(a) hereto.

(k) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing with respect to the Revolving Loans to be made on the Closing Date.

(l) Corporate Structure. The pro forma capital and ownership structure and the shareholding arrangements of Holdco and its Subsidiaries (and all agreements relating thereto) shall be reasonably satisfactory to the Arrangers (it being understood that such structure and arrangements that have been disclosed to the Arrangers as of May 5, 2006 are satisfactory). The Arrangers shall be satisfied that there are no material restrictions on the ability of any subsidiary of the Company to pay dividends or distributions to, or otherwise advance, directly or indirectly, funds to the Company other than those restrictions set forth herein and in the Secured Bridge Loan Documents. The Arrangers shall be satisfied with the terms and amounts of any intercompany loans among the Credit Parties and the flow of funds in connection with the closing.

(m) Acquisition Documents. The Arrangers shall have received, in form and substance reasonably satisfactory to the Arrangers, copies of documentation for the Acquisitions and other aspects of the Transactions, including the Acquisition Documents and all schedules thereto (it being understood that the documentation provided to the

Arrangers in draft form as of May 5, 2006 is satisfactory). The Acquisitions shall have been consummated in accordance with the terms and conditions of the Acquisition Documents (including, without limitation, the receipt of all applicable consents necessary in connection therewith) without any waiver, modification or consent thereunder that is materially adverse to the Lenders (as reasonably determined by the Arrangers) unless approved by the Arrangers.

(n) Compliance with Laws. The financings and other Transactions shall be in compliance with all applicable laws and regulations (including all applicable securities and banking laws, rules and regulations).

(o) Bankruptcy. There shall be no bankruptcy or insolvency proceedings with respect to Credit Parties or any of their Subsidiaries.

(p) Secured Bridge Loan. The Administrative Agent shall have received duly executed copies of the Secured Bridge Loan Documents, each in form and substance reasonably acceptable to the Lenders in their sole discretion, and evidence that the Company has received gross proceeds of the Secured Bridge Loan in an amount of not less than $152,000,000.

(q) Existing Indebtedness of the Credit Parties. All of the existing Indebtedness for borrowed money of the Parent, the Credit Parties and their Restricted Subsidiaries (other than Indebtedness permitted to exist pursuant to Section 6.1) shall be repaid in full and all security interests related thereto shall be terminated on the Closing Date.

(r) Financial Statements. The Administrative Agent and the Lenders shall have received copies of the financial statements referred to in Section 3.1 hereof, each in form and substance satisfactory to it.

(s) No Material Adverse Change. Since December 31, 2005, there shall not have occurred any material adverse condition or material adverse change in or affecting, or the occurrence of any circumstance or condition that could reasonably be expected to result in a material adverse change in or affecting, the business, operations, financial condition or assets of the Parent and its Subsidiaries (after giving effect to the Acquisitions), taken as a whole (a “Closing Date Material Adverse Change”); provided that in no event shall any of the following be a Closing Date Material Adverse Change or be taken into account in the determination of whether any Closing Date Material Adverse Change has occurred for purposes of this Agreement: (i) any change resulting from conditions affecting the industry in which the Parent or any of its Subsidiaries (after giving effect to the Acquisitions) operates or from changes in general business or economic conditions; (ii) any change resulting from the announcement or pendency of the Acquisitions; or (iii) changes in generally accepted accounting principals in the United States after the date hereof, except for such changes, events, circumstances or developments, in the case of clause (i) or (iii), which adversely affect the Parent and its Subsidiaries (after giving effect to the Acquisitions) in a materially disproportionate manner relative to other participants in the industry or industries in which the Parent and/or such Subsidiaries operate.

(t) Financial Condition Certificate. The Administrative Agent shall have received a certificate or certificates executed by a Responsible Officer of the Company as of the Closing Date stating that immediately after giving effect to this Credit Agreement, the other Credit Documents, and all the Transactions contemplated to occur on such date, (i) no Default or Event of Default exists and (ii) all representations and warranties contained herein and in the other Credit Documents (A) that contain a materiality qualification are true and correct and (B) that do not contain a materiality qualification are true and correct in all material respects.

(u) Total Leverage Ratio and First Lien Leverage Ratio. The Arrangers shall have received evidence that, (i) the Total Leverage Ratio of the Credit Parties and their Restricted Subsidiaries is not greater than 8.10 to 1.00 and (ii) the First Lien Leverage Ratio of the Credit Parties and their Restricted Subsidiaries is not greater than 6.45 to 1.00, in each case, calculated on a Pro Forma Basis after giving effect to the Transactions, for the twelve month period ending as of the most recent month prior to the Closing Date for which financial statements are available, such calculations to be reasonably satisfactory to the Administrative Agent.

(v) Patriot Act Certificate. The Administrative Agent shall have received a certificate satisfactory thereto, for benefit of itself and the Lenders, provided by the Company that sets forth information required by the Patriot Act (as defined in Section 9.18) including, without limitation, the identity of the Credit Parties, the name and address of the Credit Parties and other information that will allow the Administrative Agent or any Lender, as applicable, to identify the Credit Parties in accordance with the Patriot Act.

(w) Fees. The Administrative Agent and the Lenders shall have received all fees, if any, owing pursuant to the Fee Letter and Section 2.6.

Section 4.2 Conditions to All Extensions of Credit.

The obligation of each Lender to make any Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:

(a) Representations and Warranties. The representations and warranties made by the Credit Parties herein and in the other Credit Documents shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects, in each case on and as of the date of such Extension of Credit as if made on and as of such date (except for those which expressly relate to an earlier date).

(b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date unless such Default or Event of Default shall have been waived in accordance with this Credit Agreement.

(c) Compliance with Commitments. Immediately after giving effect to the making of any such Extension of Credit (and the application of the proceeds thereof), (i) the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not exceed the Revolving Committed Amount then in effect, (ii) the LOC Obligations shall not exceed the LOC Committed Amount and (iii) the Swingline Loans shall not exceed the Swingline Committed Amount.

(d) Additional Conditions to Revolving Loans. If a Revolving Loan is requested, all conditions set forth in Section 2.1 shall have been satisfied.

(e) Additional Conditions to Term Loan. If the Term Loan is requested, all conditions set forth in Section 2.2 shall have been satisfied.

(f) Additional Conditions to Letters of Credit. If the issuance of a Letter of Credit is requested, all conditions set fort in Section 2.3 shall have been satisfied.

(g) Additional Conditions to Swingline Loans. If a Swingline Loan is requested, all conditions set forth in Section 2.4 shall have been satisfied.

(h) Additional Conditions to Incremental Facility. If an Additional Loan is requested, all conditions set forth in Section 2.5 shall have been satisfied.

Each request for an Extension of Credit and each acceptance by the Borrowers of any such Extension of Credit shall be deemed to constitute representations and warranties by the Credit Parties as of the date of such Extension of Credit that the conditions set forth above in paragraphs (a) through (h), as applicable, have been satisfied.

ARTICLE V

AFFIRMATIVE COVENANTS

The Credit Parties hereby covenant and agree that on the Closing Date, and thereafter for so long as this Credit Agreement is in effect and until the Commitments have terminated, no Note remains outstanding and unpaid and the Credit Party Obligations (other than Unasserted Obligations) owing to the Administrative Agent or any Lender hereunder are paid in full, the Credit Parties shall, and shall cause each of their Restricted Subsidiaries (other than in the case of Sections 5.1 or 5.2 hereof), to:

Section 5.1 Financial Statements.

Furnish to the Administrative Agent and each of the Lenders:

(a) Annual Financial Statements. As soon as available and in any event no later than the earlier of (i) to the extent applicable, the date the Parent is required by the SEC to deliver its Form 10-K for any fiscal year of the Parent and (ii) one hundred twenty (120) days after the end of each fiscal year of the Parent, a copy of the consolidated balance sheet of the Parent and its consolidated Restricted Subsidiaries (including reconciliation information consistent with historical practices for the Company and its Restricted Subsidiaries) as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows of the Parent and its consolidated Restricted Subsidiaries (including reconciliation information consistent with historical practices for the Company and its Restricted Subsidiaries) for such year, which (in the case of the Parent and its Restricted Subsidiaries) shall be audited by a firm of independent certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without such qualification;

(b) Quarterly Financial Statements. As soon as available and in any event no later than the earlier of (i) to the extent applicable, the date the Parent is required by the SEC to deliver its Form 10-Q for any fiscal quarter of the Parent and (ii) sixty (60) days after the end of each fiscal quarter of the Parent (or, with respect to the fiscal quarter ending June 30, 2006, ninety (90) days after the end of such fiscal quarter), a copy of the consolidated balance sheet of the Parent and its consolidated Restricted Subsidiaries (including reconciliation information consistent with historical practices for the Company and its Restricted Subsidiaries) as at the end of such period and related consolidated statements of income and retained earnings and of cash flows of the Parent and its consolidated Restricted Subsidiaries (including reconciliation information consistent with historical practices for the Company and its Restricted Subsidiaries) for such quarterly period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form consolidated figures for the corresponding period or periods of the preceding fiscal year (subject to normal recurring year-end audit adjustments); and

(c) Annual Operating Budget and Cash Flow. As soon as available, but in any event within forty-five (45) days after the end of each fiscal year, a copy of the detailed annual operating budget or plan including cash flow projections of the Parent and its Restricted Subsidiaries for the next four fiscal quarter period prepared on a monthly basis, in form and detail reasonably acceptable to the Administrative Agent, together with a summary of the material assumptions made in the preparation of such annual budget or plan;

all such financial statements to be complete and correct in all material respects (subject, in the case of interim statements, to the absence of footnotes (except as required by applicable law) and normal recurring year-end audit adjustments) and to be prepared in reasonable detail and, in the case of the annual and quarterly financial statements provided in accordance with subsections (a) and (b) above, in accordance with GAAP applied consistently throughout the periods reflected therein and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, a change, if any, in the application of accounting principles as provided in Section 1.3.

Section 5.2 Certificates; Other Information.

Furnish to the Administrative Agent and each of the Lenders:

(a) concurrently with the delivery of the financial statements referred to in Section 5.1(a) above, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

(b) concurrently with the delivery of the financial statements referred to in Sections 5.1(a) and 5.1(b) above, a certificate of a Responsible Officer stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and such certificate shall include the calculations in reasonable detail required to indicate compliance with Section 5.9 as of the last day of such period;

(c) concurrently with or prior to the delivery of the financial statements referred to in Sections 5.1(a) and 5.1(b) above, (i) an updated copy of Schedule 3.12 if the Credit Parties or any of their Subsidiaries have formed or acquired a new Subsidiary since the Closing Date or since Schedule 3.12 was last updated, as applicable and (ii) an updated copy of Schedule 3.16 if the Credit Parties or any of their Restricted Subsidiaries have registered, applied for registration of, acquired or otherwise obtained ownership of any new applications or registrations pertaining to Intellectual Property, or have entered into any license agreements (other than agreements with respect to off-the-shelf software) pertaining to Copyright Licenses, Patent Licenses or Trademark Licenses with respect to which annual payments in excess of $50,000 are made or received, since the Closing Date or since Schedule 3.16 was last updated, as applicable;

(d) promptly upon their becoming available, (i) following the Qualified Public Offering, copies of all reports (other than those otherwise provided pursuant to Section 5.1 and those which are of a promotional nature) and other financial information which the Parent and the Credit Parties send to their shareholders, (ii) copies of all reports and all registration statements and prospectuses, if any, which a Credit Party may make to, or file with, the Securities and Exchange Commission (or any successor or analogous Governmental Authority) or any securities exchange or other private regulatory authority and (iii) all press releases and other statements made available by the Parent or any of the Credit Parties to the public concerning material developments in the business of any of the Credit Parties; provided, that all such deliveries pursuant to this paragraph (d) shall be deemed satisfied if such reports, press releases or other information are readily available from public sources;

(e) concurrently with or prior to the delivery of the financial statements referred to in Sections 5.1(a) above, a certificate containing information regarding the amount of all Asset Dispositions, Debt Issuances, and Equity Issuances that were made during the prior fiscal year and amounts received in connection with any Recovery Event during the prior fiscal year together with a statement demonstrating a calculation of Excess Cash Flow;

(f) promptly upon receipt thereof, a copy or summary of any other report, or “management letter” or similar report submitted by independent accountants to the Credit Parties or any of their Restricted Subsidiaries in connection with any annual, interim or special audit of the books of such Person (to the extent the Credit Parties are authorized to deliver such management letter);

(g) promptly upon receipt thereof, copies of all notices delivered to the Credit Parties or sent by or on behalf of the Credit Parties with respect to Secured Bridge Loan; and

(h) promptly, such additional financial and other information as the Administrative Agent, on behalf of any Lender, may from time to time reasonably request.

Section 5.3 Payment of Taxes and Other Obligations.

Pay all material taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any material penalty accrues thereon, and all material claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of the Collateral, prior to the time when any material penalty or fine shall be incurred with respect thereto; provided, that no such tax, assessment, charge or claim need be paid if it is being contested in good faith by appropriate proceedings, so long as (i) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefore and (ii) in the case of a tax, assessment, charge or claim which has or may become a Lien against any of the Collateral, the Lien is not being enforced by foreclosure or sale of any portion of the Collateral to satisfy such charge or claim.

Section 5.4 Conduct of Business and Maintenance of Existence.

(a) Except as permitted under Section 6.4, continue to engage in business of the same general type as now conducted by it on the Closing Date and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges, licenses, consents, approvals and franchises material to the conduct of its business; provided, however that neither Holdco nor any of its Restricted Subsidiaries shall be required to preserve any such right, privilege, license, consent, approval or franchise if such entity shall determine that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof could not reasonably be expected to result in a Material Adverse Effect.

(b) Comply in all material respects with all Contractual Obligations except to the extent that failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.5 Maintenance of Property; Insurance.

(a) Keep all tangible material property useful and necessary in its business in good working order and condition (ordinary wear and tear and obsolescence excepted).

(b) Maintain with financially sound and reputable insurance companies (i) liability, casualty, property and business interruption insurance (including, without limitation, insurance with respect to its tangible Collateral) in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business and (ii) flood insurance with respect to any Property located in a flood plain to the extent required by law; and in each case furnish to the Administrative Agent, upon the request of the Administrative Agent, full information as to the insurance carried. The Administrative Agent shall be named as loss payee or mortgagee, as its interest may appear, and/or additional insured (with respect to Collateral only) with respect to any covered loss in excess of $250,000 under any such casualty, property and liability insurance, as applicable, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or canceled, and such policies shall provide that no act or default (other than nonpayment of policy premiums and fees) of the Credit Parties or any of their Restricted Subsidiaries or any other Person shall affect the rights of the Administrative Agent or the Lenders under such policy or policies.

Section 5.6 Inspection of Property; Books and Records; Discussions.

Keep proper books of records and account in which full, true and correct entries in material conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its businesses and activities; and permit, during regular business hours and upon reasonable notice by the Administrative Agent, the Administrative Agent (or after the occurrence and during the continuance of an Event of Default, any Lender) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired, and to discuss the business, operations, property, assets or financial condition of the Credit Parties or any of their Restricted Subsidiaries with officers and employees of the Credit Parties or any of their Restricted Subsidiaries and with their independent certified public accountants; provided, that so long as no Event of Default has occurred and is continuing, the Credit Parties shall only be required to pay the fees and expenses of the Administrative Agent for one such inspection in any fiscal year.

Section 5.7 Notices.

Give notice in writing to the Administrative Agent (which shall promptly transmit such notice to each Lender) of:

(a) promptly, but in any event within two (2) Business Days after any Responsible Officer of the Company obtains knowledge thereof, the occurrence of any Default or Event of Default;

(b) promptly, any default or event of default under any Contractual Obligation of any Credit Party or any of their Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(c) promptly upon any officer of the Company obtaining knowledge of (i) the institution of, or non-frivolous threat of, any litigation, investigation or proceeding against or affecting Holdco or any of its Restricted Subsidiaries or any property of Holdco or any of its Restricted Subsidiaries not previously disclosed in writing by the Company to Lenders or (ii) any material development in any litigation, investigation or proceeding that, in any case:

(A) if adversely determined, after giving effect to the coverage and policy limits of insurance policies issued to Holdco and its Restricted Subsidiaries, could reasonably be expected to result in a Material Adverse Effect; or

(B) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the making, securing or repayment of the Credit Party Obligations hereunder or the application of proceeds thereof;

written notice thereof together with such other information as may be reasonably available to the Company to enable Lenders and their counsel to evaluate such matters;

(d) any labor controversy that has resulted in, or threatens to result in, a strike or other work action against any Credit Party which could reasonably be expected to have a Material Adverse Effect;

(e) as soon as possible and in any event within thirty (30) days after any Responsible Officer of the Company obtains knowledge thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC (other than a Permitted Lien) or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or any Credit Party, any Commonly Controlled Entity or any Multiemployer Plan, with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan;

(f) promptly, upon any Responsible Officer of the Company obtaining knowledge of any notice of any material violation received by any Credit Party from any Governmental Authority including, without limitation, any notice of material violation of Environmental Laws; and

(g) promptly, any other development or event which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Credit Parties propose to take with respect thereto. In the case of any notice of a Default or Event of Default, the Company shall specify that such notice is a Default or Event of Default notice on the face thereof.

Section 5.8 Environmental Laws.

(a) Except to the extent such failure could not be reasonably expected to have a Material Adverse Effect, comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws;

(b) Except to the extent such failure could not be reasonably expected to have a Material Adverse Effect, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings; and

(c) Defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective employees, agents, officers and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Credit Parties or any of their Restricted Subsidiaries or the Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. The agreements in this paragraph shall survive repayment of the Credit Party Obligations and all other amounts payable hereunder and termination of the Commitments and the Credit Documents.

Section 5.9 Financial Covenants.

Comply with the following financial covenants:

(a) Total Leverage Ratio.

(i) Prior to any Qualified Public Offering, the Total Leverage Ratio, as of the last day of each fiscal quarter of Holdco occurring during the periods indicated below, shall be less than or equal to the following:

Period	Maximum Ratio
Closing Date through December 31, 2006	8.25 to 1.00
January 1, 2007 through December 31, 2007	8.00 to 1.00
January 1, 2008 through December 31, 2008	7.00 to 1.00
January 1, 2009 through December 31, 2009	6.00 to 1.00
January 1, 2010 through December 31, 2010	5.00 to 1.00
January 1, 2011 and thereafter	4.00 to 1.00

(ii) After any Qualified Public Offering, the Total Leverage Ratio, as of the last day of each fiscal quarter of Holdco occurring during the periods indicated below, shall be less than or equal to the following:

Period	Maximum Ratio
Closing Date through December 31, 2007	6.50 to 1.00
January 1, 2008 through December 31, 2008	6.25 to 1.00
January 1, 2009 through December 31, 2009	6.00 to 1.00
January 1, 2010 through December 31, 2010	5.75 to 1.00
January 1, 2011 through December 31, 2011	5.50 to 1.00
January 1, 2012 through December 31, 2012	5.25 to 1.00
January 1, 2013 and thereafter	5.00 to 1.00

(b) Interest Coverage Ratio.

(i) Prior to any Qualified Public Offering, the Interest Coverage Ratio, as of the last day of each fiscal quarter of Holdco occurring during the periods indicated below, shall be greater than or equal to the following:

Period	Minimum Ratio
July 1, 2006 through December 31, 2007	1.75 to 1.00
January 1, 2008 through December 31, 2010	2.00 to 1.00
January 1, 2011 and thereafter	2.25 to 1.00

(ii) After any Qualified Public Offering, the Interest Coverage Ratio, as of the last day of each fiscal quarter of Holdco occurring during the periods indicated below, shall be greater than or equal to the following:

Period	Minimum Ratio
July 1, 2006 through December 31, 2007	2.00 to 1.00
January 1, 2008 and thereafter	2.25 to 1.00

(c) Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio, as of the last day of each fiscal quarter of Holdco (commencing with the fiscal quarter ending September 30, 2006), shall be greater than or equal to 1.10 to 1.0.

Notwithstanding the above, the parties hereto acknowledge and agree that, for purposes of all calculations made in determining compliance for any applicable period with the financial covenants set forth in this Section 5.9, (a) after consummation of any Permitted Acquisition, (i) income statement items and other balance sheet items (whether positive or negative) attributable to the Target acquired in such transaction shall be included in such calculations to the extent relating to such applicable period, subject to adjustments in accordance with Regulation S-X promulgated under the Securities Act or otherwise reasonably acceptable to the Borrower and the Administrative Agent, and (ii) Indebtedness of a Target which is retired in connection with a Permitted Acquisition shall be excluded from such calculations and deemed to have been retired as of the first day of such applicable period and (b) any cash equity contribution (which equity shall be common equity, Qualified Preferred Equity or other equity having terms reasonably satisfactory to the Administrative Agent) made to Holdco after the end of a fiscal quarter and on or prior to the day that is ten (10) Business Days after the day on which financial statements are required to be delivered with respect to such fiscal quarter will, at the request of the Company, be included in the calculation of Consolidated EBITDA for the purposes of determining compliance with financial covenants at the end of such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA or applied to reduce Consolidated Indebtedness, a “Specified Equity Contribution”); provided that (i) in each four fiscal quarter period, there shall be at least one fiscal quarter in respect of which no Specified Equity Contribution is made, (ii) in each eight fiscal quarter period, there shall be a period of at least four consecutive fiscal quarters in respect of which no Specified Equity Contribution is made, (iii) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Credit Parties to be in compliance with the financial covenants set forth above, (iv) a Specified Equity Contribution shall only be included in the computation of the financial covenants for purposes of determining compliance by the Credit Parties with this Section 5.9 and not for any other purpose under this Agreement (including, without limitation, any determination of the Applicable Percentage) and (v) any Consolidated Indebtedness repaid with the proceeds of a Specified Equity Contribution shall not be deemed repaid for purposes of calculating the Total Leverage Ratio if, for purposes of calculating the Total Leverage Ratio, such Specified Equity Contribution has been included in the calculation of Consolidated EBITDA. Upon the making of a Specified Equity Contribution, the financial covenants in Section 5.9 shall be recalculated giving effect to the increase in Consolidated EBITDA or reduction in Consolidated Indebtedness. If, after giving effect to such recalculation,

Holdco is in compliance with the financial covenants, Holdco shall be deemed to have satisfied the requirements of the financial covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date.

Section 5.10 Additional Guarantors.

The Credit Parties will cause each of their Domestic Subsidiaries (other than Subsidiaries designated as Unrestricted Subsidiaries and transitory merger Subsidiaries), whether newly formed, after acquired or otherwise existing, and each other entity that guarantees the Secured Bridge Loan to promptly (and in any event within thirty (30) days after such Domestic Subsidiary is formed or acquired (or such longer period of time as agreed to by the Administrative Agent in its reasonable discretion)) become a Guarantor hereunder by way of execution of a Joinder Agreement. In connection therewith, the Credit Parties shall give notice to the Administrative Agent not less than ten (10) days prior to creating a Domestic Subsidiary (other than an Unrestricted Subsidiary) (or such shorter period of time as agreed to by the Administrative Agent in its reasonable discretion), or acquiring the Capital Stock of any other Person. The Credit Party Obligations shall be secured by, among other things, a first priority perfected security interest in the Collateral of such new Guarantor and a pledge of 100% of the Capital Stock of such new Guarantor and its Domestic Subsidiaries (other than Unrestricted Subsidiaries) and 66% (or such higher percentage that would not result in material adverse tax consequences for such new Guarantor) of the voting Capital Stock and 100% of the non-voting Capital Stock of its first-tier Foreign Subsidiaries. In connection with the foregoing, the Credit Parties shall deliver to the Administrative Agent, with respect to each new Guarantor to the extent applicable, substantially the same documentation required pursuant to Sections 4.1(b)-(f) and 5.12 and such other documents or agreements as the Administrative Agent may reasonably request.

Section 5.11 Compliance with Law.

Comply with all Requirements of Laws and all restrictions imposed by Governmental Authorities applicable to it and its Property if noncompliance with any such Requirement of Law or restriction could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.12 Pledged Assets.

(a) Cause 100% of the Capital Stock in each of its direct or indirect Domestic Subsidiaries (other than Unrestricted Subsidiaries) and 66% of the Capital Stock in each of its first tier Foreign Subsidiaries to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Security Documents or such other security documents as the Administrative Agent shall reasonably request.

(b) If, subsequent to the Closing Date, a Credit Party shall acquire a fee interest in any real property with a fair market value in excess of $1,000,000 or any securities, instruments, chattel paper or other personal property and required for perfection to be delivered to the Administrative Agent as Collateral hereunder or under any of the Security Documents, notify the Administrative Agent of same concurrently with the delivery of the next financial statement referred to in Section 5.1(b). Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, take such action at its own expense as requested by the Administrative Agent (including, without limitation, any of the actions described in Section 4.1(d) or (e) hereof) in accordance with the Security Documents to ensure that the Administrative Agent has a first priority perfected Lien to secure the Credit Party Obligations in (i) all personal property of the Credit Parties located in the United States and (ii) to the extent deemed to be material by the Administrative Agent or the Required Lenders in its or their sole reasonable discretion, all other personal property of the Credit Parties, subject in each case only to Permitted Liens. To the extent any Credit Party acquires real property located in the United States having a fair market value in excess of $1,000,000 after the Closing Date, such Credit Party shall deliver a Mortgage Instrument in form and substance satisfactory to the Administrative Agent granting a perfected Lien upon recording in the appropriate office to secure the Credit Party Obligations. Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, adhere to the covenants regarding the location of personal property as set forth in the Security Documents.

Section 5.13 Hedging Agreements.

Within 90 days following the Closing Date, cause at least 40% of the aggregate Term Loan then outstanding, and projected to be outstanding, to be hedged pursuant to Hedging Agreements for a term of at least three (3) years with a counterparty and on terms acceptable to the Administrative Agent.

Section 5.14 Covenants Regarding Patents, Trademarks and Copyrights.

(a) Notify the Administrative Agent promptly if it knows that any application, letters patent or registration relating to any Patent, Patent License (to the extent the granting of a security interest therein is not prohibited by any Requirement of Law, contract or otherwise), Trademark or Trademark License (to the extent the granting of a security interest therein is not prohibited by any Requirement of Law, contract or otherwise) of the Credit Parties or any of their Restricted Subsidiaries may become abandoned, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office or any court) regarding any Credit Party’s or any of its Restricted Subsidiary’s ownership of any Patent or Trademark, its right to patent or register the same, or to enforce, keep and maintain the same, or its rights under any Patent License or Trademark License, in each case, if such abandonment, determination or development could reasonably be expected to have a Material Adverse Effect.

(b) Notify the Administrative Agent promptly after it knows of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in any court) regarding any Copyright or Copyright License (to the extent the granting of a security interest therein is not prohibited by any Requirement of Law, contract or otherwise) of the Credit Parties or any of their Restricted Subsidiaries, whether (i) such Copyright or Copyright License may become invalid or unenforceable prior to its expiration or termination, or (ii) any Credit Party’s or any of its Restricted Subsidiary’s ownership of such Copyright, its right to register the same or to enforce, keep and maintain the same, or its rights under such Copyright License, may become affected, in each case, if such adverse determination or development could reasonably be expected to have a Material Adverse Effect.

(c) (i) Concurrently with the delivery of the next financial statement referred to in Section 5.1(b), notify the Administrative Agent of any filing by any Credit Party or any of its Restricted Subsidiaries, either itself or through any agent, employee, licensee or designee (but in no event later than the fifteenth day following such filing), of any application for registration of any Intellectual Property with the United States Copyright Office or United States Patent and Trademark Office or any similar office or agency in any other country or any political subdivision thereof.

(ii) Concurrently with the delivery of the next financial statement referred to in Section 5.1(b), provide the Administrative Agent and its counsel a complete and correct list of all registrations and applications pertaining to Intellectual Property owned by the Credit Parties or any of their Restricted Subsidiaries and all license agreements (other than agreements with respect to off-the-shelf software) pertaining to Copyright Licenses, Patent Licenses and Trademark Licenses of the Credit Parties or any of their Restricted Subsidiaries with respect to which annual payments in excess of $50,000 are made or received, in each case that have not been set forth as annexes of such documents and instruments showing all filings and recordings for the protection of the security interest of the Administration Agent therein pursuant to the agreements of the United States Patent and Trademark Office or the United States Copyright Office.

(iii) Upon request of the Administrative Agent, execute and deliver any and all agreements, instruments, documents, and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s security interest in the Intellectual Property and the general intangibles referred to in clauses (i) and (ii), including, without limitation, the goodwill of the Credit Parties and their Restricted Subsidiaries relating thereto or represented thereby (or such other Intellectual Property or the general intangibles relating thereto or represented thereby as the Administrative Agent may reasonably request).

(d) Take all necessary actions, including, without limitation, in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain each item of Intellectual Property of the Credit Parties and their Restricted Subsidiaries, including, without limitation, payment of maintenance fees, filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings, except where failure to take such actions could not reasonably be expected to have a Material Adverse Effect.

(e) In the event that any Credit Party becomes aware that any Intellectual Property is infringed, misappropriated or diluted by a third party in any material respect, notify the Administrative Agent promptly after it learns thereof and, unless the Credit Parties shall reasonably determine that such Intellectual Property is not material to the business of the Credit Parties and their Restricted Subsidiaries taken as a whole, promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and take such other actions as the Credit Parties shall reasonably deem appropriate under the circumstances to protect such Intellectual Property.

Section 5.15 Credit Facility Ratings.

Cause the credit facilities set forth in this Credit Agreement to be rated by each of Moody’s and S&P.

Section 5.16 Post-Closing Covenants; Further Assurances

(a) Within thirty (30) days after the closing Date (or such extended period of time as agreed to by the Administrative Agent), the Credit Parties shall use commercially reasonable efforts to deliver to the Administrative Agent or Control Agent a landlord waiver executed by the landlord for each leased property of the Credit Parties where any books and records or printing equipment are located.

(b) Within ninety (90) days after the Closing Date (or such extended period of time as agreed to by the Administrative Agent), to the extent reasonably required by the Administrative Agent, the Credit Parties shall provide evidence reasonably satisfactory to the Administrative Agent that all material chain of title issues (including unreleased filings related to Liens that have previously been terminated) with respect to the Intellectual Property of the Credit Parties registered with the United States Patent and Trademark Office have been corrected in the appropriate records of the United States Patent and Trademark Office.

(c) Upon the reasonable request of the Administrative Agent, promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents for filing under the provisions of the Uniform Commercial Code or any other Requirement of Law which are necessary or advisable to maintain in favor of the Administrative Agent, for the benefit of the Secured Parties, Liens on the Collateral that are duly perfected in accordance with the requirements of, or the obligations of the Credit Parties under, the Credit Documents and all applicable Requirements of Law.

ARTICLE VI

NEGATIVE COVENANTS

The Credit Parties hereby covenant and agree that on the Closing Date, and thereafter for so long as this Credit Agreement is in effect and until the Commitments have terminated, no Note remains outstanding and unpaid and the Credit Party Obligations (other than Unasserted Obligations) owing to the Administrative Agent or any Lender hereunder are paid in full, that:

Section 6.1 Indebtedness.

The Credit Parties will not, nor will they permit any Restricted Subsidiary to, contract, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness arising or existing under this Credit Agreement and the other Credit Documents;

(b) Indebtedness of the Credit Parties and their Restricted Subsidiaries existing as of the Closing Date as referenced in the financial statements referenced in Section 3.1 (and set out more specifically in Schedule 6.1(b)) hereto and renewals, refinancings or extensions thereof in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension;

(c) Indebtedness and obligations owing under Secured Hedging Agreements and other Hedging Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;

(d) Indebtedness under the Secured Bridge Loan Documents in a principal amount not to exceed $152,000,000 at any time outstanding or any refinancing thereof as permitted under Section 6.11;

(e) Guaranty Obligations in respect of Indebtedness of a Credit Party to the extent such Indebtedness is permitted to exist or be incurred pursuant to this Section 6.1;

(f) Indebtedness arising from agreements providing for indemnification and purchase price adjustment obligations or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of any Credit Party or its Restricted Subsidiaries pursuant to such agreements, in connection with Asset Dispositions, other sales of assets or Permitted Acquisitions;

(g) unsecured intercompany Indebtedness among the Credit Parties and their Subsidiaries and joint ventures to the extent permitted pursuant to Section 6.5; provided, that (i) a security interest in all such intercompany Indebtedness owed to a Credit Party shall have been granted to Administrative Agent for the benefit of Lenders and (ii) if such intercompany Indebtedness is evidenced by a promissory note or other instrument, such promissory note or instrument shall have been pledged to Administrative Agent pursuant to the Security Documents;

(h) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(i) Indebtedness representing deferred compensation to employees of any Credit Party and its Restricted Subsidiaries incurred in the ordinary course of business;

(j) Indebtedness incurred in respect of workers’ compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guaranties provided by Holdco and its Restricted Subsidiaries in the ordinary course of business;

(k) Indebtedness with respect to (i) Capital Leases and (ii) purchase money Indebtedness; provided that (A) any such Indebtedness under this clause (k), (x) shall be secured only by the asset subject to such Capital Lease or acquired in connection with the incurrence of such Indebtedness, and (y) shall not exceed the cost of the asset so acquired, and (B) after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis, the Credit Parties shall be in compliance with the financial covenants set forth in Section 5.9;

(l) Indebtedness incurred under credit cards issued to employees, agents, officers, directors or other Affiliates of any Credit Party or its Restricted Subsidiaries in the ordinary course of business;

(m) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(n) Indebtedness of a Subsidiary of the Company issued and outstanding on or prior to the date on which such Subsidiary was acquired by the Company or a Subsidiary of the Company in a transaction constituting a Permitted Acquisition (other than Indebtedness issued as consideration in, or to provide all or any portion of the funds utilized to consummate such Permitted Acquisition) and any extension, renewal or replacement thereof (including costs and fees incurred in connection with such extension, renewal or replacement); provided, that the aggregate amount of such Indebtedness outstanding at any time shall not exceed $20,000,000;

(o) Subordinated Debt of the Credit Parties; and

(p) unsecured Indebtedness of the Credit Parties which does not exceed $45,000,000 in the aggregate at any time outstanding.

Section 6.2 Liens.

The Credit Parties will not, nor will they permit any Restricted Subsidiary to, contract, create, incur, assume or permit to exist any Lien with respect to any of their respective property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for Permitted Liens. Notwithstanding the foregoing, if a Credit Party shall grant a Lien on any of its assets in violation of this Section 6.2, then it shall be deemed to have simultaneously granted an equal and ratable Lien on any such assets in favor of the Administrative Agent for the benefit of the Lenders.

Section 6.3 Nature of Business.

From and after the Closing Date, the Credit Parties shall not, and shall not permit any of their Restricted Subsidiaries to, engage in any material business other than (i) the businesses engaged in by the Credit Parties and their Restricted Subsidiaries on the Closing Date and businesses reasonably related thereto and reasonable extensions thereof and (ii) other related media businesses.

Section 6.4 Consolidation, Merger, Sale or Purchase of Assets, etc.

The Credit Parties will not, nor will they permit any Restricted Subsidiary to,

(a) dissolve, liquidate or wind up its affairs, or sell, transfer, lease or otherwise dispose of its property or assets or agree to do so at a future time, except the following, without duplication, shall be expressly permitted:

(i) any Restricted Subsidiary of the Company may be liquidated, wound up or dissolved, and all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of to any Credit Party;

(ii) (A) the sale, transfer, lease or other disposition of inventory and materials in the ordinary course of business and (B) the conversion of cash into Cash Equivalents and Cash Equivalents into cash;

(iii) Recovery Events;

(iv) the sale, lease, transfer or other disposition of machinery, parts and equipment no longer used or useful in the conduct of the business of the Credit Parties or any of their Restricted Subsidiaries;

(v) the sale, lease or transfer of property or assets from a Credit Party to another Credit Party;

(vi) in order to resolve disputes that occur in the ordinary course of business, Holdco and its Restricted Subsidiaries may discount or otherwise compromise for less than the face value thereof, notes or accounts receivable;

(vii) Holdco and its Restricted Subsidiaries may sell or dispose of shares of Capital Stock of any of its Subsidiaries in order to qualify members of the Governing Body of such Subsidiary if required by applicable law;

(viii) the grant by Holdco or any of its Restricted Subsidiaries in the ordinary course of business of a license to any Person for the use of any Intellectual Property owned by Holdco or any of its Restricted Subsidiaries;

(ix) the unwinding of any derivative instruments or agreements;

(x) the sale or disposition of Investments under clauses (f), (j), (k) and (n) of the definition of Permitted Investments (other than Investments received in connection with any Asset Disposition permitted by subsection (xiii) below);

(xi) the sublease of any real or personal property in the ordinary course of business;

(xii) sales, assignments, transfers or dispositions of accounts receivable in the ordinary course of business for purposes of collection; or

(xiii) sales of revenue-producing assets (or of all of the outstanding Capital Stock of a Subsidiary that owns such assets):

(A) to the extent the Attributable Revenues of all such assets (and Subsidiaries) transferred in all such asset sales during any period of 365 consecutive days does not exceed 16.5% of Pro Forma Revenues for the most recent four fiscal quarter period for which Pro Forma Revenues can then be determined; provided that (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof and (2) the proceeds of such asset sales shall be applied as required by subsection 2.8(b)(iii); or

(B) to the extent the Attributable Revenues of all assets (and Subsidiaries) transferred in all such asset sales during any period of 365 consecutive days exceeds 16.5% but does not exceed 33% of Pro Forma Revenues for the most recent four fiscal quarter period for which Pro Forma Revenues can then be determined; provided that (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof, (2) the consideration received in connection with all asset sales made pursuant to this clause (B), when added to the consideration received in connection with all asset sales made pursuant to clause (A) above, shall be not less than a multiple of 7 times the Attributable EBITDA of all assets (and Subsidiaries) transferred in all such asset sales in the aggregate during such 365-day period and (45) the proceeds of such asset sales shall be applied as required by subsection 2.8(b)(ii);

provided that after giving effect to any Asset Disposition pursuant to clause (xii) above, (1) the Credit Parties shall be in compliance on a Pro Forma Basis with the financial covenants set forth in Section 5.9 hereof, recalculated for the most recently ended month for which information is available, and (2) no Default or Event of Default shall exist or shall result therefrom; provided, further, that with respect to sales of assets permitted hereunder only, the Administrative Agent shall be entitled, without the consent of the Required Lenders, to release its Liens relating to the particular assets sold; or

(b) (i) purchase, lease or otherwise acquire (in a single transaction or a series of related transactions) the property or assets of any Person, other than (A) Permitted Acquisitions and (B) except as otherwise limited or prohibited herein, purchases or other acquisitions of inventory, materials, property and equipment in the ordinary course of business, or (ii) enter into any transaction of merger or consolidation, except for (A) Investments or acquisitions permitted pursuant to Section 6.5, (B) the merger or consolidation of a Credit Party with and into another Credit Party; provided that (1) if a Borrower is a party thereto, such Borrower will be the surviving entity (other than in respect of any such transaction between two or more Borrowers, in which case one such Borrower shall be the surviving entity; provided that (x) such surviving Borrower hereby agrees to assume and be directly liable for all Credit Party Obligations of the Borrower that is merged with and into it upon the consummation of such merger and (y) if the Company is one of the Borrowers involved in the merger, it shall be the surviving entity) and (2) if the Company is a party thereto, the Company will be the surviving entity, (C) the merger or consolidation of a Subsidiary that is not a Credit Party with and into a Credit Party; provided, that such Credit Party will be the surviving entity and (D) the merger or consolidation of a Subsidiary that is not a Credit Party with and into a Subsidiary that is not a Credit Party.

Section 6.5 Advances, Investments and Loans.

The Credit Parties will not, nor will they permit any Restricted Subsidiary to, make any Investment except for Permitted Investments.

Section 6.6 Transactions with Affiliates.

The Credit Parties will not, nor will they permit any Restricted Subsidiary to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director, shareholder or Affiliate (other than a Credit Party) other than: (a) on terms and conditions that are less favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an officer, director, shareholder or Affiliate; (b) Restricted Payments specifically permitted by Section 6.10; and (c) reasonable and customary fees, expense reimbursement and indemnities paid to members of the Governing Bodies of Holdco and its Restricted Subsidiaries.

Section 6.7 Ownership of Subsidiaries; Restrictions.

The Credit Parties will not, nor will they permit any Restricted Subsidiary to, create, form or acquire any Subsidiaries, except for Unrestricted Subsidiaries and Domestic Subsidiaries that are joined as Additional Credit Parties as required by the terms hereof. The Credit Parties will not sell, transfer, pledge or otherwise dispose of any Capital Stock or other equity interests in any of their Subsidiaries, nor will they permit any of their Restricted Subsidiaries to issue, sell, transfer, pledge or otherwise dispose of any of their Capital Stock or other equity interests, except in a transaction permitted by Section 6.4.

Section 6.8 Corporate Changes; Accounting Methods.

No Credit Party will, nor will it permit any of its Restricted Subsidiaries to, (a) change its fiscal year (unless changing it to a calendar fiscal year), (b) amend, modify or change its articles of incorporation, certificate of designation (or corporate charter or other similar organizational document) operating agreement or bylaws (or other similar document) in any respect materially adverse to the interests of the Lenders without the prior written consent of the Required Lenders, (c) change its state of incorporation, organization or formation, without giving the Administrative Agent at least thirty (30) days’ prior notice of such action to, or have more than one state of incorporation, organization or formation or (d) materially change its accounting method (except in accordance with GAAP) in any manner materially adverse to the interests of the Lenders without the prior written consent of the Required Lenders.

Section 6.9 Limitation on Restricted Actions.

The Credit Parties will not, nor will they permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (a) pay dividends or make any other distributions to any Credit Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any Credit Party, (c) make loans or advances to any Credit Party, (d) sell, lease or transfer any of its properties or assets to any Credit Party, or (e) act as a Guarantor and pledge its assets pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a)-(d) above) for such encumbrances or restrictions existing under or by reason of (i) this Credit Agreement and the other Credit Documents, (ii) applicable law, (iii) any document or instrument governing purchase money Indebtedness or Capital Leases permitted by Section 6.1; provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (iv) any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (v) any agreement relating to permitted Indebtedness incurred by a Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by a Credit Party or its Restricted Subsidiary and outstanding on such acquisition date or (vi) customary restrictions on subletting or assigning leasehold interests of a Credit Party or a Restricted Subsidiary.

Section 6.10 Restricted Payments.

The Credit Parties will not, nor will they permit any Restricted Subsidiary to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except the following:

(a) the Credit Parties may make Restricted Payments payable solely in shares of Capital Stock of such Person (except preferred Capital Stock that is not Qualified Preferred Equity);

(b) the Credit Parties may make dividends or other distributions payable to a Credit Party (directly or indirectly through its Subsidiaries) other than Parent except as permitted hereunder;

(c) Holdco may make Restricted Payments to the Parent, the proceeds of which shall be used to (i) pay operating expenses and other corporate overhead costs and expenses of the Parent and its Restricted Subsidiaries, in each case which are reasonable and customary and incurred in the ordinary course of business or (ii) pay expenses of the Parent incurred in connection with any offering of securities of the Parent (whether or not successful);

(d) any Credit Party and Restricted Subsidiary may make Restricted Payments to the Parent to the extent of the amount that such Credit Party or Restricted Subsidiary would be required to pay in respect to taxes were it to pay such taxes as a stand-alone taxpayer.

(e) after the Secured Bridge Loan has been repaid in full and the Secured Bridge Loan Documents terminated, Holdco may pay dividends to the Parent up to four times per fiscal year so long as after giving effect to any such dividend payment, the Credit Parties are in pro forma compliance with each of the financial covenants set forth in Section 5.9 hereof and the Total Leverage Ratio is less than 6.25 to 1.0, in each case as demonstrated in an officer’s certificate delivered to the Administrative Agent containing reasonably detailed calculations thereof, satisfactory to the Administrative Agent;

(f) to the extent a Qualified Public Offering has not occurred, Holdco may make Restricted Payments to the Parent up to two (2) times during the twenty-four (24) month period immediately following the Closing Date in an amount not to exceed $10,000,000 in the aggregate; provided, however, that if a Qualified Public Offering does not occur within 60 days of any such dividend payment, the Parent will immediately refund the full amount of such dividend payments to Holdco which shall then refund such full amount to the Company;

(g) in respect of any calendar year or portion thereof during which Holdco is a Flow-Through Entity, Holdco may make Restricted Payments to the Parent sufficient to permit the Parent to pay United States federal, state, local and foreign income taxes that are required to be paid by it with respect to its ownership of Capital Stock of Holdco, as estimated by Holdco in good faith;

(h) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Holdco may make Restricted Payments to the Parent in order for the Parent to repurchase or redeem outstanding shares of Capital Stock (or options to purchase Capital Stock) of the Parent owned by current or former employees, officers, or directors of the Parent or any of its Subsidiaries pursuant to any management equity subscription agreement, stock option agreement or similar equity agreement, shareholders agreement or benefit plan; provided, that the aggregate amount of all Restricted Payments paid pursuant to this subclause (g) in any fiscal year shall not exceed $2,500,000;

(i) so long as no Default or Event of Default shall exist and be continuing or would result therefrom, the Holdco may make Restricted Payments to the Parent to pay expenses and indemnities due Sponsor under the Registration Rights Agreement; and

(j) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, subject to the terms of the Intercreditor Agreement, the Company may make regularly scheduled payments of interest in respect of the Secured Bridge Loan.

Notwithstanding the foregoing, any Restricted Payments made to the Parent from any Credit Party shall be reduced by any Investments made pursuant to clause (l) of the definition of “Permitted Investments”.

Section 6.11 Amendment of Secured Bridge Loan or other Subordinated Debt.

(a) No Secured Bridge Loan Document may be amended, supplemented or otherwise modified or entered into and no obligations under the Secured Bridge Loan Documents may be refinanced, except that the Secured Bridge Loan Documents may be amended or the obligations thereunder may be refinanced in a manner that is subject to, and in compliance with, the requirements of the Intercreditor Agreement.

(b) No Credit Party will, nor will any Credit Party permit any Restricted Subsidiary to, amend, modify, waive or extend or permit the amendment, modification, waiver or extension of any term of any document governing or relating to any Subordinated Debt in a manner that is materially adverse to the interests of the Lenders.

(c) No Credit Party will, nor will any Credit Party permit any Restricted Subsidiary to, agree to any material amendment to, waive any of its material rights under, or make any election pursuant to the terms of, the Registration Rights Agreement and any agreements or documents governing or relating to the Capital Stock of the Parent after the Closing Date (i) to provide for cash payment of any amounts with respect thereto or (ii) that adversely affects the rights or interests of the Lenders, without in each case obtaining the prior written consent of Required Lenders to such amendment, waiver or election.

Section 6.12 Sale Leasebacks.

The Credit Parties will not, nor will they permit any Restricted Subsidiary to, directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an Operating lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which any Credit Party or any Restricted

Subsidiary has sold or transferred or is to sell or transfer to a Person which is not a Credit Party or a Restricted Subsidiary or (b) which any Credit Party or any Restricted Subsidiary intends to use for substantially the same purpose as any other property which has been sold or is to be sold or transferred by a Credit Party or a Restricted Subsidiary to another Person which is not a Credit Party or a Restricted Subsidiary in connection with such lease; provided, that the Credit Parties and their Restricted Subsidiaries may become and remain liable as lessee, guarantor or other surety with respect to any such lease if and to the extent that the Credit Party or any of its Restricted Subsidiaries would be permitted to enter into, and remain liable under, such lease to the extent that the transaction would be permitted under Section 6.1, assuming the sale and leaseback constituted Indebtedness in a principal amount equal to the gross proceeds of the sale.

Section 6.13 No Further Negative Pledges.

The Credit Parties will not, nor will they permit any Restricted Subsidiary to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon any of their properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except (a) pursuant to this Credit Agreement and the other Credit Documents, (b) pursuant to the Secured Bridge Loan Documents, (c) pursuant to any document or instrument governing purchase money Indebtedness or Capital Leases permitted pursuant to Section 6.1; provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (d) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (e) specific property to be sold pursuant to an executed agreement with respect to a permitted Asset Disposition, and (f) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be).

Section 6.14 Account Control Agreements; Additional Accounts.

On and after the date that is ninety (90) days after the Closing Date, each of the Credit Parties will not, nor will it permit any Restricted Subsidiary to, open, maintain or otherwise have any checking, savings or other accounts at any bank or other financial institution, or any other account where money is or may be deposited or maintained with any Person, other than (a) demand deposit accounts and securities accounts that are subject to an Account Control Agreement, (c) other demand deposit accounts established after the Closing Date solely as (i) payroll, (ii) 401(k) and other retirement plans and employee benefits including rabbi trusts for deferred compensation, (iii) health care benefits and (iv) escrow arrangements (e.g., environmental and indemnity amounts) and other zero balance accounts or for which (i) any Credit Party or any Restricted Subsidiary, the depository bank and the Administrative Agent have entered into a cash collateral agreement specifically negotiated among such Credit Party or Restricted Subsidiary, the depository bank and the Administrative Agent for the specific purpose set forth therein or (ii) the Administrative Agent is the depository bank and (d) other deposit accounts and securities accounts, so long as at any time the aggregate balance (including the fair market value of any investment property) in all such accounts does not exceed $5,000,000.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.1 Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a) Payment. (i) The Borrowers shall fail to pay any principal on any Loan when due in accordance with the terms hereof; or (ii) the Borrowers shall fail to reimburse the Issuing Lender for any LOC Obligations when due in accordance with the terms hereof; or (iii) the Borrowers shall fail to pay any interest on any Loan or any fee or other amount payable hereunder when due in accordance with the terms hereof and such failure shall continue unremedied for five (5) days; or (iv) or any Credit Party shall fail to pay on the Guaranty in respect of any of the foregoing or in respect of any other Guaranty Obligations hereunder (after giving effect to the grace period in clause (iii)); or

(b) Misrepresentation. Any representation or warranty made or deemed made herein, in the Security Documents or in any of the other Credit Documents or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Credit Agreement shall (i) with respect to representations and warranties that contain a materiality qualifier prove to have been incorrect, false or misleading and (ii) with respect to any representations and warranties that do not contain a materiality qualifier, prove to have been incorrect, false or misleading in any material respect, in each case on or as of the date made or deemed made; or

(c) Covenant Default. (i) Any Credit Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Sections 5.1 or 5.2(b) (in each case prior to a Qualified Public Offering) or contained in Sections 5.4 (with respect to maintaining the existence, rights and franchises of Holdco and the Company), 5.7, 5.9, 5.13 or Article VI hereof; or (ii) any Credit Party shall fail to comply with any other covenant contained in this Credit Agreement (including, after a Qualified Public Offering, Sections 5.1 and 5.2(b)) or the other Credit Documents or any other agreement, document or instrument among any Credit Party, the Administrative Agent and the Lenders or executed by any Credit Party in favor of the Administrative Agent or the Lenders (other than as described in Sections 7.1(a) or 7.1(c)(i) above), and such breach or failure to comply is not cured within thirty (30) days of its occurrence; or

(d) Debt Cross-Default. (i) (A) Any Credit Party shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration,

demand, or otherwise, but after the expiration of any applicable grace period) in respect of the Secured Bridge Loan or (B) any portion of the Secured Bridge Loan is declared to be due and payable (or automatically become due and payable) prior to the stated maturity of the Secured Bridge Loan as a result of a Secured Bridge Loan Event of Default; (ii) any Credit Party shall default in any payment of principal of or interest on any Indebtedness (other than the Loans, Reimbursement Obligations and the Guaranty) in a principal amount outstanding of at least $10,000,000 for the Credit Parties and any of their Restricted Subsidiaries in the aggregate beyond any applicable grace period (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness was created; (iii) any Credit Party shall default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans, Reimbursement Obligations and the Guaranty) in a principal amount outstanding of at least $10,000,000 in the aggregate for the Credit Parties and their Restricted Subsidiaries or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity; or (iv) any Credit Party shall breach or default any Secured Hedging Agreement and such breach or default shall not have been remedied or waived within 30 days; or

(e) Bankruptcy Default. (i) A Credit Party or any of its Restricted Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or a Credit Party or any of its Restricted Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against a Credit Party or any of its Restricted Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against a Credit Party or any of its Restricted Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of their assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) a Credit Party or any of its Restricted Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i), (ii), or (iii) above; or (v) a Credit Party or any of its Restricted Subsidiaries shall generally not, or shall be unable to, or shall admit in writing their inability to, pay its debts as they become due; or

(f) Judgment Default. One or more judgments or decrees shall be entered against a Credit Party or any of its Restricted Subsidiaries involving in the aggregate a liability (to the extent not covered by insurance) of $10,000,000 or more and all such judgments or decrees shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof or any injunction, temporary restraining order or similar decree shall be issued against a Credit Party or any of its Subsidiaries that, individually or in the aggregate, could result in a Material Adverse Effect; or

(g) ERISA Default. To the extent any of the following results in a Material Adverse Effect, (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan (other than a Permitted Lien) shall arise on the assets of the Credit Parties or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee could reasonably result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, or (v) a Credit Party, any of its Restricted Subsidiaries or any Commonly Controlled Entity shall incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, any Multiemployer Plan; or

(h) Change of Control. There shall occur a Change of Control; or

(i) Invalidity of Guaranty. At any time after the execution and delivery thereof, the Guaranty, for any reason other than the satisfaction in full of all Credit Party Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, or any Credit Party shall contest the validity or enforceability of the Guaranty or any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Credit Document to which it is a party; or

(j) Invalidity of Credit Documents. Any other Credit Document shall fail to be in full force and effect or to give the Administrative Agent and/or the Lenders the security interests, liens, rights, powers and privileges purported to be created thereby (except as such documents may be terminated or no longer in force and effect in accordance with the terms thereof, other than those indemnities and provisions which by their terms shall survive), or any Credit Party shall contest, in writing, the validity or enforceability of any Lien granted to the Administrative Agent for the benefit of the Lenders or any Lien shall fail to be a first priority, perfected Lien on a material portion of the personal property Collateral; or

(k) Subordinated Debt. The subordination provisions contained in any Subordinated Debt shall cease to be in full force and effect or to give the Lenders the rights, powers and privileges purported to be created thereby; or the Credit Party Obligations shall cease to be classified as “Senior Indebtedness,” “Designated Senior Indebtedness” or any similar designation under any Subordinated Debt instrument, in each case except to the extent such Subordinated Debt, if classified as a type of Indebtedness other than Subordinated Debt, would be permitted by the terms of Section 6.1.

Section 7.2 Acceleration; Remedies.

Upon the occurrence and during the continuance of an Event of Default, then, and in any such event, (a) if such event is an Event of Default specified in Section 7.1(e) above, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon), and all other amounts under the Credit Documents (including without limitation the maximum amount of all contingent liabilities under Letters of Credit) shall immediately become due and payable, and (b) if such event is any other Event of Default, any or all of the following actions may be taken: (i) with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; (ii) the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, declare the Loans (with accrued interest thereon) and all other amounts owing under this Credit Agreement and the Notes to be due and payable forthwith and direct the Borrowers to pay to the Administrative Agent cash collateral as security for the LOC Obligations for subsequent drawings under then outstanding Letters of Credit an amount equal to the maximum amount of which may be drawn under Letters of Credit then outstanding, whereupon the same shall immediately become due and payable; and/or (iii) with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, exercise such other rights and remedies as provided under the Credit Documents and under applicable law.

Notwithstanding anything contained in the preceding paragraph, if at any time within 60 days after an acceleration of the Loans pursuant to such paragraph the Borrowers shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than as a result of such acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Defaults and Events of Default (other than non-payment of the principal of and accrued interest on the Loans, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 9.1, then the Required Lenders, by written notice to the Company, may at their option rescind and annul such acceleration and its consequences; but such action shall not affect any subsequent Default or Event of Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind Lenders to a decision which may be made at the election of Required Lenders and are not intended, directly or indirectly, to benefit the Company, and such provisions shall not at any time be construed so as to grant the Company the right to require the Lenders to rescind or annul any acceleration hereunder or to preclude the Administrative Agent or the Lenders from exercising any of the rights or remedies available to them under any of the Credit Documents, even if the conditions set forth in this paragraph are met.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Section 8.1 Appointment.

Each Lender hereby irrevocably designates and appoints Wachovia as the Administrative Agent of such Lender under this Credit Agreement, and each such Lender irrevocably authorizes Wachovia, as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Credit Agreement and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Credit Agreement, together with such other powers as are reasonably incidental thereto. Each Lender acknowledges that the Credit Parties may rely on each action taken by the Administrative Agent on behalf of the Lenders hereunder. Notwithstanding any provision to the contrary elsewhere in this Credit Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or otherwise exist against the Administrative Agent.

Section 8.2 Delegation of Duties.

The Administrative Agent may execute any of its duties under this Credit Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. Without limiting the foregoing, the Administrative Agent may appoint one of its affiliates as its agent to perform the functions of the Administrative Agent hereunder relating to the advancing of funds to the Borrowers and distribution of funds to the Lenders and to perform such other related functions of the Administrative Agent hereunder as are reasonably incidental to such functions.

Section 8.3 Exculpatory Provisions.

Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Credit Agreement (except for its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Credit Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Credit Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any of the Credit Documents or for any failure of any Credit Party to perform its obligations hereunder or thereunder. The

Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance by any Credit Party of any of the agreements contained in, or conditions of, this Credit Agreement, or to inspect the properties, books or records of any Credit Party.

Section 8.4 Reliance by Administrative Agent.

(a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Credit Parties), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless an executed Assignment Agreement has been filed with the Administrative Agent pursuant to Section 9.6(c) with respect to the Loans evidenced by such Note. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any of the Credit Documents in accordance with a request of the Required Lenders or all of the Lenders, as may be required under this Credit Agreement, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

(b) For purposes of determining compliance with the conditions specified in Section 4.1, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

Section 8.5 Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Company referring to this Credit Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Credit Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Lenders, or all of the Lenders, as the case may be.

Section 8.6 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of any Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, assets or financial condition and creditworthiness of the Borrowers or any other Credit Party and made its own decision to make its Loans hereunder and enter into this Credit Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, assets or financial condition and creditworthiness of the Borrowers and the other Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, assets or financial condition or creditworthiness of the Borrowers or any other Credit Party which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

Section 8.7 Indemnification.

The Lenders agree to indemnify the Administrative Agent, the Issuing Lender and their Affiliates and their respective officers, directors, agents and employees (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Revolving Commitment Percentages in effect on the date on which indemnification is sought under this Section, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Credit Party Obligations) be imposed on, incurred by or asserted against any such indemnitee in any way relating to or arising out of any Credit Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any such indemnitee under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from such indemnitee’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction. The agreements in this Section 8.7 shall survive the termination of this Credit Agreement and payment of the Notes and all other amounts payable hereunder.

Section 8.8 Administrative Agent in Its Individual Capacity.

The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrowers as though the Administrative Agent were not the Administrative Agent hereunder. With respect to its Loans made or renewed by it and any Note issued to it, the Administrative Agent shall have the same rights and powers under this Credit Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

Section 8.9 Successor Administrative Agent.

The Administrative Agent may resign as Administrative Agent upon 30 days’ prior notice to the Company and the Lenders. If the Administrative Agent shall resign as Administrative Agent under this Credit Agreement and the Notes or if the Administrative Agent enters or becomes subject to receivership, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the Company with such approval not to be unreasonably withheld (provided, however if an Event of Default shall exist at such time, no approval of the Company shall be required hereunder), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Credit Agreement or any holders of the Notes. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Credit Agreement.

Section 8.10 Nature of Duties.

Except as otherwise expressly stated herein, any agent (other than the Administrative Agent) or co-lead arranger listed from time to time on the cover page of this Credit Agreement shall have no obligations, responsibilities or duties under this Credit Agreement or under any other Credit Document other than obligations, responsibilities and duties applicable to all Lenders in their capacity as Lenders; provided, however, that such agents and co-lead arrangers shall be entitled to the same rights, protections, exculpations and indemnifications granted to the Administrative Agent under this Article VIII in their capacity as an agent or co-lead arranger.

Section 8.11 Intercreditor Agreement.

Each of the Lenders hereby acknowledges that it has received and reviewed the Intercreditor Agreement and agrees to be bound by the terms thereof. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 9.6(c)) hereby authorizes the

Administrative Agent to enter into the Intercreditor Agreement on behalf of such Lender and agrees that the Administrative Agent may take such actions on its behalf as is contemplated by the terms of the Intercreditor Agreement.

Section 8.12 Releases.

The Administrative Agent will release any Guarantor and any Lien on any Collateral, which is sold as permitted by the Credit Agreement or as otherwise permitted by the Lenders or Required Lenders, as applicable.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendments, Waivers and Release of Collateral.

Neither this Credit Agreement nor any of the other Credit Documents, nor any terms hereof or thereof may be amended, supplemented, waived or modified (by amendment, waiver, consent or otherwise) except in accordance with the provisions of this Section nor may Collateral be released except as specifically provided herein or in the Security Documents or in accordance with the provisions of this Section 9.1. The Required Lenders may or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Credit Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive or consent to the departure from, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Credit Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such amendment, supplement, modification, release, waiver or consent shall:

(i) reduce the amount or extend the scheduled date of maturity of any Loan or Note or any installment thereon, or reduce the stated rate of any interest or fee payable hereunder (except in connection with a waiver of interest at the increased post-default rate set forth in Section 2.9 which shall be determined by a vote of the Required Lenders) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; provided that, it is understood and agreed that (A) no waiver, reduction or deferral of a mandatory prepayment required pursuant to Section 2.8(b), nor any amendment of Section 2.8(b) or the definitions of Asset Disposition, Debt Issuance, Equity Issuance, Excess Cash Flow, or Recovery Event, shall constitute a reduction of the amount of, or an extension of the scheduled date of, the scheduled date of maturity of, or any installment of, any Loan or Note, (B) any reduction in the stated rate of interest on Revolving Loans shall only require the written consent of each Lender holding a Revolving Commitment and (C) any reduction in the stated rate of interest on the Term Loan shall only require the written consent of each Lender holding a portion of the outstanding Term Loan; or

(ii) amend, modify or waive any provision of this Section 9.1 or reduce the percentage specified in the definition of Required Lenders, without the written consent of all the Lenders; or

(iii) release any Borrower or all or substantially all of the Guarantors from obligations under the Guaranty, without the written consent of all of the Lenders and Hedging Agreement Providers; or

(iv) release all or substantially all of the Collateral without the written consent of all of the Lenders and Hedging Agreement Providers; or

(v) subordinate the Loans to any other Indebtedness without the written consent of all of the Lenders; or

(vi) permit a Letter of Credit to have an original expiry date more than twelve (12) months from the date of issuance without the consent of each of the Revolving Lenders; provided, that the expiry date of any Letter of Credit may be extended in accordance with the terms of Section 2.3(a); or

(vii) permit any Borrower to assign or transfer any of its rights or obligations under this Credit Agreement or other Credit Documents without the written consent of all of the Lenders; or

(viii) amend Section 2.8(b)(vii) or Section 2.12 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; or

(ix) amend, modify or waive any provision of the Credit Documents requiring consent, approval or request of the Required Lenders or all Lenders without the written consent of the Required Lenders or all the Lenders as appropriate; or

(x) amend, modify or waive any provision of the Credit Documents affecting the rights or duties of the Administrative Agent, the Issuing Lender or the Swingline Lender under any Credit Document without the written consent of the Administrative Agent, the Issuing Lender and/or the Swingline Lender, as applicable, in addition to the Lenders required hereinabove to take such action; or

(xi) amend, modify or waive the order in which Credit Party Obligations are paid in Section 2.12(b) without the written consent of each Lender and each Hedging Agreement Provider directly affected thereby; or

(xii) amend the definitions of “Hedging Agreement,” “Secured Hedging Agreement,” or “Hedging Agreement Provider” without the consent of any Hedging Agreement Provider that would be adversely affected thereby.

Any such waiver, any such amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Borrowers, the other Credit Parties, the Lenders, the Administrative Agent and all future holders of the Notes. In the case of any waiver, the Borrowers, the other Credit Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loans and Notes and other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding any of the foregoing to the contrary, the consent of the Borrowers and the other Credit Parties shall not be required for any amendment, modification or waiver of the provisions of Article VIII (other than the provisions of Section 8.9).

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.

Section 9.2 Notices.

(a) Except as otherwise provided in Article II, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or other electronic communications as provided below), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) when delivered by hand, (b) when transmitted via telecopy (or other facsimile device) to the number set out herein, (c) the Business Day following the day on which the same has been delivered prepaid (or pursuant to an invoice arrangement) to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, addressed as follows in the case of the Company, the other Credit Parties and the Administrative Agent, and, in the case of each of the Lenders, as set forth in such Lender’s Administrative Details Form, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

The Company and the other Credit Parties:	GateHouse Media, Inc.
300 Willowbrook
Suite 350
Fairport, New York 14450

Attention: Mark Thompson, Chief Financial Officer
Telecopier: (847) 272-6244
Telephone: (630) 368-8923

With a copy to Polly Sack, General Counsel
Telecopier: (847) 272-6244

The Administrative Agent:	Wachovia Bank, National Association, as Administrative Agent
Charlotte Plaza
201 South College Street, CP8
Charlotte, North Carolina 28288-0680
Attention: Syndication Agency Services
Telecopier: (704) 383-0288
Telephone: (704) 374-2698

with a copy to:

Wachovia Bank, National Association
One Wachovia Center, NC 5562
Charlotte, North Carolina 28288-0735

Attention: John Brady
Telecopier: (704) 383-1625
Telephone: (704) 715-1795

provided, that notices given by the Company pursuant to Section 2.1 or Section 2.10 hereof shall be effective only upon receipt thereof by the Administrative Agent.

(b) Notices and other communications to the Lenders or the Administrative Agent hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Section 9.3 No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 9.4 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Credit Agreement and the Notes and the making of the Loans; provided that all such representations and warranties shall terminate on the date upon which the Commitments have been terminated and all amounts owing hereunder and under any Notes have been paid in full.

Section 9.5 Payment of Expenses and Taxes.

The Credit Parties agree (a) to pay or reimburse the Administrative Agent and the Arrangers for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation, printing and execution of, and any amendment, supplement or modification to, this Credit Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, together with the reasonable fees and disbursements of counsel to the Administrative Agent and the Arrangers, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Credit Agreement and the other Credit Documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and to the Lenders (including reasonable allocated costs of in-house legal counsel), (c) on demand, to pay, indemnify, and hold each Lender, the Administrative Agent and the Arrangers harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Credit Documents and any such other documents, (d) to pay, indemnify, and hold each Lender, the Administrative Agent, the Arrangers and their Affiliates and their respective officers, directors, employees, partners, members, counsel, agents, representatives, trustees, advisors and affiliates (collectively called the “Indemnitees”) harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of the Credit Documents and any such other documents and the use, or proposed use, of proceeds of the Loans and (e) to pay any civil penalty or fine assessed by the U.S. Department of the Treasury’s Office of Foreign Assets Control against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by the Administrative Agent or any Lender as a result of the funding of Loans, the issuance of Letters of Credit, the acceptance of payments or of Collateral due under the Credit Documents (all of the foregoing, collectively, the “Indemnified Liabilities”); provided, however, that the Credit Parties shall not have any obligation hereunder to an Indemnitee with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction pursuant to a final non-appealable judgment. The agreements in this Section 9.5 shall survive repayment of the Loans, Notes and all other amounts hereunder.

Section 9.6 Successors and Assigns; Participations.

(a) This Credit Agreement shall be binding upon and inure to the benefit of the Credit Parties, the Lenders, the Administrative Agent, all future holders of the Notes and their respective successors and assigns, except that the Credit Parties may not assign or transfer any of their rights or obligations under this Credit Agreement or the other Credit Documents without the prior written consent of each Lender.

(b) Any Lender may, in the ordinary course and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender, or any other interest of such Lender hereunder. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Credit Agreement to the other parties to this Credit Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Credit Agreement, and the Company and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. No Lender shall transfer or grant any participation under which the Participant shall have rights to approve any amendment to or waiver of this Credit Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the scheduled maturity of any Loan or Note or any installment thereon in which such Participant is participating, or reduce the stated rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of interest at the increased post-default rate set forth in Section 2.10 which shall be determined by a vote of the Required Lenders) or reduce the principal amount thereof, or increase the amount of the Participant’s participation over the amount thereof then in effect; provided that, it is understood and agreed that (A) no waiver, reduction or deferral of a mandatory prepayment required pursuant to Section 2.8(b), nor any amendment of Section 2.8(b) or the definitions of Asset Disposition, Debt Issuance, Equity Issuance, Excess Cash Flow, or Recovery Event, shall constitute a reduction of the amount of, or an extension of the scheduled date of, the scheduled date of maturity of, or any installment of, any Loan or Note, (B) a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and (C) an increase in any Commitment or Loan shall be permitted without consent of any participant if the Participant’s participation is not increased as a result thereof, (ii) release all or substantially all of the Credit Parties from their obligations under the Guaranty, (iii) release all or substantially all of the Collateral, or (iv) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Credit Agreement. In the case of any such participation, the Participant shall not have any rights under this Credit Agreement or any of the other Credit Documents (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation; provided that each Participant shall be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 9.5 with respect to its participation in the Commitments and the Loans outstanding from time to time; provided further, that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c) Any Lender may, in accordance with applicable law, at any time, sell or assign to any Eligible Assignee, all or any part of its rights and obligations under this Credit Agreement and the Notes in minimum amounts of (i) $2,000,000 with respect to its Revolving Commitment and its Revolving Loans (or, if less, the entire amount of such Lender’s Revolving Commitment and Revolving Loans) and (ii) $1,000,000 with respect to its Term Loans (or, if less, the entire amount of such Lender’s Term Loans), pursuant to an Assignment Agreement, executed by such Eligible Assignee and such transferor Lender and consented to by the Administrative Agent, the Issuing Lender (with respect to Revolving Commitments and Revolving Loans) and the Company (in each case, such consents not to be unreasonably withheld or delayed), and delivered to the Administrative Agent for its acceptance and recording in the Register; provided, however, that any sale or assignment (A) to an existing Lender, or Affiliate or Approved Fund thereof shall not require the consent of the Company or the Administrative Agent and (B) at any time when an Event of Default has occurred and is continuing, shall not require the consent of the Company nor shall any such sale or assignment be subject to the minimum assignment amounts specified herein. Upon such execution, delivery, acceptance and recording, from and after the Transfer Effective Date specified in such Assignment Agreement, (1) the Eligible Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment Agreement, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (2) the transferor Lender thereunder shall, to the extent provided in such Assignment Agreement, be released from its obligations under this Credit Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of a transferor Lender’s rights and obligations under this Credit Agreement, such transferor Lender shall cease to be a party hereto; provided, however, that such Lender shall continue to be entitled to any indemnification rights that expressly survive hereunder). Such Assignment Agreement shall be deemed to amend this Credit Agreement to the extent, and only to the extent, necessary to reflect the addition of such Eligible Assignee and the resulting adjustment of Commitment Percentages arising from the purchase by such Eligible Assignee of all or a portion of the rights and obligations of such transferor Lender under this Credit Agreement and the Notes. On or prior to the Transfer Effective Date specified in such Assignment Agreement, the Borrowers, at their own expense, shall execute and deliver to the Administrative Agent in exchange for the Notes delivered to the Administrative Agent pursuant to such Assignment Agreement new Notes to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment Agreement and, unless the transferor Lender has not retained a Commitment hereunder, new Notes to the order of the transferor Lender in an amount equal to the Commitment retained by it hereunder. Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Notes replaced thereby. Notwithstanding anything to the contrary contained in this Section 9.6, a Lender may assign any or all of its rights under this Credit Agreement to an Affiliate or a Approved Fund of such Lender without delivering an Assignment Agreement to the Administrative Agent; provided, however, that (x) the Credit Parties and the Administrative Agent may continue to deal solely and directly with such assigning Lender until an Assignment Agreement has been delivered to the Administrative Agent for recordation on the Register, (y) the failure of such assigning lender to deliver an Assignment Agreement to the Administrative Agent shall not affect the legality, validity or binding effect of such assignment and (z) an Assignment Agreement between the assigning Lender an Affiliate or Approved Fund of such Lender shall be effective as of the date specified in such Assignment Agreement.

(d) The Administrative Agent shall maintain at its address referred to in Section 9.2 a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. A Loan (and the related Note) recorded on the Register may be assigned or sold in whole or in part upon registration of such assignment or sale on the Register. The entries in the Register shall be conclusive, in the absence of manifest error, and the Company, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Credit Agreement. The Register shall be available for inspection by the Company or any Lender at any reasonable time and from time to time upon reasonable prior notice. In the case of an assignment pursuant to the last sentence of Section 9.6(c) as to which an Assignment Agreement is not delivered to the Administrative Agent, the assigning Lender shall, acting solely for this purpose as a non-fiduciary agent of the Credit Parties, maintain a comparable register on behalf of the Credit Parties. In the event that any Lender sells participations in a Loan recorded on the Register, such Lender shall maintain a register on which it enters the name of all participants in such Loans held by it (the “Participant Register”). A Loan recorded on the Register (and the registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered Note shall expressly so provide). Any participation of such Loan recorded on the Register (and the registered Note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

(e) Upon its receipt of a duly executed Assignment Agreement, together with payment to the Administrative Agent by the transferor Lender or the Eligible Assignee, as agreed between them, of a registration and processing fee of $3,500 for each Eligible Assignee (other than a Eligible Assignee that is an Affiliate or Approved Fund of the transferor Lender) listed in such Assignment Agreement and the Notes subject to such Assignment Agreement, the Administrative Agent shall (i) accept such Assignment Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice of such acceptance and recordation to the Lenders and the Company.

(f) The Credit Parties authorize each Lender to disclose to any Participant or Eligible Assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Credit Parties and any of their Subsidiaries which has been delivered to such Lender by or on behalf of the Credit Parties pursuant to this Credit Agreement or which has been delivered to such Lender by or on behalf of the Credit Parties in connection with such Lender’s credit evaluation of the Credit Parties and their Affiliates prior to becoming a party to this Credit Agreement, in each case subject to Section 9.15.

(g) At the time of each assignment pursuant to this Section 9.6 to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall provide to the Company and the Administrative Agent the appropriate Internal Revenue Service forms or any similar non U.S. forms (and, if applicable, a Tax Exempt Certificate) described in Section 2.18.

(h) Nothing herein shall prohibit any Lender from pledging or assigning any of its rights under this Credit Agreement (including, without limitation, any right to payment of principal and interest under any Note) to secure obligations of such Lender, including without limitation, (i) any pledge or assignment to secure obligations to a Federal Reserve Bank and (ii) in the case of any Lender that is a fund or trust or entity that invests in commercial bank loans in the ordinary course, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender including to any trustee for, or any other representative of, such holders; it being understood that the requirements for assignments set forth in this Section 9.6 shall not apply to any such pledge or assignment of a security interest, except with respect to any foreclosure or similar action taken by such pledgee or assignee with respect to such pledge or assignment; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto and no such pledgee or assignee shall have any voting rights under this Credit Agreement unless and until the requirements for assignments set forth in this Section 9.6 are complied with in connection with any foreclosure or similar action taken by such pledgee or assignee.

Section 9.7 Adjustments; Set-off.

(a) Each Lender agrees that if any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to a Bankruptcy Event or otherwise) in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Credit Parties agree that each Lender so purchasing a portion of another Lender’s Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(b) In addition to any rights and remedies of the Lenders provided by law (including, without limitation, other rights of set-off), each Lender shall have the right, without prior notice to the applicable Credit Party, any such notice being expressly waived by the Credit Parties to the extent permitted by applicable law, upon the occurrence and during the continuation of any Event of Default, to setoff and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held by or owing to such Lender or any branch or agency thereof to or for the credit or the account of the Borrowers or any other Credit Party, or any part thereof in such amounts as such Lender may elect, against and on account of the Loans and other Credit Party Obligations of the Borrowers and the other Credit Parties to the Administrative Agent and the Lenders and claims of every nature and description of the Administrative Agent and the Lenders against the Borrowers and the other Credit Parties, in any currency, whether arising hereunder, under any other Credit Document or any Secured Hedging Agreement pursuant to the terms of this Credit Agreement, as such Lender may elect, whether or not the Administrative Agent or the Lenders have made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The aforesaid right of set-off may be exercised by such Lender against the Borrowers, any other Credit Party or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of the Borrowers or any other Credit Party, or against anyone else claiming through or against the Borrowers, any other Credit Party or any such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the occurrence of any Event of Default. Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 9.8 Table of Contents and Section Headings.

The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Credit Agreement.

Section 9.9 Counterparts.

This Credit Agreement may be executed by one or more of the parties to this Credit Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Credit Agreement signed by all the parties shall be lodged with the Company and the Administrative Agent.

Section 9.10 Effectiveness.

This Credit Agreement shall become effective on the date on which all of the parties have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent pursuant to Section 9.2 or, in the case of the Lenders, shall have given to the Administrative Agent written, telecopied or telex notice (actually received) at such office that the same has been signed and mailed to it.

Section 9.11 Severability.

Any provision of this Credit Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.12 Integration.

This Credit Agreement and the other Credit Documents represent the agreement of the Borrowers, the other Credit Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Borrowers, the other Credit Parties, or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or therein.

Section 9.13 Governing Law.

This Credit Agreement and, unless otherwise specified therein, each other Credit Document and the rights and obligations of the parties under this Credit Agreement and such other Credit Document shall be governed by, and construed and interpreted in accordance with, the law of the State of New York without regard to conflict of laws principles thereof (other than Sections 5-1401 and 5-1402 of The New York General Obligations Law).

Section 9.14 Consent to Jurisdiction and Service of Process.

All judicial proceedings brought against the Borrowers and/or any other Credit Party with respect to this Credit Agreement, any Note or any of the other Credit Documents may be brought in any state or federal court of competent jurisdiction in the State of New York, and, by execution and delivery of this Credit Agreement, the Borrowers and each of the other Credit Parties accepts, for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Credit Agreement from which no appeal has been taken or is available. The Borrowers and each of the other Credit Parties irrevocably agree that all service of process in any such proceedings in any such court may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto, such service being hereby acknowledged by the Borrowers and the other Credit Parties to be effective and binding service in every respect. The Borrowers, the other Credit Parties, the Administrative Agent and the Lenders irrevocably waive any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have to the bringing of any such action or proceeding in any such jurisdiction. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of any Lender to bring proceedings against the Borrowers or the other Credit Parties in the court of any other jurisdiction.

Section 9.15 Confidentiality.

The Administrative Agent and each of the Lenders agrees that it will not disclose without the prior consent of the Company any information (the “Information”) with respect to the Credit Parties and their Subsidiaries which is furnished pursuant to this Credit Agreement, any other Credit Document or any documents contemplated by or referred to herein or therein and which is designated by the Company to the Lenders in writing as confidential or as to which it is otherwise reasonably clear such information is not public, except that any Lender may disclose any such Information (a) to its employees, affiliates, auditors or counsel or to another Lender (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) as has become generally available to the public other than by a breach of this Section 9.15, (c) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or the Office of the Comptroller of the Currency or the National Association of Insurance Commissioners or similar organizations (whether in the United States or elsewhere) or their successors, (d) as may be required or appropriate in response to any summons or subpoena or any law, order, regulation or ruling applicable to such Lender, (e) to (i) any prospective Participant or Eligible Assignee in connection with any contemplated transfer pursuant to Section 9.6 or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Credit Parties, provided that such prospective transferee shall have been made aware of this Section 9.15 and shall have agreed to be bound by its provisions as if it were a party to this Credit Agreement, (f) to Gold Sheets and other similar bank trade publications; such information to consist of deal terms and other information regarding the credit facilities evidenced by this Credit Agreement customarily found in such publications, (g) in connection with any suit, action or proceeding for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies or interests under or in connection with the Credit Documents or any Secured Hedging Agreement, (h) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.15), (i) any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (j) to a Person that is an investor or prospective investor in a Securitization (as defined below) that agrees that its access to information regarding the Credit Parties and the Loans is solely for purposes of evaluating an investment in such Securitization; provided that such Person shall have been made aware of this Section 9.15 and shall have agreed to be bound by its provisions as if it were a party to this Credit Agreement, or (k) to a Person that is a trustee, collateral manager, servicer, noteholder or secured party in a Securitization in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization; provided that such Person shall have been made aware of this Section 9.15 and shall have agreed to be bound by its provisions as if it were a party to this Credit Agreement. For purposes of this Section “Securitization” shall mean a public or private offering by a Lender or any of its affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized in whole or in part by, the Loans.

Section 9.16 Acknowledgments.

The Borrowers and the other Credit Parties each hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of each Credit Document;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrowers or any other Credit Party arising out of or in connection with this Credit Agreement and the relationship between the Administrative Agent and the Lenders, on one hand, and the Borrowers and the other Credit Parties, on the other hand, in connection herewith is solely that of debtor and creditor; and

(c) no joint venture exists among the Lenders or among the Borrowers or the other Credit Parties and the Lenders.

Section 9.17 Waivers of Jury Trial; Waiver of Consequential Damages.

THE BORROWERS, THE OTHER CREDIT PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN. Each of the Borrowers, the other Credit Parties, the Administrative Agent and the Lenders agree not to assert any claim against any other party to this Credit Agreement or any their respective directors, officers, employees, attorneys, Affiliates or agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to any of the transactions contemplated herein.

Section 9.18 Patriot Act Notice.

Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Credit Parties that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of the Credit Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Credit Parties in accordance with the Patriot Act.

Section 9.19 Joint and Several Liability of Borrowers; Company as Agent.

(a) Each of the Borrowers is accepting joint and several liability for the Loans made to the Borrowers, the Letters of Credit issued to the Borrowers hereunder and all other Credit Party Obligations of the Borrowers under the Credit Documents (the “Joint and Several Liabilities”) in consideration of the financial accommodation to be provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the Joint and Several Liabilities.

(b) Each of the Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers with respect to the payment and performance of all of the Joint and Several Liabilities, it being the intention of the parties hereto that all of the Joint and Several Liabilities shall be the joint and several obligations of each of the Borrowers without preferences or distinction between them.

(c) Notwithstanding the terms of this Section 9.19 or any other term in the Credit Documents to the contrary, the Borrowers listed on Schedule 9.19 shall not be jointly and severally liable for the Joint and Several Liabilities, but instead shall alone be liable for the Credit Party Obligations of such Borrower, and shall guarantee the Credit Party Obligations of the other Borrowers and the Guarantors pursuant to the Guaranty.

(d) The Borrowers hereby irrevocably appoint and authorize the Company (i) to provide the Administrative Agent with all notices with respect to Extensions of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action on behalf of the Borrowers as it deems appropriate to obtain Extensions of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.

ARTICLE X

GUARANTY

Section 10.1 The Guaranty.

In order to induce the Lenders to enter into this Credit Agreement and any Hedging Agreement Provider to enter into any Secured Hedging Agreement and to extend credit hereunder and thereunder and in recognition of the direct benefits to be received by the Credit Parties from the Extensions of Credit hereunder and any Secured Hedging Agreement, each of the Credit Parties hereby agrees with the Administrative Agent, the Lenders and the Hedging Agreement Providers as follows: each Credit Party hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all Credit Party Obligations. If any or all of the indebtedness becomes due and payable hereunder or under any Secured Hedging Agreement, each Credit Party unconditionally promises to pay such indebtedness to the Administrative Agent, the Lenders, the Hedging Agreement Providers, or their respective order, or demand, together with any and all reasonable expenses which may be incurred by the Administrative Agent or the Lenders in collecting any of the Credit Party Obligations. The Guaranty set forth in this Article X is a guaranty of timely payment and not of collection.

Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the obligations of a Credit Party shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each such Credit Party hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

Section 10.2 Bankruptcy.

Additionally, each of the Credit Parties unconditionally and irrevocably guarantees jointly and severally the payment of any and all Credit Party Obligations of the Borrowers to the Lenders and any Hedging Agreement Provider whether or not due or payable by the Borrowers upon the occurrence of any of the events specified in Section 7.1(e), and unconditionally promises to pay such Credit Party Obligations to the Administrative Agent for the account of the Lenders and to any such Hedging Agreement Provider, or order, on demand, in lawful money of the United States. Each of the Credit Parties further agrees that to the extent that a Credit Party shall make a payment or a transfer of an interest in any property to the Administrative Agent, any Lender or any Hedging Agreement Provider, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to a Credit Party, the estate of a Credit Party, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

Section 10.3 Nature of Liability.

The liability of each Credit Party hereunder is exclusive and independent of any security for or other guaranty of the Credit Party Obligations of the Borrowers whether executed by any such Credit Party, any other guarantor or by any other party, and no Credit Party’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by the Borrowers or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Credit Party Obligations of the Borrowers, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrowers, or (e) any payment made to the Administrative Agent, the Lenders or any Hedging Agreement Provider on the Credit Party Obligations which the Administrative Agent, such Lenders or such Hedging Agreement Provider repay the Borrowers pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Credit Parties waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

Section 10.4 Independent Obligation.

The obligations of each Credit Party hereunder are independent of the obligations of any other Credit Party, and a separate action or actions may be brought and prosecuted against each Credit Party whether or not action is brought against any other Credit Party and whether or not any other Credit Party is joined in any such action or actions.

Section 10.5 Authorization.

Each of the Credit Parties authorizes the Administrative Agent, each Lender and each Hedging Agreement Provider without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Credit Party Obligations or any part thereof in accordance with this Credit Agreement and any Secured Hedging Agreement, as applicable, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any Credit Party or any other party for the payment of this Guaranty or the Credit Party Obligations and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their discretion may determine and (d) release or substitute any one or more endorsers, Credit Parties or other obligors.

Section 10.6 Reliance.

It is not necessary for the Administrative Agent, the Lenders or any Hedging Agreement Provider to inquire into the capacity or powers of the Borrowers or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Credit Party Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

Section 10.7 Waiver.

(a) Each of the Credit Parties waives any right (except as shall be required by applicable statute and cannot be waived) to require the Administrative Agent, any Lender or any Hedging Agreement Provider to (i) proceed against the Borrowers, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrowers, any other guarantor or any other party, or (iii) pursue any other remedy in the Administrative Agent’s, any Lender’s or any Hedging Agreement Provider’s power whatsoever. Each of the Credit Parties waives any defense based on or arising out of any defense of the Borrowers, any other guarantor or any other party other than payment in full of the Credit Party Obligations (other than contingent indemnity obligations), including without limitation any defense based on or arising out of the disability of the Borrowers, any other guarantor or any other party, or the unenforceability of the Credit Party Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrowers other than payment in full of the Credit Party Obligations. The Administrative Agent may, at its election, foreclose on any security held by the Administrative Agent by one or more judicial or nonjudicial sales (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent or any Lender may have against the Borrowers or any other party, or any security, without affecting or impairing in any way the liability of any Credit Party hereunder except to the extent the Credit Party Obligations have been paid in full and the Commitments have been terminated. Each of the Credit Parties waives any defense arising out of any such election by the Administrative Agent or any of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against the Borrowers or any other party or any security.

(b) Each of the Credit Parties waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Credit Party Obligations. Each Credit Party assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Credit Party Obligations and the nature, scope and extent of the risks which such Credit Party assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender shall have any duty to advise such Credit Party of information known to it regarding such circumstances or risks.

(c) Each of the Credit Parties hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the U.S. Bankruptcy Code, or otherwise) to the claims of the Lenders or any Hedging Agreement Provider against the Borrowers or any other guarantor of the Credit Party Obligations of the Borrowers owing to the Lenders or such Hedging Agreement Provider (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty until such time as the Credit Party Obligations shall have been paid in full and the Commitments have been terminated. Each of the Credit Parties hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent, the Lenders or any Hedging Agreement Provider now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Credit Party Obligations of the Borrowers and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Lenders and/or the Hedging Agreement Providers to secure payment of the Credit Party Obligations of the Borrowers until such time as the Credit Party Obligations (other than contingent indemnity obligations) shall have been paid in full and the Commitments have been terminated.

Section 10.8 Limitation on Enforcement.

The Lenders and the Hedging Agreement Providers agree that this Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders or such Hedging Agreement Provider (only with respect to obligations under the applicable Secured Hedging Agreement) and that no Lender or Hedging Agreement Provider shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lenders under the terms of this Credit Agreement and for the benefit of any Hedging Agreement Provider under any Secured Hedging Agreement. The Lenders and the Hedging Agreement Providers further agree that this Guaranty may not be enforced against any director, officer, employee or stockholder of the Credit Parties.

Section 10.9 Confirmation of Payment.

The Administrative Agent and the Lenders will, upon request after payment of the Credit Party Obligations which are the subject of this Guaranty and termination of the Commitments relating thereto, confirm to the Credit Parties or any other Person that such indebtedness and obligations have been paid and the Commitments relating thereto terminated, subject to the provisions of Section 10.2.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written.

COMPANY:	GATEHOUSE MEDIA OPERATING, INC.,
a Delaware corporation

	By:	/s/ Michael E. Reed
	Name:	Michael E. Reed
	Title:	Chief Executive Officer and President

SUBSIDIARY BORROWERS:	GATEHOUSE MEDIA MASSACHUSETTS I, INC., a Delaware corporation
HPM MERGER SUB, INC., a Delaware corporation
(to be known following the Closing Date as GateHouse
Media Massachusetts II, Inc.)
ENM MERGER SUB, INC., a Massachusetts
corporation
(to be known following the Closing Date as GateHouse
Media Massachusetts III, Inc.)
ENHE ACQUISITION, LLC , a Delaware limited liability company

	By:	/s/ Michael E. Reed
	Name:	Michael E. Reed
	Title:	Chief Executive Officer and President

HOLDCO:	GATEHOUSE MEDIA HOLDCO, INC.,
a Delaware corporation

	By:	/s/ Michael E. Reed
	Name:	Michael E. Reed
	Title:	Chief Executive Officer and President

GUARANTORS:	LIBERTY GROUP ARIZONA HOLDINGS, INC.,
a Delaware corporation
LIBERTY GROUP ARKANSAS HOLDINGS, INC., a Delaware corporation
LIBERTY GROUP CALIFORNIA HOLDINGS, INC., a Delaware corporation
LIBERTY GROUP COLORADO HOLDINGS, INC., a Delaware corporation

CREDIT AGREEMENT

LIBERTY GROUP CORNING HOLDINGS, INC., a Nevada corporation
LIBERTY GROUP FREEPORT HOLDINGS, INC., a Delaware corporation
LIBERTY GROUP ILLINOIS HOLDINGS, INC., a Delaware corporation
LIBERTY GROUP IOWA HOLDINGS, INC., a Delaware corporation
LIBERTY GROUP KANSAS HOLDINGS, INC., a Delaware corporation
LIBERTY GROUP LANSING PRINTING, INC., a Delaware corporation
LIBERTY GROUP LOUISIANA HOLDINGS, INC., a Delaware corporation
LIBERTY GROUP MANAGEMENT SERVICES, INC., a Delaware corporation
LIBERTY GROUP MICHIGAN HOLDINGS, INC., a Delaware corporation
LIBERTY GROUP MINNESOTA HOLDINGS, INC., a Delaware corporation
LIBERTY GROUP MISSOURI HOLDINGS, INC., a Delaware corporation
LIBERTY GROUP NEBRASKA HOLDINGS, INC., a Delaware corporation
LIBERTY GROUP NEVADA HOLDINGS, INC., a Delaware corporation
LIBERTY GROUP NEW YORK HOLDINGS, INC., a Delaware corporation
LIBERTY GROUP NORTH DAKOTA HOLDINGS, INC., a Delaware corporation
LIBERTY GROUP PENNSYLVANIA HOLDINGS, INC., a Delaware corporation
LIBERTY GROUP SUBURBAN NEWSPAPERS, INC., a Delaware corporation
MINERAL DAILY NEWS TRIBUNE, INC., a West Virginia corporation
NEWS LEADER, INC., a Louisiana corporation
TERRY NEWSPAPERS, INC., an Iowa corporation

By:	/s/ Michael E. Reed
Name:	Michael E. Reed
Title:	Chief Executive Officer and President

CREDIT AGREEMENT

ENTERPRISE NEWSMEDIA HOLDING, LLC, a Delaware limited liability company

/s/ Michael E. Reed
	Name:	Michael E. Reed
	Title:	Chief Executive Officer and President

ENTERPRISE NEWSMEDIA, LLC, a Delaware limited liability company
LRT FOUR HUNDRED, LLC, a Delaware limited liability company
GEORGE W. PRESCOTT PUBLISHING COMPANY, LLC, a Delaware limited liability company
THE MEMORIAL PRESS, LLC, a delaware limited liability company
LOW REALTY, LLC, a Delaware limited liability company
ENTERPRISE PUBLISHING COMPANY, LLC,
a Delaware limited liability company

	By:	ENM, Inc, its Member

	By:	/s/ Michael E. Reed
	Name:	Michael E. Reed
	Title:	Chief Executive Officer and President

LIBERTY SMC, L.L.C., a Delaware limited liability company

/s/ Michael E. Reed
	Name:	Michael E. Reed
	Title:	Chief Executive Officer and President

ADMINISTRATIVE AGENT:	WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent on behalf of the Lenders

	By:	/s/ Stephen R.B. Rixham
	Name:	Stephen R.B. Rixham
	Title:	Director

CREDIT AGREEMENT